Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of

Kinder Morgan G.P., Inc.

In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of Kinder Morgan G.P., Inc. (the General Partner) and its subsidiaries at December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the General Partner’s management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated balance sheet, the General Partner changed its method of accounting for its equity investment in Kinder Morgan Energy Partners, L.P. effective January 1, 2006.

Houston, Texas

March 21, 2007

Kinder Morgan G.P., Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

December 31, 2006
(In millions)
ASSETS:
Current Assets:
Cash and Cash Equivalents	$14.0
Accounts, Notes and Interest Receivable, Net
Trade	840.8
Related Parties	27.9
Inventories	42.6
Gas Imbalances	19.5
Prepayments and Other	109.1
1,053.9

Notes Receivable – Related Parties	89.7

Investments	425.6

Goodwill	1,669.4

Property, Plant and Equipment, Net	9,445.5

Deferred Charges and Other Assets	419.6

Total Assets	$13,103.7

Kinder Morgan G.P., Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET (continued)

December 31, 2006
(In millions)
LIABILITIES AND STOCKHOLDER’S EQUITY:
Current Liabilities:
Current Maturities of Long-term Debt	$260.9
Notes Payable	1,098.2
Cash Book Overdrafts	46.2
Accounts Payable	759.5
Accrued Interest	82.4
Accrued Taxes	37.0
Gas Imbalances	15.9
Other	604.2
2,904.3

Other Liabilities and Deferred Credits:
Deferred Income Taxes	585.3
Other	786.0
1,371.3

Long-term Debt:
Outstanding Notes and Debentures	4,384.3
Value of Interest Rate Swaps	42.6
4,426.9

Minority Interests in Equity of Subsidiaries	3,641.9
Leases and Commitments (Note 13)

Stockholder’s Equity:
Common Stock, $10 Par Value, Authorized, Issued and Outstanding 1,000,000 Shares	10.0
Additional Paid-in Capital	763.9
Accumulated Earnings (Note 10)	-
Accumulated Other Comprehensive Loss	(14.6)
Total Stockholder’s Equity	759.3
Total Liabilities and Stockholder’s Equity	$13,103.7

The accompanying notes are an integral part of this financial statement.

Kinder Morgan G.P., Inc. and Subsidiaries

NOTES TO CONSOLIDATED BALANCE SHEET

1.  Organization

In this report, unless the context requires otherwise, references to “we,” “us” or “our” are intended to mean Kinder Morgan G.P., Inc. (the “General Partner”) and its consolidated subsidiaries. Effective February 14, 1997, Kinder Morgan (Delaware), Inc. acquired all of the issued and outstanding stock of Enron Liquids Pipeline Company, and Enron Liquids Pipeline Company was renamed Kinder Morgan G.P., Inc. On October 7, 1999, Kinder Morgan (Delaware), Inc. was acquired by K N Energy, Inc., a Kansas corporation and an integrated energy services provider, which was renamed Kinder Morgan, Inc. and trades under the New York Stock Exchange symbol “KMI.” Kinder Morgan (Delaware), Inc. remains our sole stockholder.

Apart from our investment in i-units as discussed following, as of December 31, 2006, we owned an interest in Kinder Morgan Energy Partners, L.P., a publicly traded pipeline master limited partnership, referred to in these Notes as Kinder Morgan Energy Partners, consisting of (i) a 1% general partner interest; (ii) a 1.0101% general partner interest in each of Kinder Morgan Energy Partners’ five operating limited partnerships and (iii) an approximate 1% limited partner interest, represented by the ownership of 1,724,000 common units of Kinder Morgan Energy Partners. Due to our implementation of Emerging Issues Task Force (“EITF”) No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (see Note 2), we are including Kinder Morgan Energy Partners and its consolidated subsidiaries in the accompanying Consolidated Balance Sheet effective January 1, 2006. This means that the accounts, balances and results of operations of Kinder Morgan Energy Partners and its consolidated subsidiaries are now presented on a consolidated basis with ours and those of our other consolidated subsidiaries for financial reporting purposes, instead of equity method accounting as previously reported.

On February 14, 2001, Kinder Morgan Management, LLC, a limited liability company, was formed as a direct subsidiary of Kinder Morgan G.P., Inc. under the Delaware Limited Liability Company Act. The General Partner owns the only two Kinder Morgan Management voting shares and is its sole managing member. On May 17, 2001, Kinder Morgan Management issued 2,975,000 of its shares representing limited liability company interests to Kinder Morgan, Inc. and on May 18, 2001, it issued 26,775,000 of its shares representing limited liability company interests with limited voting rights to the public in an initial public offering. Kinder Morgan Management used substantially all of the net proceeds from this offering to purchase i-units from Kinder Morgan Energy Partners. The equity interests in Kinder Morgan Management (our consolidated subsidiary – see “Basis of Presentation” in Note 2) purchased by Kinder Morgan, Inc. and the public created a minority interest on our Consolidated Balance Sheet of $991.9 million at the time of the transaction. The i-units are a separate class of limited partner interests in Kinder Morgan Energy Partners and are issued only to Kinder Morgan Management. The i-units are similar to Kinder Morgan Energy Partners’ common units, except that quarterly distributions are paid in additional i-units rather than in cash. Kinder Morgan Management trades on the New York Stock Exchange under the symbol “KMR.” Subsequent to the initial public offering by Kinder Morgan Management of its shares, Kinder Morgan Management has made additional sales of its shares, both through public and private offerings. At December 31, 2006, Kinder Morgan, Inc. owned approximately 10.3 million or 16.5% of Kinder Morgan Management’s outstanding shares.

Upon purchasing i-units from Kinder Morgan Energy Partners, Kinder Morgan Management became a limited partner in Kinder Morgan Energy Partners and, pursuant to a delegation of control agreement between Kinder Morgan Management and the General Partner, manages and controls Kinder Morgan Energy Partners’ business and affairs, and the business and affairs of Kinder Morgan Energy Partners’ operating limited partnerships and subsidiaries. Under the delegation of control agreement, the General Partner delegated to Kinder Morgan Management, to the fullest extent permitted under Delaware law and Kinder Morgan Energy Partners’ partnership agreement, all of its power and authority to manage and control Kinder Morgan Energy Partners’ business and affairs, except that Kinder Morgan Management cannot take certain specified actions without the approval of the General Partner. In accordance with its limited liability company agreement, Kinder Morgan Management’s activities will be restricted to being a limited partner in, and managing and controlling the business and affairs of, Kinder Morgan Energy Partners, including its operating partnerships and its subsidiaries.

2.  Summary of Significant Accounting Policies

Basis of Presentation

The accompanying Consolidated Balance Sheet includes the accounts of Kinder Morgan, G.P., Inc. and our majority-owned and controlled subsidiaries, as well as those of Kinder Morgan Energy Partners. Except for Kinder Morgan Energy Partners and Kinder Morgan Management, investments in 50% or less owned operations are accounted for under the equity method. These investments reported under the equity method include jointly owned operations in which we have the ability to exercise significant influence over their operating and financial policies, as was our investment in Kinder Morgan Energy Partners prior to January 1, 2006.

Under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 94, Consolidation of All Majority-Owned Subsidiaries, majority-owned subsidiaries – companies in which a parent has a controlling financial interest through direct or indirect ownership of a majority voting interest – are consolidated. Through its ownership of Kinder Morgan Management’s only two voting securities, the General Partner owns a majority voting interest in Kinder Morgan Management and, accordingly, the accounts of Kinder Morgan Management and its subsidiary, Kinder Morgan Services LLC, have been included in the accompanying Consolidated Balance Sheet. In addition, we wholly own KMGP Services Company, Inc. All material intercompany transactions and balances have been eliminated.

Due to our implementation of EITF No. 04-5, we are including Kinder Morgan Energy Partners and its consolidated subsidiaries as consolidated subsidiaries in the accompanying Consolidated Balance Sheet effective January 1, 2006. We have prospectively applied EITF No. 04-5 using Transition Method A. The adoption of this new pronouncement has no impact on our consolidated stockholder’s equity.

Kinder Morgan Services LLC provides centralized payroll and employee benefits services to us, Kinder Morgan Energy Partners, and Kinder Morgan Energy Partners’ operating partnerships and subsidiaries (collectively, the “Group”). Employees of KMGP Services Company, Inc. are assigned to work for one or more members of the Group. The direct costs of these employee services are charged, without profit or margin, to the members of the Group. Kinder Morgan Energy Partners and its operating partnerships and subsidiaries reimburse us for their allocated share of these costs. The administrative support necessary to implement these payroll and benefits services is provided by the human resources department of Kinder Morgan, Inc. and the related administrative costs are allocated to members of the Group in accordance with expense allocation procedures. Employee benefit plans that provide retirement benefits and health care coverage to these employees are provided and administered by Kinder Morgan, Inc. Under several plans, Kinder Morgan, Inc. has granted options to acquire its common stock, which vest over periods up to 5 years, to its and our employees. At December 31, 2006, approximately 2.6 million of such options were outstanding (of which approximately 2.3 million were exercisable) at exercise prices ranging from $23.8125 to $61.40 per share, with a weighted-average exercise price of $46.02 per share.

Our consolidated Balance Sheet was prepared in accordance with accounting principles generally accepted in the United States. We believe, however, that certain accounting policies are of more significance in our financial statement preparation process than others. Also, certain amounts included in or affecting our Balance Sheet and related disclosures must be estimated, requiring us to make certain assumptions with respect to values or conditions which cannot be known with certainty at the time the Balance Sheet is prepared. These estimates and assumptions affect the amounts we report for assets and liabilities and our disclosure of contingent assets and liabilities at the date of our Balance Sheet.

In preparing our Consolidated Balance Sheet and related disclosures, examples of certain areas that require more judgment relative to others include our use of estimates in determining:

•

the economic useful lives of our assets;

•

the fair values used to determine possible asset impairment charges;

•

reserves for environmental claims, legal fees, transportation rate cases and other litigation liabilities;

•

provisions for uncollectible accounts receivables;

•

volumetric receivable (assets) and payable (liabilities) valuations;

•

exposures under contractual indemnifications; and

•

various other recorded or disclosed amounts.

We evaluate these estimates on an ongoing basis, utilizing historical experience, consultation with experts and other methods we consider reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from our estimates. Any effects on our business or financial position resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

Cash Equivalents

We define cash equivalents as all highly liquid short-term investments with original maturities of three months or less.

Accounts Receivables

Our policy for determining an appropriate allowance for doubtful accounts varies according to the type of business being conducted and the customers being served. An allowance for doubtful accounts is charged to expense monthly, generally using a percentage of revenue or receivables, based on a historical analysis of uncollected amounts, adjusted as necessary for changed circumstances and customer-specific information. When specific receivables are determined to be uncollectible, the reserve and receivable are relieved. The following table shows the balance in the allowance for doubtful accounts and activity for the year ended December 31, 2006.

Valuation and Qualifying Accounts

Year Ended December 31, 2006
(in millions)
Allowance for Doubtful Accounts
Balance at beginning of Period	$-
Balances of Kinder Morgan Energy Partners as of January 1, 2006	6.5
Additions charged to costs and expenses	0.3
Additions charged to other accounts[1]	0.3
Deductions[2]	(0.3)
Balance at end of Period	$6.8

__________

1

Represents the allowance recognized when Kinder Morgan Energy Partners acquired Devco USA L.L.C. ($0.2) million and Transload Services, LLC ($0.1) million.

2

Deductions represent the write-off of receivables.

In addition, the balance of “Current Liabilities: Other” in the accompanying Consolidated Balance Sheet includes amounts related to customer prepayments of approximately $10.8 million as of December 31, 2006.

Inventories

Our inventories of products consist of natural gas liquids, refined petroleum products, natural gas, carbon dioxide and coal. We report these assets at the lower of weighted-average cost or market. We report materials and supplies at the lower of cost or market. The value of natural gas in our underground storage facilities under the weighted-average cost method was $8.4 million as of December 31, 2006. We also maintain gas in our underground storage facilities on behalf of certain third parties. We receive a fee from our storage service customers but do not reflect the value of their gas stored in our facilities in the accompanying Consolidated Balance Sheet.

Property, Plant and Equipment

We report property, plant and equipment at its acquisition cost. We expense costs for maintenance and repairs in the period incurred. The cost of property, plant and equipment sold or retired and the related depreciation are removed from our balance sheet in the period of sale or disposition. We charge the original cost of property sold or retired to accumulated depreciation and amortization, net of salvage and cost of removal. We do not include retirement gain or loss in income except in the case of significant retirements or sales. Gains and losses on minor system sales, excluding land, are recorded to the appropriate accumulated depreciation reserve. Gains and losses for operating systems sales and land sales are booked to income or expense accounts in accordance with regulatory accounting guidelines.

We compute depreciation using the straight-line method based on estimated economic lives. Generally, we apply composite depreciation rates to functional groups of property having similar economic characteristics. The rates range from 2.0% to 12.5%, excluding certain short-lived assets such as vehicles. Depreciation estimates are based on various factors, including age (in the case of acquired assets), manufacturing specifications, technological advances and historical data concerning useful lives of similar assets. Uncertainties that impact these estimates include changes in laws and regulations relating to restoration and abandonment requirements, economic conditions, and supply and demand in the area. When assets are put into service, we make estimates with respect to useful lives (and salvage values where appropriate) that we believe are reasonable. However, subsequent events could cause us to change our estimates, thus impacting the future calculation of depreciation and amortization expense. Historically, adjustments to useful lives have not had a material impact on our aggregate depreciation levels from year to year.

Our oil and gas producing activities are accounted for under the successful efforts method of accounting. Under this method costs that are incurred to acquire leasehold and subsequent development costs are capitalized. Costs that are associated with the drilling of successful exploration wells are capitalized if proved reserves are found. Costs associated with the drilling of exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of certain non-producing leasehold costs are expensed as incurred. The capitalized costs of our producing oil and gas properties are depreciated and depleted by the units-of-production method. Other miscellaneous property, plant and equipment are depreciated over the estimated useful lives of the asset.

A gain on the sale of property, plant and equipment used in our oil and gas producing activities is calculated as the difference between the cost of the asset disposed of, net of depreciation, and the sales proceeds received. A gain on an asset disposal is recognized in income in the period that the sale is closed. A loss on the sale of property, plant and equipment is calculated as the difference between the cost of the asset disposed of, net of depreciation, and the sales proceeds received or the market value if the asset is being held for sale. A loss is recognized when the asset is sold or when the net cost of an asset held for sale is greater than the market value of the asset.

In addition, we engage in enhanced recovery techniques in which carbon dioxide is injected into certain producing oil reservoirs. In some cases, the acquisition cost of the carbon dioxide associated with enhanced recovery is capitalized as part of our development costs when it is injected. The acquisition cost associated with pressure maintenance operations for reservoir management is expensed when it is injected. When carbon dioxide is recovered in conjunction with oil production, it is extracted and re-injected, and all of the associated costs are expensed as incurred. Proved developed reserves are used in computing units of production rates for drilling and development costs, and total proved reserves are used for depletion of leasehold costs. The units-of-production rate is determined by field.

We evaluate the impairment of our long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less the cost to sell. We review for the impairment of long-lived assets whenever events or changes in circumstances indicate that our carrying amount of an asset may not be recoverable. We would recognize an impairment loss when estimated future cash flows expected to result from our use of the asset and its eventual disposition are less than its carrying amount.

We evaluate our oil and gas producing properties for impairment of value on a field-by-field basis or, in certain instances, by logical grouping of assets if there is significant shared infrastructure, using undiscounted future cash flows based on total proved and risk-adjusted probable and possible reserves. Oil and gas producing properties deemed to be impaired are written down to their fair value, as determined by discounted future cash flows based on total proved and risk-adjusted probable and possible reserves or, if available, comparable market values. Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment.

As discussed in “Inventories” above, we maintain natural gas in underground storage as part of our inventory. This component of our inventory represents the portion of gas stored in an underground storage facility generally known as “working gas,” and represents an estimate of the portion of gas in these facilities available for routine injection and withdrawal to meet demand. In addition to this working gas, underground gas storage reservoirs contain injected gas which is not routinely cycled but, instead, serves the function of maintaining the necessary pressure to allow efficient operation of the facility. This gas, generally known as “cushion gas,” is divided into the categories of “recoverable cushion gas” and “unrecoverable cushion gas,” based on an engineering analysis of whether the gas can be economically removed from the storage facility at any point during its life. The portion of the cushion gas that is determined to be unrecoverable is considered to be a permanent part of the facility itself (thus, part of our “Property, Plant and Equipment, Net” balance in the accompanying Consolidated Balance Sheet), and this unrecoverable portion is depreciated over the facility’s estimated useful life. The portion of the cushion gas that is determined to be recoverable is also considered a component of the facility but is not depreciated because it is expected to ultimately be recovered and sold.

Excess of Cost Over Fair Value

We account for our business acquisitions and intangible assets in accordance with the provisions of SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all transactions fitting the description of a business combination be accounted for using the purchase method, which establishes a new basis of accountability for the acquired business or assets. The Statement also modifies the accounting for the excess of cost over the fair value of net assets acquired as well as intangible assets acquired in a business combination. In addition, this Statement requires disclosure of the primary reasons for a business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption.

SFAS No. 142 requires that goodwill not be amortized, but instead should be tested, at least on an annual basis, for impairment. Pursuant to this Statement, goodwill and other intangible assets with indefinite useful lives can not be amortized until their useful life becomes determinable. Instead, such assets must be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of the asset has decreased below its carrying value. We have selected an impairment measurement test date of January 1 of each year and we have determined that our goodwill was not impaired as of January 1, 2007.

Other intangible assets with definite useful economic lives are to be amortized over their remaining useful life and reviewed for impairment in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. In addition, SFAS No. 142 requires disclosure of information about goodwill and other intangible assets in the years subsequent to their acquisition, including information about the changes in the carrying amount of goodwill from period to period and the carrying amount of intangible assets by major intangible asset class.

The total unamortized excess cost over fair value of net assets in consolidated affiliates was $1,669.4 million as of December 31, 2006. Such amounts are reported as “Goodwill” on the accompanying Consolidated Balance Sheet. The total unamortized excess cost over underlying fair value of net assets accounted for under the equity method was $138.2 million as of December 31, 2006. Pursuant to SFAS No. 142, this amount, referred to as equity method goodwill, should continue to be recognized in accordance with Accounting Principles Board Opinion (“APB”) No. 18, The Equity Method of Accounting for Investments in Common Stock. Accordingly, we included this amount in the caption “Investments” on the accompanying Consolidated Balance Sheet.

In almost all cases, the price we paid to acquire our share of the net assets of our equity investees differed from the underlying book value of such net assets. This differential consists of two pieces. First, an amount related to the discrepancy between the investee’s recognized net assets at book value and at current fair values (representing the appreciated value in plant and other net assets), and second, any premium in excess of fair value (representing equity method goodwill as described above) we paid to acquire the investment. The first differential, representing the excess of the fair market value of our investees’ plant and other net assets over our investees’ underlying book value at the date of acquisition totaled $177.1 million as of December 31, 2006, and similar to our treatment of equity method goodwill, we included these amounts in the caption “Investments” on the accompanying Consolidated Balance Sheet. As of December 31, 2006, this excess investment cost is being amortized over a weighted-average life of approximately 31.7 years.

In addition to our annual impairment test of goodwill, we periodically reevaluate the amount at which we carry the excess of cost over fair value of net assets accounted for under the equity method, as well as the amortization period for such assets, to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives in accordance with APB Opinion No. 18. The impairment test under APB No. 18 considers whether the fair value of the equity investment as a whole, not the underlying net assets, has declined and whether that decline is other than temporary. As of December 31, 2006, we believed no such impairment had occurred and no reduction in estimated useful lives was warranted.

For more information on our acquisitions, see Note 3. For more information on our investments, see Note 7.

Revenue Recognition

We recognize revenues as services are rendered or goods are delivered and, if applicable, title has passed. We generally sell natural gas under long-term agreements, with periodic price adjustments. In some cases, we sell natural gas under short-term agreements at prevailing market prices. In all cases, we recognize natural gas sales revenues when the natural gas is sold to a purchaser at a fixed or determinable price, delivery has occurred and title has transferred, and collectibility of the revenue is reasonably assured. The natural gas we market is primarily purchased gas produced by third parties, and we market this gas to power generators, local distribution companies, industrial end-users and national marketing companies. We recognize gas gathering and marketing revenues in the month of delivery based on customer nominations and generally, our natural gas marketing revenues are recorded gross, not net of cost of gas sold.

We provide various types of natural gas storage and transportation services to customers. The natural gas remains the property of these customers at all times. In many cases (generally described as “firm service”), the customer pays a two-part rate that includes (i) a fixed fee reserving the right to transport or store natural gas in our facilities and (ii) a per-unit rate for volumes actually transported or injected into/withdrawn from storage. The fixed-fee component of the overall rate is recognized as revenue in the period the service is provided. The per-unit charge is recognized as revenue when the volumes are delivered to the customers’ agreed upon delivery point, or when the volumes are injected into/withdrawn from our storage facilities. In other cases (generally described as “interruptible service”), there is no fixed fee associated with the services because the customer accepts the possibility that service may be interrupted at our discretion in order to serve customers who have purchased firm service. In the case of interruptible service, revenue is recognized in the same manner utilized for the per-unit rate for volumes actually transported under firm service agreements.

We provide crude oil transportation services and refined petroleum products transportation and storage services to customers. Revenues are recorded when products are delivered and services have been provided, and adjusted according to terms prescribed by the toll settlements with shippers and approved by regulatory authorities.

We recognize bulk terminal transfer service revenues based on volumes loaded and unloaded. We recognize liquids terminal tank rental revenue ratably over the contract period. We recognize liquids terminal throughput revenue based on volumes received and volumes delivered. Liquids terminal minimum take-or-pay revenue is recognized at the end of the contract year or contract term depending on the terms of the contract. We recognize transmix processing revenues based on volumes processed or sold, and if applicable, when title has passed. We recognize energy-related product sales revenues based on delivered quantities of product.

Revenues from the sale of oil, natural gas liquids and natural gas production are recorded using the entitlement method. Under the entitlement method, revenue is recorded when title passes based on our net interest. We record our entitled share of revenues based on entitled volumes and contracted sales prices. Since there is a ready market for oil and gas production, we sell the majority of our products soon after production at various locations, at which time title and risk of loss pass to the buyer. As a result, we maintain a minimum amount of product inventory in storage and the differences between actual production and sales is not significant.

Capitalized Interest

We capitalize interest expense during the construction or upgrade of qualifying assets. Interest expense capitalized in 2006 was $18.4 million.

Unit-Based Compensation

We account for common unit options granted under Kinder Morgan Energy Partners’ common unit option plan according to the provisions of SFAS No. 123R (revised 2004), Share-Based Payment. This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation, and requires companies to expense the value of employee stock options and similar awards. According to the provisions of SFAS No. 123R, share-based payment awards result in a cost that is measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest. Companies recognize compensation cost for share-based payment awards as they vest, including the related tax effects, and compensation cost for awards that vest are not reversed if the awards expire without being exercised. Kinder Morgan Energy Partners has not granted common unit options or made any other share-based payment awards since May 2000, and as of December 31, 2006, all outstanding options to purchase its common units were fully vested.

Environmental Matters

We expense or capitalize, as appropriate, environmental expenditures that relate to current operations. We expense expenditures that relate to an existing condition caused by past operations, which do not contribute to current or future revenue generation. We do not discount environmental liabilities to a net present value, and we record environmental liabilities when environmental assessments and/or remedial efforts are probable and we can reasonably estimate the costs. Generally, our recording of these accruals coincides with our completion of a feasibility study or our commitment to a formal plan of action. We recognize receivables for anticipated associated insurance recoveries when such recoveries are deemed to be probable.

We routinely conduct reviews of potential environmental issues and claims that could impact our assets or operations, and we utilize both internal staff and external experts to assist us in identifying environmental issues and in estimating the costs and timing of remediation efforts. Often, as the remediation evaluation and effort progresses, additional information is obtained, requiring revisions to estimated costs. These revisions are reflected in our income in the period in which they are reasonably determinable.

In 2006, we made adjustments to our environmental liabilities to reflect changes in previous estimates. In making these liability estimations, we considered the material effect of environmental compliance, pending legal actions against us, and potential third-party liability claims. For more information on our environmental disclosures, see Note 17.

Legal

We are subject to litigation and regulatory proceedings as the result of our business operations and transactions. We utilize both internal and external counsel in evaluating our potential exposure to adverse outcomes from orders, judgments or settlements. To the extent that actual outcomes differ from our estimates, or additional facts and circumstances cause us to revise our estimates, our earnings will be affected. We expense legal costs as incurred and all recorded legal liabilities are revised as better information becomes available. For more information on our legal disclosures, see Note 17.

Pensions and Other Postretirement Benefits

Effective December 31, 2006, we adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statement Nos. 87, 88, 106 and 132(R). This Statement requires us to fully recognize the overfunded or underfunded status of our SFPP, L.P. postretirement benefit plan as an asset or liability in our statement of financial position. Accordingly, as of December 31, 2006, we recognized a liability of $5.5 million for the unfunded portion of this postretirement benefit plan. We included $0.2 million of this amount in the caption “Current Liabilities: Other” and the remaining $5.3 million in the caption “Other Liabilities and Deferred Credits: Other” on the accompanying Consolidated Balance Sheet. We consider our overall pension and postretirement benefit liability exposure to be minimal in relation to the value of our total consolidated assets. For more information on our pension and postretirement benefit disclosures, see Note 11.

Gas Imbalances

We value gas imbalances due to or due from interconnecting pipelines at the lower of cost or market. Gas imbalances represent the difference between customer nominations and actual gas receipts from and gas deliveries to our interconnecting pipelines and shippers under various operational balancing and shipper imbalance agreements. Natural gas imbalances are either settled in cash or made up in-kind subject to the pipelines’ various tariff provisions.

Minority Interests

Due to our implementation of EITF No. 04-5, we are including Kinder Morgan Energy Partners and its consolidated subsidiaries as consolidated subsidiaries in our consolidated financial statements effective January 1, 2006.

The caption “Minority Interests in Equity of Subsidiaries” in the Consolidated Balance Sheet is comprised of the following balances:

December 31, 2006
(In millions)
Kinder Morgan Energy Partners	$2,017.6
Kinder Morgan Management, LLC	1,574.7
Other	49.6
$3,641.9

During 2006, Kinder Morgan Energy Partners paid distributions of $3.23 per common unit for the year ended December 31, 2006, of which $465.7 million was paid to the public holders (represented in minority interests) of Kinder Morgan Energy Partners’ common units. On January 17, 2007, Kinder Morgan Energy Partners declared a quarterly distribution of $0.83 per common unit for the quarterly period ended December 31, 2006, of which $123.2 million was paid to the public holders (represented in minority interests) of Kinder Morgan Energy Partners’ common units. The distribution was paid on February 14, 2007, to unitholders of record as of January 31, 2007.

On November 14, 2006, Kinder Morgan Management made a distribution of 0.018981 of its shares per outstanding share (1,160,520 total shares) to shareholders of record as of October 31, 2006, based on the $0.81 per common unit distribution declared by Kinder Morgan Energy Partners. On February 14, 2007, Kinder Morgan Management made a distribution of 0.016919 of its shares per outstanding share (1,054,082 total shares) to shareholders of record as of January 31, 2007, based on the $0.83 per common unit distribution declared by Kinder Morgan Energy Partners. These distributions are paid in the form of additional shares or fractions thereof calculated by dividing the Kinder Morgan Energy Partners’ cash distribution per common unit by the average market price of a Kinder Morgan Management share determined for a ten-trading day period ending on the trading day immediately prior to the ex-dividend date for the shares. During 2006, Kinder Morgan Management paid share distributions totaling 4,383,303 shares.

Income Taxes

Kinder Morgan, Inc. files a consolidated federal income tax return in which Kinder Morgan G.P., Inc. is included. Income taxes that are currently payable by Kinder Morgan G.P., Inc. are added to the balance of our note payable to Kinder Morgan, Inc. The balance of this note payable was converted to equity via a capital contribution effective December 31, 2006 (see Note 12). We account for income taxes under the liability method prescribed by SFAS No. 109, Accounting for Income Taxes. Deferred income taxes are determined based on temporary differences between the financial reporting and tax bases of our assets and liabilities. Note 5 contains information about the composition of our deferred income tax assets and liabilities.

Foreign Currency Translation

On April 26, 2006, Kinder Morgan Energy Partners incorporated Kinder Morgan Canada Terminals ULC, an Alberta, Canada unlimited liability corporation. Kinder Morgan Canada Terminals ULC, located in Edmonton, Alberta, is currently constructing a crude oil tank farm which will have a storage capacity of approximately 2.2 million barrels and serve as a blending and storage hub for Canadian crude oil. We expect Kinder Morgan Canada Terminals ULC to begin operations sometime in the third quarter of 2007.

In October 2004, Kinder Morgan Energy Partners acquired Kinder Morgan River Terminals LLC, formerly Global Materials Services LLC. Kinder Morgan Energy Partners’ acquisition of Kinder Morgan River Terminals LLC included two wholly owned subsidiaries that conducted business outside of the United States. The two foreign subsidiaries are Arrow Terminals, B.V., which conducts bulk terminal operations in The Netherlands, and Arrow Terminals Canada Company (NSULC), which conducts bulk terminal operations in Canada.

We account for these three entities in accordance with the provisions of SFAS No. 52, Foreign Currency Translation. We translate the assets and liabilities of each of these entities to U.S. dollars at year-end exchange rates. Translation adjustments result from translating all assets and liabilities at current year-end rates, while stockholder’s equity is translated by using historical and weighted-average rates. The cumulative translation adjustments balance is reported as a component of accumulated other comprehensive income/(loss) within Stockholder’s Equity on the accompanying Consolidated Balance Sheet. Due to the limited size of our foreign operations, we do not believe these foreign currency translations are material to our financial position.

Asset Retirement Obligations

We account for asset retirement obligations pursuant to SFAS No. 143, Accounting for Asset Retirement Obligations. For more information on our asset retirement obligations, see Note 4.

Risk Management Activities

We utilize energy derivatives for the purpose of mitigating our risk resulting from fluctuations in the market price of natural gas, natural gas liquids, crude oil and associated transportation. We also utilize interest rate swap agreements to mitigate our exposure to changes in the fair value of our fixed rate debt agreements. Our accounting policy for these activities is in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and related pronouncements. This policy is described in detail in Note 14.

Accounting for Regulatory Activities

Our regulated utility operations are accounted for in accordance with the provisions of SFAS No. 71, Accounting for the Effects of Certain Types of Regulation, which prescribes the circumstances in which the application of generally accepted accounting principles is affected by the economic effects of regulation. Regulatory assets and liabilities represent probable future revenues or expenses associated with certain charges and credits that will be recovered from or refunded to customers through the ratemaking process.

The following regulatory assets and liabilities are reflected in the caption “Deferred Charges and Other Assets” and “Other Liabilities and Deferred Credits: Other,” respectively, in the accompanying Consolidated Balance Sheet as of December 31, 2006 (in millions):

December 31, 2006
Regulated Assets:
Employee benefit costs	$0.4
Fuel Tracker	1.6
Deferred regulatory expenses	3.2
Total regulatory assets	5.2

Regulated Liabilities:
Deferred income taxes	0.9
Fuel Tracker	-
Total regulatory liabilities	0.9

Net regulatory assets	$4.3

As of December 31, 2006, all of our regulatory assets and regulatory liabilities were being recovered from or refunded to customers through rates over periods ranging from one to five years.

3.  Acquisitions, Joint Ventures and Divestitures

The following acquisitions were accounted for under the purchase method and the assets acquired and liabilities assumed were recorded at their estimated fair market values as of the acquisition date. The preliminary allocation of assets (and any liabilities assumed) may be adjusted to reflect the final determined amounts during a period of time following the acquisition.

Although the time that is required to identify and measure the fair value of the assets acquired and the liabilities assumed in a business combination will vary with circumstances, generally our allocation period ends when we no longer are waiting for information that is known to be available or obtainable. The results of operations from these acquisitions are included in our consolidated financial statements from the acquisition date.

Acquisitions and Joint Ventures

Entrega Gas Pipeline LLC

Effective February 23, 2006, Rockies Express Pipeline LLC acquired Entrega Gas Pipeline LLC from EnCana Corporation for $244.6 million in cash. West2East Pipeline LLC is a limited liability company and is the sole owner of Rockies Express Pipeline LLC. Kinder Morgan Energy Partners contributed 66 2/3% of the consideration for this purchase, which corresponded to its percentage ownership of West2East Pipeline LLC at that time. At the time of acquisition, Sempra Energy held the remaining 33 1/3% ownership interest and contributed this same proportional amount of the total consideration.

On the acquisition date, Entrega Gas Pipeline LLC owned the Entrega Pipeline, an interstate natural gas pipeline that as fully constructed, consists of two segments: (i) a 136-mile, 36-inch diameter pipeline that extends from the Meeker Hub in Rio Blanco County, Colorado to the Wamsutter Hub in Sweetwater County, Wyoming and (ii) a 191-mile, 42-inch diameter pipeline that extends from the Wamsutter Hub to the Cheyenne Hub in Weld County, Colorado, where it will ultimately connect with the Rockies Express Pipeline, an interstate natural gas pipeline that is currently being developed by Rockies Express Pipeline LLC. The acquired operations are included as part of the Natural Gas Pipelines – KMP business segment.

In the first quarter of 2006, EnCana Corporation completed construction of the pipeline segment that extends from the Meeker Hub to the Wamsutter Hub, and interim service began on that portion of the pipeline on February 24, 2006. Under the terms of the purchase and sale agreement, Rockies Express Pipeline LLC constructed the segment that extends from the Wamsutter Hub to the Cheyenne Hub. Construction on this pipeline segment began in the second quarter of 2006, and both pipeline segments were placed into service on February 14, 2007.

In April 2006, Rockies Express Pipeline LLC merged with and into Entrega Gas Pipeline LLC, and the surviving entity was renamed Rockies Express Pipeline LLC. Going forward, the entire pipeline system (including the lines currently being developed) will be known as the Rockies Express Pipeline. The combined 1,663-mile pipeline system will be one of the largest natural gas pipelines ever constructed in North America. The approximately $4.4 billion project will have the capability to transport 1.8 billion cubic feet per day of natural gas, and binding firm commitments have been secured for virtually all of the pipeline capacity.

On June 30, 2006, ConocoPhillips exercised its option to acquire a 25% ownership interest in West2East Pipeline LLC (and its subsidiary Rockies Express Pipeline LLC). On that date, a 24% ownership interest was transferred to ConocoPhillips, and an additional 1% interest will be transferred once construction of the entire project is completed. Through Kinder Morgan Energy Partners’ subsidiary, Kinder Morgan W2E Pipeline LLC, Kinder Morgan Energy Partners will continue to operate the project but its ownership interest decreased to 51% of the equity in the project (down from 66 2/3%). Sempra’s ownership interest in West2East Pipeline LLC decreased to 25% (down from 33 1/3%). When construction of the entire project is completed, Kinder Morgan Energy Partners’ ownership interest will be reduced to 50% at which time the capital accounts of West2East Pipeline LLC will be trued up to reflect Kinder Morgan Energy Partners’ 50% economics in the project. We do not anticipate any additional changes in the ownership structure of the Rockies Express Pipeline project.

West2East Pipeline LLC qualifies as a variable interest entity as defined by Financial Accounting Standards Board Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities-An Interpretation of ARB No. 51 (“FIN 46R”), due to the fact that the total equity at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by any parties, including equity holders. Furthermore, following ConocoPhillips’ acquisition of its ownership interest in West2East Pipeline LLC on June 30, 2006, Kinder Morgan Energy Partners receives 50% of the economics of the Rockies Express project on an ongoing basis, and thus, effective June 30, 2006, Kinder Morgan Energy Partners was no longer considered the primary beneficiary of this entity as defined by FIN 46R. Accordingly, on that date, we made the change in accounting for the investment in West2East Pipeline LLC from full consolidation to the equity method following the decrease in Kinder Morgan Energy Partners’ ownership percentage.

Under the equity method, the costs of the investment in West2East Pipeline LLC recorded within the “Investments” caption on the accompanying Consolidated Balance Sheet and as changes in the net assets of West2East Pipeline LLC occur (for example, earnings and dividends), we recognize our proportional share of that change in the “Investments” caption. We also record our proportional share of any accumulated other comprehensive income or loss within the “Accumulated Other Comprehensive Loss” caption on the accompanying Consolidated Balance Sheet.

In addition, Kinder Morgan Energy Partners has guaranteed its proportionate share of West2East Pipeline LLC’s debt borrowings under a $2 billion credit facility entered into by Rockies Express Pipeline LLC.

April 2006 Oil and Gas Properties

On April 5, 2006, Kinder Morgan Production Company L.P. purchased various oil and gas properties from Journey Acquisition – I, L.P. and Journey 2000, L.P. for an aggregate consideration of approximately $63.9 million, consisting of $60.3 million in cash and $3.6 million in assumed liabilities. The acquisition was effective March 1, 2006. However, Kinder Morgan Energy Partners divested certain acquired properties that are not considered candidates for carbon dioxide enhanced oil recovery, thus reducing the total investment. Kinder Morgan Energy Partners received proceeds of approximately $27.1 million from the sale of these properties.

The properties are primarily located in the Permian Basin area of West Texas and New Mexico, produce approximately 430 barrels of oil equivalent per day, and include some fields with potential for enhanced oil recovery development near our current carbon dioxide operations. The acquired operations are included as part of the CO2 – KMP business segment. Currently, Kinder Morgan Energy Partners is performing technical evaluations to confirm the carbon dioxide enhanced oil recovery potential and generate definitive plans to develop this potential, if proven to be economic.

April 2006 Terminal Assets

In April 2006, Kinder Morgan Energy Partners acquired terminal assets and operations from A&L Trucking, L.P. and U.S. Development Group in three separate transactions for an aggregate consideration of approximately $61.9 million, consisting of $61.6 million in cash and $0.3 million in assumed liabilities.

The first transaction included the acquisition of equipment and infrastructure on the Houston Ship Channel that loads and stores steel products. The acquired assets complement Kinder Morgan Energy Partners’ nearby bulk terminal facility purchased from General Stevedores, L.P. in July 2005. The second acquisition included the purchase of a rail terminal at the Port of Houston that handles both bulk and liquids products. The rail terminal complements Kinder Morgan Energy Partners’ existing Texas petroleum coke terminal operations and maximizes the value of its existing deepwater terminal by providing customers with both rail and vessel transportation options for bulk products. Third, Kinder Morgan Energy Partners acquired the entire membership interest of Lomita Rail Terminal LLC, a limited liability company that owns a high-volume rail ethanol terminal in Carson, California. The terminal serves approximately 80% of the southern California demand for reformulated fuel blend ethanol with expandable offloading/distribution capacity, and the acquisition expanded Kinder Morgan Energy Partners’ existing rail transloading operations. All of the acquired assets are included in the Terminals – KMP business segment.

In connection with this acquisition, $17.8 million of goodwill was assigned to the Terminals – KMP business segment and the entire amount is expected to be deductible for tax purposes.

November 2006 Transload Services, LLC

Effective November 20, 2006, Kinder Morgan Energy Partners acquired all of the membership interests of Transload Services, LLC from Lanigan Holdings, LLC for an aggregate consideration of approximately $16.8 million, consisting of $15.4 million in cash, an obligation to pay $0.9 million currently held as security for the collection of certain accounts receivable and for the perfection of certain real property title rights, and $0.5 million of assumed liabilities. Transload Services, LLC is a leading provider of innovative, high quality material handling and steel processing services, operating 14 steel-related terminal facilities located in the Chicago metropolitan area and various cities in the United States. Its operations include transloading services, steel fabricating and processing, warehousing and distribution, and project staging. Specializing in steel processing and handling, Transload Services can inventory product, schedule shipments and provide customers cost-effective modes of transportation. The combined operations include over 92 acres of outside storage and 445,000 square feet of covered storage that offers customers environmentally controlled warehouses with indoor rail and truck loading facilities for handling temperature and humidity sensitive products. The acquired assets are included in the Terminals – KMP business segment, and the acquisition further expanded and diversified Kinder Morgan Energy Partners’ existing terminals’ materials services (rail transloading) operations.

In connection with this acquisition, $8.6 million of goodwill was assigned to the Terminals – KMP business segment, and the entire amount is expected to be deductible for tax purposes. Kinder Morgan Energy Partners believes this acquisition resulted in the recognition of goodwill primarily due to the fact that it establishes a business presence in several key markets, taking advantage of the non-residential and highway construction demand for steel that contributed to the fair value of acquired identifiable net assets and liabilities exceeding our acquisition price; in the aggregate, these factors represented goodwill. Our allocation of the purchase price to assets acquired and liabilities assumed is preliminary, pending final determination of working capital balances at the time of acquisition. Kinder Morgan Energy Partners expects these final working capital adjustments to be made in the first quarter of 2007.

December 2006 Devco USA L.L.C.

Effective December 1, 2006, Kinder Morgan Energy Partners acquired all of the membership interests in Devco USA L.L.C., an Oklahoma limited liability company. The primary asset acquired was a technology based identifiable intangible asset, a proprietary process that transforms molten sulfur into premium solid formed pellets that are environmentally friendly, easy to handle and store, and safe to transport. The process was developed internally by Devco’s engineers and employees. Devco, a Tulsa, Oklahoma based company, has more than 20 years of sulfur handling expertise and Kinder Morgan Energy Partners believes the acquisition and subsequent application of this acquired technology complements its existing dry-bulk terminal operations. Kinder Morgan Energy Partners allocated $6.5 million of the total purchase price to the value of this intangible asset, which is included as part of the Terminals – KMP business segment.

December 2006 Roanoke, Virginia Products Terminal

Effective December 15, 2006, Kinder Morgan Energy Partners acquired a refined petroleum products terminal located in Roanoke, Virginia from Motiva Enterprises. The terminal has storage capacity of approximately 180,000 barrels per day for refined petroleum products like gasoline and diesel fuel. The terminal is served exclusively by the Plantation Pipeline and Motiva has entered into a long-term contract to use the terminal. The acquisition complemented the other refined products terminals Kinder Morgan Energy Partners owns in the southeast region of the United States, and the acquired terminal is included as part of the Products Pipelines – KMP business segment.

Divestitures

Effective April 1, 2006, Kinder Morgan Energy Partners sold its Douglas natural gas gathering system and its Painter Unit fractionation facility to Momentum Energy Group, LLC for approximately $42.5 million in cash. Kinder Morgan Energy Partners’ investment in net assets, including all transaction related accruals, was approximately $24.5 million, most of which represented property, plant and equipment. Kinder Morgan Energy Partners used the proceeds from these asset sales to reduce the outstanding balance on its commercial paper borrowings.

The Douglas gathering system is comprised of approximately 1,500 miles of 4-inch to 16-inch diameter pipe that gathers approximately 26 million cubic feet per day of natural gas from approximately 650 active receipt points. Gathered volumes are processed at Kinder Morgan Energy Partners’ Douglas plant (which Kinder Morgan Energy Partners retained), located in Douglas, Wyoming. As part of the transaction, Kinder Morgan Energy Partners executed a long-term processing agreement with Momentum Energy Group, LLC, which dedicates volumes from the Douglas gathering system to Kinder Morgan Energy Partners’ Douglas processing plant. The Painter Unit, located near Evanston, Wyoming, consists of a natural gas processing plant and fractionator, a nitrogen rejection unit, a natural gas liquids terminal, and interconnecting pipelines with truck and rail loading facilities. Prior to the sale, Kinder Morgan Energy Partners leased the plant to BP, which operates the fractionator and the associated Millis terminal and storage facilities for its own account.

4.  Asset Retirement Obligations

We account for our legal obligations associated with the retirement of long-lived assets pursuant to Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 provides accounting and reporting guidance for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction or normal operation of a long-lived asset.

SFAS No. 143 requires companies to record a liability relating to the retirement and removal of assets used in their businesses. Under SFAS No. 143, the fair value of asset retirement obligations are recorded as liabilities on a discounted basis when they are incurred, which is typically at the time the assets are installed or acquired. Amounts recorded for the related assets are increased by the amount of these obligations. Over time, the liabilities will be accreted for the change in their present value and the initial capitalized costs will be depreciated over the useful lives of the related assets. The liabilities are eventually extinguished when the asset is taken out of service.

In the CO2 – KMP business segment, Kinder Morgan Energy Partners is required to plug and abandon oil and gas wells that have been removed from service and to remove its surface wellhead equipment and compressors. As of December 31, 2006, Kinder Morgan Energy Partners has recognized asset retirement obligations relating to these requirements at existing sites within the CO2 – KMP segment in the aggregate amount of $47.2 million.

In the Natural Gas Pipelines – KMP business segment, if Kinder Morgan Energy Partners were to cease providing utility services, it would be required to remove surface facilities from land belonging to its customers and others. Kinder Morgan Energy Partners’ Texas intrastate natural gas pipeline group has various condensate drip tanks and separators located throughout its natural gas pipeline systems, as well as one inactive gas processing plant, various laterals and gathering systems which are no longer integral to the overall mainline transmission systems, and asbestos-coated underground pipe which is being abandoned and retired. Kinder Morgan Energy Partners’ Kinder Morgan Interstate Gas Transmission system has compressor stations which are no longer active and other miscellaneous facilities, all of which have been officially abandoned. Kinder Morgan Energy Partners believes it can reasonably estimate both the time and costs associated with the retirement of these facilities. As of December 31, 2006, Kinder Morgan Energy Partners has recognized asset retirement obligations relating to the businesses within the Natural Gas Pipelines – KMP segment in the aggregate amount of $3.1 million.

We have included $1.4 million of our total asset retirement obligations as of December 31, 2006 within “Current Liabilities: Other” in the accompanying Consolidated Balance Sheet. The remaining $48.9 million obligation as of December 31, 2006 is reported separately as non-current liabilities in the accompanying Consolidated Balance Sheet. No assets are legally restricted for purposes of settling our asset retirement obligations. A reconciliation of the beginning and ending aggregate carrying amount of our asset retirement obligations for the year ended December 31, 2006 is as follows (in millions):

Year Ended December 31, 2006
Balance at beginning of period	$-
KMP ARO Consolidated into KMGP[1]	43.2
Liabilities incurred	6.8
Liabilities settled	(2.2)
Accretion expense	2.5
Balance at end of period	$50.3

1

Represents asset retirement obligation balances of Kinder Morgan Energy Partners as of December 31, 2005. Due to our adoption of EITF No. 04-5, beginning January 1, 2006, the accounts and balances of Kinder Morgan Energy Partners are included in our consolidated results as discussed in Note 2.

5.  Income Taxes

Our deferred tax assets and liabilities result from the following (in millions):

December 31, 2006
Deferred Tax Assets:
Book Accruals	$1.4
Derivatives	89.7
Other	1.8
Total Deferred Tax Assets	92.9

Deferred Tax Liabilities:
Investments	600.9
Property, Plant and Equipment	73.1
Other	0.3
Total Deferred Tax Liabilities	674.3
Net Deferred Tax Liabilities	$581.4

Current Deferred Tax Asset	3.9
Non-current Deferred Tax Liability	585.3
Net Deferred Tax Liabilities	$581.4

6.  Property, Plant and Equipment

Classes and Depreciation

Our property, plant and equipment consisted of the following (in millions):

December 31, 2006
Natural gas, liquids and carbon dioxide pipelines	$4,309.5
Natural gas, liquids, carbon dioxide pipeline, and terminals station equipment.	4,508.8
Coal and bulk tonnage transfer, storage and services	5.9
Natural gas, liquids (including linefill), and transmix processing	172.7
Other	844.9
Accumulated depreciation and depletion	(1,604.6)
8,237.2
Land and land right-of-way	487.1
Construction work in process	721.2
Property, Plant and Equipment, net	$9,445.5

Casualty Gain

Several of Kinder Morgan Energy Partners’ terminal assets were affected by Hurricanes Katrina and Rita in the fall of 2005. To account for property damage, repair expense was recognized as incurred. In addition, the net book value of assets that were damaged or destroyed by the hurricanes was removed from the books and offset with indemnity proceeds received (and receivable in the future). Any proceeds received in excess of the net book value of assets were recorded as a casualty gain.

7.  Investments

Due to our implementation of EITF No. 04-5, we are including Kinder Morgan Energy Partners and its consolidated subsidiaries as consolidated subsidiaries in our consolidated financial statements effective January 1, 2006.

Our significant equity investments as of December 31, 2006 consisted of:

•

Plantation Pipe Line Company (51%);

•

West2East Pipeline LLC (51%);

•

Red Cedar Gathering Company (49%);

•

Thunder Creek Gas Services, LLC (25%);

•

Cortez Pipeline Company (50%); and

•

Heartland Pipeline Company (50%).

Kinder Morgan Energy Partners operates and owns an approximate 51% ownership interest in Plantation Pipe Line Company, and an affiliate of ExxonMobil owns the remaining approximate 49% interest. Each investor has an equal number of directors on Plantation’s board of directors, and board approval is required for certain corporate actions that are considered participating rights. Therefore, Kinder Morgan Energy Partners does not control Plantation Pipe Line Company, and accounts for its investment under the equity method of accounting.

Similarly, as of December 31, 2006, Kinder Morgan Energy Partners operates and owns a 51% ownership interest in West2East Pipeline LLC, a limited liability company that is the sole owner of Rockies Express Pipeline LLC. ConocoPhillips owns a 24% ownership interest in West2East Pipeline LLC and Sempra Energy holds the remaining 25% interest. As discussed in Note 3, when construction of the entire Rockies Express Pipeline project is completed, Kinder Morgan Energy Partners’ ownership interest will be reduced to 50% at which time the capital accounts of West2East Pipeline LLC will be trued up to reflect Kinder Morgan Energy Partners’ 50% economics in the project. According to the provisions of current accounting standards, due to the fact that Kinder Morgan Energy Partners will receive 50% of the economics of the Rockies Express project on an ongoing basis, Kinder Morgan Energy Partners is not considered the primary beneficiary of West2East Pipeline LLC and thus, effective June 30, 2006, we deconsolidated this entity and began accounting for our investment under the equity method of accounting. As of December 31, 2006, we had no material investment in the net assets of West2East

Pipeline LLC due to the fact that the amount of its assets, primarily property, plant and equipment, was largely offset by the amount of its liabilities, primarily debt.

Our total investments consisted of the following (in millions):

December 31, 2006
Plantation Pipe Line Company	$199.6
Red Cedar Gathering Company	160.6
Thunder Creek Gas Services, LLC	37.2
Cortez Pipeline Company	16.2
Heartland Pipeline Company	5.7
All Others	6.3
Total Equity Investments	$425.6

Summarized combined unaudited financial information for our significant equity investments (listed above) is reported below (in millions; amounts represent 100% of investee financial information):

December 31, 2006
Balance Sheet
Current assets	$99.5
Non-current assets	1,514.2
Current liabilities	213.6
Non-current liabilities	1,127.2
Partners’/owners’ equity	272.9

Equity Investee Natural Gas Pipeline Expansion Filings

Rockies Express Pipeline-Currently Certificated Facilities

On August 9, 2005, the FERC approved the application of Rockies Express Pipeline LLC, formerly known as Entrega Gas Pipeline LLC, to construct 327 miles of pipeline facilities in two phases. For phase I (consisting of two segments), Rockies Express was granted authorization to construct and operate approximately 136 miles of pipeline extending northward from Rio Blanco County, Colorado to the Wamsutter Hub in Sweetwater County, Wyoming (segment 1), and then construct approximately 191 miles of pipeline eastward to the Cheyenne Hub in Weld County, Colorado (segment 2). Construction of segment 1 has been completed and went into interim service on February 24, 2006. Construction of segment 2 commenced in mid-summer 2006, and went into service on February 14, 2007. For phase II, which will follow the construction of segment 2, Rockies Express was authorized to construct three compressor stations referred to as the Meeker, Big Hole and Wamsutter compressor stations.

Rockies Express Pipeline-West Project

On May 31, 2006, in FERC Docket No. CP06-354-000, Rockies Express Pipeline LLC filed an application for authorization to construct and operate certain facilities comprising its proposed “Rockies Express-West Project.” This project is the first planned segment extension of the Rockies Express’ currently certificated facilities, which facilities include (i) a 136-mile pipeline segment currently in operation from the Meeker Hub in Colorado to the Wamsutter Hub in Wyoming, and (ii) a 191-mile segment that went into service in February 2007, from Wamsutter to the Cheyenne Hub located in Weld County, Colorado. The Rockies Express-West Project will be comprised of approximately 713 miles of 42-inch diameter pipeline extending from the Cheyenne Hub to an interconnection with Panhandle Eastern Pipe Line located in Audrain County, Missouri. The segment extension proposes to transport approximately 1.5 billion cubic feet per day of natural gas across the following five states: Wyoming, Colorado, Nebraska, Kansas and Missouri. The project will also include certain improvements to existing Rockies Express facilities located to the west of the Cheyenne Hub.

On September 21, 2006, the FERC issued a favorable preliminary determination on all non-environmental issues of the project, approving Rockies Express’ application (i) to construct and operate the 713 miles of new natural gas transmission facilities from the Cheyenne Hub and (ii) to lease capacity from Questar Overthrust Pipeline Company, which will extend the Rockies Express system 140 miles west from Wamsutter to the Opal Hub in Wyoming. On March 16, 2007, the project received a favorable final environmental impact statement from the FERC. The FERC is expected to issue its certificate on the project shortly, which should allow service to commence in January 2008.

Rockies Express Pipeline-East Project

On June 13, 2006, the FERC agreed with Rockies Express’ participation in the pre-filing process for development of the “Rockies Express-East Project.” The Rockies Express-East Project will comprise approximately 635 miles of 42-inch diameter pipeline commencing from the terminus of the Rockies Express-West pipeline to a terminus near the town of Clarington in Monroe County, Ohio. The segment proposes to transport approximately 1.8 billion cubic feet per day of natural gas. On August 13, 2006, the FERC issued its notice of intent to prepare an environmental impact statement for the proposed project and hosted nine scoping meetings from September 11 through September 15, 2006 in various locations along the route. During this pre-filing process, Rockies Express has encountered opposition from certain landowners in the states of Indiana and Ohio. Rockies Express is actively participating in community outreach meetings with landowners and agencies located in these states to resolve any differences they may have with the project. Rockies Express is confident that a mutual agreement and/or understanding will be reached with these parties, and that the project is on track for a certificate application to be filed in April 2007. The application will request that a FERC order be issued by February 1, 2008 in order to meet both a December 31, 2008 project in-service date for the proposed pipeline and partial compression and a June 30, 2009 in-service date for the remaining compression.

8.  Intangibles

Our intangible assets include goodwill, lease value, contracts, customer relationships and agreements.

Goodwill and Excess Investment Cost

Prior to the adoption of EITF No. 04-5 on January 1, 2006, we accounted for our investment in Kinder Morgan Energy Partners under the equity method. The difference between the cost of our investment and our underlying equity in the net assets of Kinder Morgan Energy Partners was recorded as equity method goodwill. Upon the adoption of EITF No. 04-5, we ceased accounting for our investment in Kinder Morgan Energy Partners under the equity method and beginning January 1, 2006, we include the accounts, balances and results of operations of Kinder Morgan Energy Partners in our consolidated financial statements. As a result, the character of the equity method goodwill was changed to goodwill arising from a business combination or acquisition, (which must be allocated to one or more reporting units as of the original date of combination or acquisition) and, in addition, Kinder Morgan Energy Partners’ goodwill balances (previously included in our investment in Kinder Morgan Energy Partners under the equity method) are now included with ours.

Changes in the carrying amount of our goodwill for the year ended December 31, 2006 are summarized as follows:

	Balance December 31, 2005	KMP Goodwill Consolidated into KMGP[1]	Reallocation of Equity Method Goodwill	Acquisitions and Purchase Price Adjustments	Other[2]	Balance December 31, 2006
	(In millions)
Kinder Morgan Energy Partners	$859.4	$-	$(859.4)	$-	$-	$-
Products Pipelines Segment	-	263.2	695.5	-	(15.3)	943.4
Natural Gas Pipelines Segment	-	288.4	-	-	-	288.4
CO2 Segment	-	46.1	26.9	-	(0.6)	72.4
Terminals Segment	-	201.2	137.0	30.0	(3.0)	365.2

Consolidated Total	$859.4	$798.9	$-	$30.0	$(18.9)	$1,669.4

_________________

1

At January 1, 2006.

2

Other adjustments include reductions of the reallocation of equity method goodwill due to reductions in our ownership percentage of KMP.

We evaluate for the impairment of goodwill in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. For the investments we continue to account for under the equity method of accounting, the premium or excess cost over underlying fair value of net assets is referred to as equity method goodwill and, according to the provisions of SFAS No. 142, equity method goodwill is not subject to amortization but rather to impairment testing in accordance with APB No. 18. As of December 31, 2006, we have reported $138.2 million of equity method goodwill in the caption “Investments” in the accompanying Consolidated Balance Sheet.

Other Intangibles

Our intangible assets other than goodwill include lease value, contracts, customer relationships and agreements. These intangible assets have definite lives, are being amortized on a straight-line basis over their estimated useful lives, and are included in the caption “Deferred Charges and Other Assets” in the accompanying Consolidated Balance Sheet. Due to our implementation of EITF No. 04-5, we are including Kinder Morgan Energy Partners and its consolidated subsidiaries as consolidated subsidiaries in our consolidated financial statements effective January 1, 2006. Following is information related to our intangible assets (in millions):

December 31, 2006
Lease Value:
Gross Carrying Amount	$6.6
Accumulated Amortization	(1.3)
Net Carrying Amount	5.3

Contracts and Other:
Gross Carrying Amount	231.1
Accumulated Amortization	(23.2)
Net Carrying Amount	207.9

Total Other Intangibles, Net	$213.2

As of December 31, 2006, our weighted-average amortization period for our intangible assets was approximately 18.76 years.

9.  Debt

As discussed in Note 2, beginning January 1, 2006, we have prospectively applied EITF No. 04-5 which has resulted in the inclusion of the accounts and balances of Kinder Morgan Energy Partners in our consolidated financial statements. The adoption of this pronouncement has the effect, among other things, of increasing our consolidated debt beginning January 1, 2006, but has no impact on our consolidated stockholder’s equity.

The weighted-average interest rate on all of our borrowings was approximately 6.1779% during 2006.

Short-Term Debt

Kinder Morgan Energy Partners’ outstanding short-term debt as of December 31, 2006 was $1,359.1 million. The balance consisted of:

•

$1,098.2 million of commercial paper borrowings;

•

$250.0 million in principal amount of 5.35% senior notes due August 15, 2007;

•

a $5.9 million portion of 8.85% senior notes (Kinder Morgan Energy Partners’ subsidiary, Kinder Morgan Texas Pipeline, L.P., is the obligor on the notes); and

•

a $5.0 million portion of 7.84% senior notes (Kinder Morgan Energy Partners’ subsidiary, Central Florida Pipe Line LLC, is the obligor on the notes).

Long-Term Debt

Kinder Morgan Energy Partners’ outstanding long-term debt, excluding market value of interest rate swaps, as of December 31, 2006 was $4,384.3 million. The balances consisted of the following (in millions):

December 31, 2006
Kinder Morgan Energy Partners, L.P. borrowings:
5.35% senior notes due August 15, 2007	$250.0
6.30% senior notes due February 1, 2009	250.0
7.50% senior notes due November 1, 2010	250.0
6.75% senior notes due March 15, 2011	700.0
7.125% senior notes due March 15, 2012	450.0
5.00% senior notes due December 15, 2013	500.0
5.125% senior notes due November 15, 2014	500.0
7.400% senior notes due March 15, 2031	300.0
7.75% senior notes due March 15, 2032	300.0
7.30% senior notes due August 15, 2033	500.0
5.80% senior notes due March 15, 2035	500.0
Kinder Morgan Energy Partners, L.P.’s subsidiary borrowings:
Central Florida Pipe Line LLC-7.840% senior notes due July 23, 2008	10.0
Arrow Terminals L.P.-IL Development Revenue Bonds due January 1, 2010	5.3
Kinder Morgan Texas Pipeline, L.P.-8.85% Senior Notes, due January 2, 2014	49.1
Kinder Morgan Liquids Terminals LLC-N.J. Development Revenue Bonds due Jan. 15, 2018	25.0
Kinder Morgan Operating L.P. “B”-Jackson-Union Cos. IL Revenue Bonds due April 1, 2024	23.7
International Marine Terminals-Plaquemines, LA Revenue Bonds due March 15, 2025	40.0
Other miscellaneous subsidiary debt	1.4
Unamortized debt discount on senior notes	(9.3)
Current portion of long-term debt	(260.9)
Total long-term debt	$4,384.3

Credit Facilities

On August 5, 2005, Kinder Morgan Energy Partners increased its existing five-year unsecured bank credit facility from $1.25 billion to $1.6 billion, and extended the maturity one year to August 18, 2010. The borrowing rates decreased slightly under the extended agreement, and there were minor changes to the financial covenants as compared to the covenants under its previous bank facility.

On February 22, 2006, Kinder Morgan Energy Partners entered into a second unsecured credit facility, in the amount of $250 million, expiring on November 21, 2006. This facility contained borrowing rates and restrictive financial covenants that were similar to the borrowing rates and covenants under Kinder Morgan Energy Partners’ $1.6 billion bank facility.

Effective August 28, 2006, Kinder Morgan Energy Partners terminated its $250 million unsecured nine-month bank credit facility and increased its existing five-year bank credit facility from $1.6 billion to $1.85 billion. The five-year unsecured bank credit facility remains due August 18, 2010; however, the bank facility can now be amended to allow for borrowings up to $2.1 billion. There were no borrowings under Kinder Morgan Energy Partners’ five-year credit facility as of December 31, 2006.

Similar to Kinder Morgan Energy Partners’ previous bank credit facilities, its current five-year credit facility is with a syndicate of financial institutions and Wachovia Bank, National Association is the administrative agent. The amount available for borrowing under Kinder Morgan Energy Partners’ credit facility as of December 31, 2006 was reduced by:

•

Kinder Morgan Energy Partners’ outstanding commercial paper borrowings ($1,098.2 million as of December 31, 2006);

•

a combined $243 million in three letters of credit that support Kinder Morgan Energy Partners’ hedging of commodity price risks associated with the sale of natural gas, natural gas liquids and crude oil;

•

a combined $48 million in two letters of credit that support tax-exempt bonds;

•

a combined $39.7 million in two letters of credit that support the construction of Kinder Morgan Energy Partners’ Kinder Morgan Louisiana Pipeline (a natural gas pipeline);

•

a $37.5 million letter of credit that supports Kinder Morgan Energy Partners’ indemnification obligations on the Series D note borrowings of Cortez Capital Corporation; and

•

a combined $16.5 million in other letters of credit supporting other obligations of Kinder Morgan Energy Partners and its subsidiaries.

Kinder Morgan Energy Partners’ five-year credit facility permits it to obtain bids for fixed rate loans from members of the lending syndicate. Interest on Kinder Morgan Energy Partners’ credit facility accrues at its option at a floating rate equal to either:

•

the administrative agent’s base rate (but not less than the Federal Funds Rate, plus 0.5%); or

•

London Interbank Offered Rate (“LIBOR”), plus a margin, which varies depending upon the credit rating of Kinder Morgan Energy Partners’ long-term senior unsecured debt.

Kinder Morgan Energy Partners’ credit facility included the following restrictive covenants as of December 31, 2006:

•

total debt divided by earnings before interest, income taxes, depreciation and amortization for the preceding four quarters may not exceed:

•

5.5, in the case of any such period ended on the last day of (i) a fiscal quarter in which Kinder Morgan Energy Partners makes any Specified Acquisition, or (ii) the first or second fiscal quarter next succeeding such a fiscal quarter; or

•

5.0, in the case of any such period ended on the last day of any other fiscal quarter;

•

certain limitations on entering into mergers, consolidations and sales of assets;

•

limitations on granting liens; and

•

prohibitions on making any distribution to holders of units if an event of default exists or would exist upon making such distribution.

In addition to normal repayment covenants, under the terms of Kinder Morgan Energy Partners credit facility, the occurrence at any time of any of the following would constitute an event of default:

•

Kinder Morgan Energy Partners’ failure to make required payments of any item of indebtedness or any payment in respect of any hedging agreement, provided that the aggregate outstanding principal amount for all such indebtedness or payment obligations in respect of all hedging agreements is equal to or exceeds $75 million;

•

Our failure to make required payments of any item of indebtedness, provided that the aggregate outstanding principal amount for all such indebtedness is equal to or exceeds $75 million;

•

adverse judgments rendered against Kinder Morgan Energy Partners for the payment of money in an aggregate amount in excess of $75 million, if this same amount remains undischarged for a period of thirty consecutive days during which execution shall not be effectively stayed; and

•

voluntary or involuntary commencements of any proceedings or petitions seeking Kinder Morgan Energy Partners’ liquidation, reorganization or any other similar relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law.

Excluding the relatively non-restrictive specified negative covenants and events of defaults, Kinder Morgan Energy Partners’ credit facility does not contain any provisions designed to protect against a situation where a party to an agreement is unable to find a basis to terminate that agreement while its counterparty’s impending financial collapse is revealed and perhaps hastened through the default structure of some other agreement. The credit facility does not contain a material adverse change clause coupled with a lockbox provision; however, the facility does provide that the margin Kinder Morgan Energy Partners will pay with respect to borrowings and the facility fee that Kinder Morgan Energy Partners will pay on the total commitment will vary based on its senior debt investment rating. None of Kinder Morgan Energy Partners’ debt is subject to payment acceleration as a result of any change to its credit ratings.

Interest Rate Swaps

Information on Kinder Morgan Energy Partners’ interest rate swaps is contained in Note 14.

Commercial Paper Program

On August 5, 2005, Kinder Morgan Energy Partners increased its commercial paper program by $350 million to provide for the issuance of up to $1.6 billion. In April 2006, Kinder Morgan Energy Partners increased its commercial paper program by $250 million to provide for the issuance of up to $1.85 billion. Kinder Morgan Energy Partners’ $1.85 billion unsecured five-year bank credit facility supports its commercial paper program, and borrowings under its commercial paper program reduce the borrowings allowed under its credit facility. As of December 31, 2006, Kinder Morgan Energy Partners had $1,098.2 million of commercial paper outstanding with an average interest rate of 5.4164%. The borrowings under Kinder Morgan Energy Partners’ commercial paper program were used principally to finance the acquisitions and capital expansions it made during 2006.

Senior Notes

As of December 31, 2006, the outstanding principal balance on the various series of Kinder Morgan Energy Partners’ senior notes (excluding unamortized debt discount) was $4,490.7 million. For a listing of the various outstanding series of Kinder Morgan Energy Partners’ senior notes, see the table above included in “—Long-term Debt.”

Senior Note Issuance Subsequent to December 31, 2006

On January 30, 2007, Kinder Morgan Energy Partners completed a public offering of senior notes. Kinder Morgan Energy Partners issued a total of $1.0 billion in principal amount of senior notes, consisting of $600 million of 6.00% notes due February 1, 2017, and $400 million of 6.50% notes due February 1, 2037. Kinder Morgan Energy Partners received proceeds from the issuance of the notes, after underwriting discounts and commissions, of approximately $992.8 million, and used the proceeds to reduce the borrowings under its commercial paper program.

Subsidiary Debt

Central Florida Pipeline LLC Debt

Effective January 1, 2001, Kinder Morgan Energy Partners acquired Central Florida Pipeline LLC. As part of its purchase price, Kinder Morgan Energy Partners assumed an aggregate principal amount of $40 million of senior notes originally issued to a syndicate of eight insurance companies. The senior notes have a fixed annual interest rate of 7.84% with repayments in annual installments of $5 million beginning July 23, 2001. The final payment is due July 23, 2008. Interest is payable semiannually on January 1 and July 23 of each year. In July 2006, Kinder Morgan Energy Partners made an annual repayment of $5.0 million and as of December 31, 2006, Central Florida’s outstanding balance under the senior notes was $10.0 million.

Arrow Terminals L.P.

Effective October 6, 2004, Kinder Morgan Energy Partners acquired Global Materials Services LLC and its consolidated subsidiaries. Kinder Morgan Energy Partners renamed Global Materials Services LLC as Kinder Morgan River Terminals LLC, and as part of its purchase price, Kinder Morgan Energy Partners assumed debt of $33.7 million, consisting of third-party notes payables, current and non-current bank borrowings, and long-term bonds payable. In October 2004, Kinder Morgan Energy Partners paid $28.4 million of the assumed debt and following these repayments, the only remaining outstanding debt was a $5.3 million principal amount of Adjustable Rate Industrial Development Revenue Bonds issued by the Illinois Development Finance Authority. Kinder Morgan Energy Partners’ subsidiary, Arrow Terminals L.P., is the obligor on these bonds. The bonds have a maturity date of January 1, 2010, and interest on these bonds is paid and computed quarterly at the Bond Market Association Municipal Swap Index. The bonds are collateralized by a first mortgage on assets of Arrow’s Chicago operations and a third mortgage on assets of Arrow’s Pennsylvania operations. As of December 31, 2006, the interest rate was 4.089%. The bonds are also backed by a $5.4 million letter of credit issued by JP Morgan Chase that backs-up the $5.3 million principal amount of the bonds and $0.1 million of interest on the bonds for up to 45 days computed at 12% per annum on the principal amount thereof.

Kinder Morgan Texas Pipeline, L.P. Debt

Effective August 1, 2005, Kinder Morgan Energy Partners acquired a natural gas storage facility in Liberty County, Texas. As part of Kinder Morgan Energy Partners’ purchase price, Kinder Morgan Energy Partners assumed debt having a fair value of $56.5 million. Kinder Morgan Energy Partners valued the debt equal to the present value of amounts to be paid determined using an approximate interest rate of 5.23%. The debt consisted of privately placed unsecured senior notes with a fixed annual stated interest rate as of August 1, 2005, of 8.85%. The assumed principal amount, along with interest, is due in monthly installments of approximately $0.7 million. The final payment is due January 2, 2014. Kinder Morgan Energy Partners’ subsidiary, Kinder Morgan Texas Pipeline, L.P., is the obligor on the notes, and as of December 31, 2006, Kinder Morgan Texas Pipeline, L.P.’s outstanding balance under the senior notes was $49.1 million.

Additionally, the unsecured senior notes may be prepaid at any time in amounts of at least $1.0 million at a price equal to the higher of par value or the present value of the remaining scheduled payments of principal and interest on the portion being prepaid. The notes also contain certain covenants similar to those contained in our current five-year, unsecured revolving credit facility. Kinder Morgan Energy Partners does not believe that these covenants will materially affect distributions to the partners of Kinder Morgan Energy Partners.

Kinder Morgan Liquids Terminals LLC Debt

In November 2001, Kinder Morgan Energy Partners acquired a liquids terminal in Perth Amboy, New Jersey from Stolthaven Perth Amboy Inc. and Stolt-Nielsen Transportation Group, Ltd. As part of Kinder Morgan Energy Partners’ purchase price, Kinder Morgan Energy Partners assumed $25.0 million of Economic Development Revenue Refunding Bonds issued by the New Jersey Economic Development Authority. These bonds have a maturity date of January 15, 2018. Interest on these bonds is computed on the basis of a year of 365 or 366 days, as applicable, for the actual number of days elapsed during Commercial Paper, Daily or Weekly Rate Periods and on the basis of a 360-day year consisting of twelve 30-day months during a Term Rate Period. As of December 31, 2006, the interest rate was 3.87%. Kinder Morgan Energy Partners has an outstanding letter of credit issued by Citibank in the amount of $25.3 million that backs-up the $25.0 million principal amount of the bonds and $0.3 million of interest on the bonds for up to 42 days computed at 12% on a per annum basis on the principal thereof.

Kinder Morgan Operating L.P. “B” Debt

This $23.7 million principal amount of tax-exempt bonds due April 1, 2024 was issued by the Jackson-Union Counties Regional Port District. These bonds bear interest at a weekly floating market rate. As of December 31, 2006, the interest rate on these bonds was 3.90%. As of December 31, 2006, Kinder Morgan Energy Partners had an outstanding letter of credit issued by Wachovia in the amount of $24.1 million that backs-up the $23.7 million principal amount of the bonds and $0.4 million of interest on the bonds for up to 55 days computed at 12% per annum on the principal amount thereof.

International Marine Terminals Debt

Since February 1, 2002, Kinder Morgan Energy Partners has owned a 66 2/3% interest in International Marine Terminals partnership. The principal assets owned by IMT are dock and wharf facilities financed by the Plaquemines Port, Harbor and Terminal District (Louisiana) $40,000,000 Adjustable Rate Annual Tender Port Facilities Revenue Refunding Bonds (International Marine Terminals Project) Series 1984A and 1984B. As of December 31, 2006, the interest rate on these bonds was 3.50%.

On March 15, 2005, these bonds were refunded and the maturity date was extended from March 15, 2006 to March 15, 2025. No other changes were made under the bond provisions. The bonds are backed by two letters of credit issued by KBC Bank N.V. On March 19, 2002, an Amended and Restated Letter of Credit Reimbursement Agreement relating to the letters of credit in the amount of $45.5 million was entered into by IMT and KBC Bank. In connection with that agreement, Kinder Morgan Energy Partners agreed to guarantee the obligations of IMT in proportion to their ownership interest. Kinder Morgan Energy Partners’ obligation is approximately $30.3 million for principal, plus interest and other fees.

Maturities of Debt

The scheduled maturities of Kinder Morgan Energy Partners’ outstanding debt, excluding market value of interest rate swaps, as of December 31, 2006, are summarized as follows (in millions):

2007	$1,359.1
2008	11.2
2009	256.4
2010	261.6
2011	706.4
Thereafter	3,148.7
Total	$5,743.4

Fair Value of Financial Instruments

Fair value as used in SFAS No. 107 Disclosures about Fair Value of Financial Instruments represents the amount at which an instrument could be exchanged in a current transaction between willing parties. The estimated fair value of Kinder Morgan

Energy Partners’ long-term debt, including its current portion and excluding market value of interest rate swaps, is based upon prevailing interest rates available to us as of December 31, 2006 and is disclosed below.

	December 31, 2006
	Carrying Value	Estimated Fair Value
	(In millions)
Total Debt	$4,645.2	$4,766.8

10. Distributions

During the year ended December 31, 2006, we distributed $539.5 million to our sole stockholder, Kinder Morgan (Delaware), Inc. Included in this amount was $193.2 million designated as a return of capital and deducted from additional paid-in capital on the accompanying Consolidated Balance Sheet dated December 31, 2006. The remaining $346.3 million was funded from accumulated earnings.

11. Pensions and Other Postretirement Benefits

In connection with Kinder Morgan Energy Partners’ acquisition of SFPP, L.P., referred to in this report as SFPP, and Kinder Morgan Bulk Terminals, Inc. in 1998, Kinder Morgan Energy Partners acquired certain liabilities for pension and postretirement benefits. Kinder Morgan Energy Partners provides medical and life insurance benefits to current employees, their covered dependents and beneficiaries of SFPP and Kinder Morgan Bulk Terminals. Kinder Morgan Energy Partners also provides the same benefits to former salaried employees of SFPP. Additionally, Kinder Morgan Energy Partners will continue to fund these costs for those employees currently in the plan during their retirement years. SFPP’s postretirement benefit plan is frozen and no additional participants may join the plan.

The noncontributory defined benefit pension plan covering the former employees of Kinder Morgan Bulk Terminals is the Kinder Morgan, Inc. Retirement Plan. The benefits under this plan are based primarily upon years of service and final average pensionable earnings; however, benefit accruals were frozen as of December 31, 1998. The net periodic benefit cost for the SFPP postretirement benefit plan was a credit of $0.3 million in 2006. The credit resulted in an increase to income, largely due to amortizations of an actuarial gain and a negative prior service cost, primarily related to the following:

•

there have been changes to the plan for both 2004 and 2005 which reduced liabilities, creating a negative prior service cost that is being amortized each year; and

•

there was a significant drop in 2004 in the number of retired participants reported as pipeline retirees by Burlington Northern Santa Fe, which holds a 0.5% special limited partner interest in SFPP.

As of December 31, 2006, the estimated net periodic postretirement benefit cost for the year 2007 will be a credit of approximately $0.3 million, including amortization of approximately $0.5 million of combined prior service credits and actuarial gains from accumulated other comprehensive income. Kinder Morgan Energy Partners expects to contribute approximately $0.4 million to the SFPP postretirement benefit plans in 2007.

On September 29, 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statement Nos. 87, 88, 106 and 132(R). One of the provisions of this Statement requires an employer with publicly traded equity securities to recognize the overfunded or underfunded status of a defined benefit pension plan or postretirement benefit plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. Following adoption of SFAS No. 158, entities will report as part of the net benefit liability on their balance sheets amounts that have not yet been recognized as a component of benefit expense (for example, unrecognized prior service costs or credits, net (actuarial) gain or loss, and transition obligation or asset) with a corresponding adjustment to accumulated other comprehensive income.

We adopted this provision on December 31, 2006, and the primary impact on us from adopting SFAS No. 158 was to require us to fully recognize, in the accompanying Consolidated Balance Sheet, both the funded status of the SFPP postretirement benefit plan obligation and previously unrecognized prior service credits and actuarial gains. Both the funded status and the recorded value of our benefit obligation for the SFPP postretirement benefit plan as of December 31, 2006 was $5.5 million. The following table discloses the incremental effect on the accompanying Consolidated Balance Sheet of applying SFAS No. 158 on December 31, 2006 (in millions):

	Before Application		Adjustments		After Application
Prepaid benefit cost	$	─	$	─	$	─
Accrued benefit liability		11.0		(5.5)		5.5
Minority Interests		-		5.3		5.3
Accumulated other comprehensive income		─		0.2		0.2

Multiemployer Plans

As a result of acquiring several terminal operations, primarily Kinder Morgan Energy Partners’ acquisition of Kinder Morgan Bulk Terminals, Inc. effective July 1, 1998, Kinder Morgan Energy Partners participates in several multi-employer pension plans for the benefit of employees who are union members. Kinder Morgan Energy Partners does not administer these plans and contributes to them in accordance with the provisions of negotiated labor contracts. Other benefits include a self-insured health and welfare insurance plan and an employee health plan where employees may contribute for their dependents’ health care costs.

Kinder Morgan Savings Plan

The Kinder Morgan Savings Plan is a defined contribution 401(k) plan. The plan permits all full-time employees of Kinder Morgan, Inc. and KMGP Services Company, Inc. to contribute between 1% and 50% of base compensation, on a pre-tax basis, into participant accounts. In addition to a mandatory contribution equal to 4% of base compensation per year for most plan participants, we may make special discretionary contributions. Certain employees’ contributions are based on collective bargaining agreements. The mandatory contributions are made each pay period on behalf of each eligible employee. All employer contributions, including discretionary contributions, are in the form of Kinder Morgan, Inc. stock that is immediately convertible into other available investment vehicles at the employee’s discretion. Participants may direct the investment of their contributions into a variety of investments. Plan assets are held and distributed pursuant to a trust agreement.

For employees hired on or prior to December 31, 2004, all contributions, together with earnings thereon, are immediately vested and not subject to forfeiture. Employer contributions for employees hired on or after January 1, 2005 will vest on the second anniversary of the date of hire. Effective October 1, 2005, for new employees of Kinder Morgan Energy Partners’ Terminals segment, a tiered employer contribution schedule was implemented. This tiered schedule provides for employer contributions of 1% for service less than one year, 2% for service between one and two years, 3% for services between two and five years, and 4% for service of five years or more. All employer contributions for Terminal employees hired after October 1, 2005 will vest on the fifth anniversary of the date of hire. All employee contributions, together with earnings thereon, are immediately vested and not subject to forfeiture. Participants may direct the investment of their contributions into a variety of investments. Plan assets are held and distributed pursuant to a trust agreement.

At its July 2006 meeting, the compensation committee of the Kinder Morgan, Inc. board of directors approved a special contribution of an additional 1% of base pay into the Savings Plan for each eligible employee. Each eligible employee will receive an additional 1% company contribution based on eligible base pay each pay period beginning with the first pay period of August 2006 and continuing through the last pay period of July 2007. The additional 1% contribution is in the form of Kinder Morgan, Inc. common stock (the same as the current 4% contribution) and does not change or otherwise impact, the annual 4% contribution that eligible employees currently receive. It may be converted to any other Savings Plan investment fund at any time and it will vest according to the same vesting schedule described in the preceding paragraph. Since this additional 1% company contribution is discretionary, compensation committee approval will be required annually for each additional contribution. During the first quarter of 2007, excluding the 1% additional contribution described above, we will not make any additional discretionary contributions to individual accounts for 2006.

Additionally, in 2006, an option to make after-tax “Roth” contributions (Roth 401(k) option) to a separate participant account was added to the Savings Plan as an additional benefit to all participants. Unlike traditional 401(k) plans, where participant contributions are made with pre-tax dollars, earnings grow tax-deferred, and the withdrawals are treated as taxable income, Roth 401(k) contributions are made with after-tax dollars, earnings are tax-free, and the withdrawals are tax-free if they occur after both (i) the fifth year of participation in the Roth 401(k) option, and (ii) attainment of age 59 ½, death or disability. The employer contribution will still be considered taxable income at the time of withdrawal.

Cash Balance Retirement Plan

Employees of KMGP Services Company, Inc. and Kinder Morgan, Inc. are also eligible to participate in a Cash Balance Retirement Plan. Certain employees continue to accrue benefits through a career-pay formula, “grandfathered” according to age and years of service on December 31, 2000, or collective bargaining arrangements. All other employees accrue benefits through a personal retirement account in the Cash Balance Retirement Plan. Under the plan, we make contributions on behalf of participating employees equal to 3% of eligible compensation every pay period. Interest is credited to the personal retirement accounts at the 30-year U.S. Treasury bond rate, or an approved substitute, in effect each year. Employees become fully vested in the plan after five years, and they may take a lump sum distribution upon termination of employment or retirement.

12. Related Party Transactions

Capital Contribution

Effective December 31, 2006, our sole stockholder, Kinder Morgan (Delaware), Inc., made a capital contribution in the amount of $837.8 million. This capital contribution was made in the form of converting the $837.8 million balance of our long-term related party note payable into equity. The balance of the related party note payable resulted principally from current income taxes paid by Kinder Morgan, Inc. on our behalf.

Operations

Natural Gas Pipelines – KMP Business Segment

Kinder Morgan, Inc. or its subsidiaries operate and maintain for Kinder Morgan Energy Partners the assets comprising the Natural Gas Pipelines – KMP business segment. Natural Gas Pipeline Company of America, a subsidiary of Kinder Morgan, Inc., operates Trailblazer Pipeline Company’s assets under a long-term contract pursuant to which Trailblazer Pipeline Company incurs the costs and expenses related to Natural Gas Pipeline Company of America’s operating and maintaining the assets. Trailblazer Pipeline Company provides the funds for its own capital expenditures. Natural Gas Pipeline Company of America does not profit from or suffer loss related to its operation of Trailblazer Pipeline Company’s assets.

The remaining assets comprising Natural Gas Pipelines – KMP business segment as well as the North System and Cypress Pipeline, which are part of the Products Pipelines – KMP business segment, are operated under other agreements between Kinder Morgan, Inc., and Kinder Morgan Energy Partners. Pursuant to the applicable underlying agreements, Kinder Morgan Energy Partners pays Kinder Morgan, Inc. either a fixed amount or actual costs incurred as reimbursement for the corporate general and administrative expenses incurred in connection with the operation of these assets.

CO2 – KMP Business Segment

Kinder Morgan, Inc. or its subsidiaries operate and maintain for Kinder Morgan Energy Partners the power plant Kinder Morgan Energy Partners constructed at the SACROC oil field unit, located in the Permian Basin area of West Texas. Kinder Morgan Production Company, a subsidiary of one of Kinder Morgan Energy Partners’ operating limited partnerships, completed construction of the power plant in June 2005 at an approximate cost of $76 million. The power plant provides approximately half of SACROC’s current electricity needs.

Kinder Morgan Power Company, a subsidiary of Kinder Morgan, Inc., operates and maintains the power plant under a five-year contract expiring in June 2010. Pursuant to the contract, Kinder Morgan, Inc. incurs the costs and expenses related to operating and maintaining the power plant for the production of electrical energy at the SACROC field. Such costs include supervisory personnel and qualified operating and maintenance personnel in sufficient numbers to accomplish the services provided in accordance with good engineering, operating and maintenance practices. Kinder Morgan Production Company fully reimburses Kinder Morgan, Inc.’s expenses, including all agreed-upon labor costs, and also pays to Kinder Morgan, Inc. an operating fee of $20,000 per month.

In addition, Kinder Morgan Production Company is responsible for processing and directly paying invoices for fuels utilized by the plant. Other materials, including but not limited to lubrication oil, hydraulic oils, chemicals, ammonia and any catalyst are purchased by Kinder Morgan, Inc. and invoiced monthly as provided by the contract, if not paid directly by Kinder Morgan Production Company.

Risk Management

Certain of Kinder Morgan Energy Partners’ business activities expose it to risks associated with changes in the market price of natural gas, natural gas liquids and crude oil. Kinder Morgan Energy Partners also has exposure to interest rate risk as a result of the issuance of its fixed rate debt obligations. Pursuant to Kinder Morgan Energy Partners’ management’s approved risk management policy, it uses derivative contracts to hedge or reduce its exposure to these risks and protect its profit margins.

Kinder Morgan Energy Partners’ risk management policies prohibit it from engaging in speculative trading. Kinder Morgan Energy Partners’ commodity-related risk management activities are monitored by its risk management committee, which is a separately designated standing committee whose job responsibilities involve operations exposed to commodity market risk and other external risks in the ordinary course of business. Kinder Morgan Energy Partners’ risk management committee is charged with the review and enforcement of its management’s risk management policy. The committee is comprised of 19 executive-level employees of Kinder Morgan, Inc. or KMGP Services Company, Inc. whose job responsibilities involve operations exposed to commodity market risk and other external risks in the ordinary course of business. The committee is chaired by Kinder Morgan Energy Partners’ President and is charged with the following three responsibilities:

•

establish and review risk limits consistent with our risk tolerance philosophy;

•

recommend to the audit committee any changes, modifications, or amendments to Kinder Morgan Energy Partners’ risk management policy; and

•

address and resolve any other high-level risk management issues.

For more information on our risk management activities see Note 14.

KM Insurance, Ltd.

KM Insurance, Ltd., referred to as KMIL, is a Bermuda insurance company and wholly owned subsidiary of Kinder Morgan, Inc. KMIL was formed during the second quarter of 2005 as a Class 2 Bermuda insurance company, the sole business of which is to issue policies for Kinder Morgan, Inc. and Kinder Morgan Energy Partners to secure the deductible portion of their workers compensation, automobile liability, and general liability policies placed in the commercial insurance market.

Notes Receivable

Plantation Pipe Line Company

Kinder Morgan Energy Partners owns a 51.17% equity interest in Plantation Pipe Line Company (“Plantation”). An affiliate of ExxonMobil owns the remaining 48.83% interest. In July 2004, Plantation repaid a $10 million note outstanding and $175 million in outstanding commercial paper borrowings with funds of $190 million borrowed from its owners. Kinder Morgan Energy Partners loaned Plantation $97.2 million, which corresponds to its 51.17% ownership interest, in exchange for a seven-year note receivable bearing interest at the rate of 4.72% per annum. The note provides for semiannual payments of principal and interest on December 31 and June 30 each year beginning on December 31, 2004 based on a 25-year amortization schedule, with a final principal total payment to owners of $157.9 million due July 20, 2011. Kinder Morgan Energy Partners funded its loan of $97.2 million with borrowings under its commercial paper program. An affiliate of ExxonMobil owns the remaining 48.83% equity interest in Plantation and funded the remaining $92.8 million on similar terms.

In 2006, Plantation paid to Kinder Morgan Energy Partners $1.1 million in principal amount under the note, and as of December 31, 2006, the principal amount receivable from this note was $93.1 million. We included $3.4 million of this balance within “Accounts, Notes and Interest Receivable, Net: Related Parties” on the accompanying Consolidated Balance Sheet as of December 31, 2006, and we included the remaining $89.7 million balance as “Notes Receivable – Related Parties.”

Coyote Gas Treating, LLC

Coyote Gas Treating, LLC is a joint venture that was organized in December 1996. It is referred to as Coyote Gulch in this report. The sole asset owned by Coyote Gulch is a 250 million cubic feet per day natural gas treating facility located in La Plata County, Colorado. Prior to the contribution of Kinder Morgan Energy Partners’ ownership interest in Coyote Gulch to Red Cedar Gathering Company on September 1, 2006, discussed below, Kinder Morgan Energy Partners was the managing partner and owned a 50% equity interest in Coyote Gulch.

In June 2001, Coyote Gulch repaid the $34.2 million in outstanding borrowings under its 364-day credit facility with funds borrowed from its owners. Kinder Morgan Energy Partners loaned Coyote Gulch $17.1 million, which corresponds to its 50% ownership interest, in exchange for a one-year note receivable bearing interest payable monthly at LIBOR plus a margin of 0.875%. On June 30, 2002 and June 30, 2003, the note was extended for one year. On June 30, 2004, the term of the note was made month-to-month. In 2005, Kinder Morgan Energy Partners reduced its investment in the note by $0.1 million to account for its share of investee losses in excess of the carrying value of its equity investment in Coyote Gulch.

In March 2006, Enterprise Field Services LLC (“Enterprise”) and Kinder Morgan Energy Partners agreed to transfer Coyote Gulch’s notes payable to Enterprise and Kinder Morgan Energy Partners to members’ equity. Accordingly, Kinder Morgan

Energy Partners contributed the principal amount of $17.0 million related to its note receivable to its equity investment in Coyote Gulch.

In the third quarter of 2006, the Southern Ute Indian Tribe acquired the remaining 50% ownership interest in Coyote Gulch from Enterprise. The acquisition was made effective March 1, 2006. On September 1, 2006, Kinder Morgan Energy Partners and the Southern Ute Tribe agreed to transfer all of the members’ equity in Coyote Gulch to the members’ equity of Red Cedar Gathering Company, a joint venture organized in August 1994 and referred to in this report as Red Cedar. Red Cedar owns and operates natural gas gathering, compression and treating facilities in the Ignacio Blanco Field in La Plata County, Colorado, and is owned 49% by Kinder Morgan Energy Partners and 51% by the Southern Ute Tribe. Under the terms of a five-year operating lease agreement that became effective January 1, 2002, Red Cedar also operates the gas treating facility owned by Coyote Gulch and is responsible for all operating and maintenance expenses and capital costs.

Accordingly, on September 1, 2006, Kinder Morgan Energy Partners and the Southern Ute Tribe contributed the value of their respective 50% ownership interests in Coyote Gulch to Red Cedar, and as a result, Coyote Gulch became a wholly owned subsidiary of Red Cedar. The value of Kinder Morgan Energy Partners’ 50% equity contribution from Coyote Gulch to Red Cedar on September 1, 2006 was $16.7 million, and this amount remains included within “Investments” in the accompanying Consolidated Balance Sheet as of December 31, 2006.

13. Leases and Commitments

Capital Leases

Kinder Morgan Energy Partners acquired certain leases classified as capital leases as part of its acquisition of Kinder Morgan River Terminals LLC in October 2004. Kinder Morgan Energy Partners leases its Memphis, Tennessee port facility under an agreement accounted for as a capital lease. The lease is for 24 years and expires in 2017. Additionally, Kinder Morgan Energy Partners has two equipment leases accounted for as capital leases and each of these leases expire in 2007.

The components of property, plant and equipment recorded under capital leases are as follows (in millions):

December 31, 2006
Leasehold improvements	$4.1
Machinery and equipment	-
4.1
Less: Accumulated amortization	(3.0)
$1.1

Future commitments under capital lease obligations as of December 31, 2006 are as follows (in millions):

Year	Commitment
2007	$0.2
2008	0.2
2009	0.2
2010	0.1
2011	0.1
Thereafter	1.0
Subtotal	1.8
Less: Amount representing interest	(0.7)
Present value of minimum capital lease payments	$1.1

Operating Leases

Including probable elections to exercise renewal options, the remaining terms on Kinder Morgan Energy Partners’ operating leases range from one to 62 years. Future commitments related to these leases as of December 31, 2006 are as follows (in millions):

Year	Commitment
2007	$47.7
2008	30.0
2009	20.2
2010	16.9
2011	13.1
Thereafter	27.9
Total minimum payments	$155.8

The largest of these lease commitments, in terms of total obligations payable by December 31, 2008, include commitments supporting:

•

crude oil drilling rig operations for the oil and gas activities of the CO2 – KMP business segment;

•

natural gas liquids pipeline capacity and storage for Kinder Morgan Energy Partners’ North System natural gas liquids pipeline;

•

marine port terminal operations at Kinder Morgan Energy Partners’ Nassau bulk product terminal, located in Fernandina Beach, Florida; and

•

natural gas storage in underground salt dome caverns for Kinder Morgan Energy Partners’ Texas intrastate natural gas pipeline group.

Total minimum payments have not been reduced for future minimum sublease rentals aggregating approximately $6.2 million.

Unit-Based Payment Plans

Kinder Morgan Energy Partners

Kinder Morgan Energy Partners has three common unit-based compensation plans: A common unit option plan, the Directors’ Unit Appreciation Rights Plan and the Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan.

The common unit option plan was established in 1998. The plan was authorized to grant up to 500,000 options to key personnel and terminates in March, 2008. The options granted generally have a term of seven years, vest 40% on the first anniversary of the date of grant and 20% on each of the next three anniversaries, and have exercise prices equal to the market price of the common units at the grant date. No grants have been made under this plan since May 2000. During 2006, 4,200 options to purchase common units were cancelled or forfeited, and 21,100 options to purchase common units were exercised at an average price of $19.67 per unit. The common units underlying these options had an average fair market value of $46.43 per unit.  As of December 31, 2006, there were no outstanding options under this plan.

The Directors’ Unit Appreciation Rights Plan was established on April 1, 2003. Pursuant to this plan, each of Kinder Morgan Management’s three non-employee directors was eligible to receive common unit appreciation rights.  Upon the exercise of unit appreciation rights, Kinder Morgan Energy Partners will pay, within thirty days of the exercise date, the participant an amount of cash equal to the excess, if any, of the aggregate fair market value of the unit appreciation rights exercised as of the exercise date over the aggregate award price of the rights exercised. The fair market value of one unit appreciation right as of the exercise date will be equal to the closing price of one common unit on the New York Stock Exchange on that date. The award price of one unit appreciation right will be equal to the closing price of one common unit on the New York Stock Exchange on the date of grant. All unit appreciation rights granted vest on the six-month anniversary of the date of grant and have a ten year expiration. A total of 52,500 unit appreciation rights were granted in 2003 and 2004, and as of December 31, 2006, all of these unit appreciation rights were fully vested and remained outstanding. In 2005, this plan was replaced with the Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan for Non-Employee Directors, discussed following.

The Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan recognizes that the compensation to be paid to each non-employee director is fixed by the Kinder Morgan Management board, generally annually, and that the compensation is expected to include an annual retainer payable in cash. Pursuant to the plan, in lieu of receiving cash compensation, each non-employee director may elect to receive common units. A non-employee director may make a new election each calendar year. The total number of common units authorized under this compensation plan is 100,000. All common units issued under this plan are subject to forfeiture restrictions that expire six months from the date of issuance. A total of 10,500 common units were issued to non-employee directors in 2005 and 2006 as a result of their elections to receive common units in lieu of cash compensation.

Contingent Debt

Cortez Pipeline Company Debt

Pursuant to a certain Throughput and Deficiency Agreement, the partners of Cortez Pipeline Company (Kinder Morgan CO2 Company, L.P. – 50% partner; a subsidiary of Exxon Mobil Corporation – 37% partner; and Cortez Vickers Pipeline Company – 13% partner) are required, on a several, percentage ownership basis, to contribute capital to Cortez Pipeline Company in the event of a cash deficiency. The Throughput and Deficiency Agreement contractually supports the borrowings of Cortez Capital Corporation, a wholly owned subsidiary of Cortez Pipeline Company, by obligating the partners of Cortez Pipeline Company to fund cash deficiencies at Cortez Pipeline Company, including cash deficiencies relating to the repayment of principal and interest on borrowings by Cortez Capital Corporation. Parent companies of the respective Cortez Pipeline Company partners further severally guarantee, on a percentage basis, the obligations of the Cortez Pipeline Company partners under the Throughput and Deficiency Agreement.

As of December 31, 2006, the debt facilities of Cortez Capital Corporation consisted of:

•

$75 million of Series D notes due May 15, 2013;

•

a $125 million short-term commercial paper program; and

•

a $125 million five-year committed revolving credit facility due December 22, 2009 (to support the above-mentioned $125 million commercial paper program).

As of December 31, 2006, Cortez Capital Corporation had $73.9 million of commercial paper outstanding with an average interest rate of 5.3846%, the average interest rate on the Series D notes was 7.14%, and there were no borrowings under the credit facility.

Due to Kinder Morgan Energy Partners’ indirect ownership of Cortez Pipeline Company through Kinder Morgan CO2 Company, L.P., Kinder Morgan Energy Partners severally guarantees 50% of the debt of Cortez Capital Corporation. Shell Oil Company shares our several guaranty obligations jointly and severally; however, Kinder Morgan Energy Partners is obligated to indemnify Shell for liabilities it incurs in connection with such guaranty. With respect to Cortez’s long-term revolving credit facility, Shell was released of its guaranty obligations on December 31, 2006; with respect to Cortez’s Series D notes, in December 2006, Kinder Morgan Energy Partners entered into a letter of credit issued by JP Morgan Chase in the amount of $37.5 million to secure its indemnification obligations to Shell for 50% of the $75 million in principal amount of Series D notes outstanding as of December 31, 2006; and with respect to Cortez’s short-term commercial paper borrowings, in January 2007, Kinder Morgan Energy Partners entered into an additional letter of credit issued by JP Morgan Chase in the amount of $37.5 million to secure its indemnification obligations to Shell for 50% of the outstanding commercial paper borrowings as of December 31, 2006.

Red Cedar Gathering Company Debt

In October 1998, Red Cedar Gathering Company sold $55 million in aggregate principal amount of Senior Notes due October 31, 2010. The $55 million was sold in 10 different notes in varying amounts with identical terms.

The Senior Notes are collateralized by a first priority lien on the ownership interests, including Kinder Morgan Energy Partners’ 49% ownership interest, in Red Cedar Gathering Company. The Senior Notes are also guaranteed by Kinder Morgan Energy Partners and the other owner of Red Cedar Gathering Company jointly and severally. The principal is to be repaid in seven equal installments beginning on October 31, 2004 and ending on October 31, 2010. As of December 31, 2006, $31.4 million in principal amount of notes were outstanding.

Red Cedar Gathering Company Debt Issuances Subsequent to December 31, 2006

Red Cedar Gathering Company sold new unsecured Senior Notes on March 16, 2007 totaling $100 million in aggregate principal amounts. There are 17 different notes in varying amounts with identical terms of 10 years, all with a fixed 5.59% interest rate, with the first of five equal principal payments starting March 16, 2013 and ending March 16, 2017. Red Cedar Gathering Company used the proceeds from the sale to pay the remaining outstanding balance of $31.4 million plus accrued interest and a make-whole payment to the holders of the Senior Notes issued in 1998, and to make a distribution to Kinder Morgan Energy Partners and its other owner.

Nassau County, Florida Ocean Highway and Port Authority Debt

Nassau County, Florida Ocean Highway and Port Authority is a political subdivision of the State of Florida. During 1990, Ocean Highway and Port Authority issued its Adjustable Demand Revenue Bonds in the aggregate principal amount of $38.5 million for the purpose of constructing certain port improvements located in Fernandino Beach, Nassau County, Florida. The bond indenture is for 30 years and allows the bonds to remain outstanding until December 1, 2020. A letter of credit was issued as security for the Adjustable Demand Revenue Bonds and was guaranteed by the parent company of Nassau Terminals LLC, the operator of the port facilities. In July 2002, Kinder Morgan Energy Partners acquired Nassau Terminals LLC and became guarantor under the letter of credit agreement. In December 2002, Kinder Morgan Energy Partners issued a $28 million letter of credit under its credit facilities and the former letter of credit guarantee was terminated. Principal payments on the bonds are made on the first of December each year and corresponding reductions are made to the letter of credit. As of December 31, 2006, this letter of credit had an outstanding balance under Kinder Morgan Energy Partners’ credit facility of $23.9 million.

Rockies Express Pipeline LLC Debt

On April 28, 2006, Rockies Express Pipeline LLC entered into a $2.0 billion five-year, unsecured revolving credit facility due April 28, 2011. This credit facility supports a $2.0 billion commercial paper program that was established in May 2006, and borrowings under the commercial paper program reduce the borrowings allowed under the credit facility; this facility can be amended to allow for borrowings up to $2.5 billion. Borrowings under the Rockies Express credit facility and commercial paper program will be primarily used to finance the construction of the Rockies Express interstate natural gas pipeline and to pay related expenses, and the borrowings will not reduce the borrowings allowed under Kinder Morgan Energy Partners’ credit facility described in Note 9.

In addition, pursuant to certain guaranty agreements, all three member owners of West2East Pipeline LLC (and its subsidiary Rockies Express Pipeline LLC) have agreed to guarantee borrowings under the Rockies Express credit facility and under the Rockies Express commercial paper program severally in the same proportion as their percentage ownership of the member interests in Rockies Express Pipeline LLC. The three member owners and their respective ownership interests consist of the following: Kinder Morgan Energy Partners’ subsidiary Kinder Morgan W2E Pipeline LLC – 51%, Sempra Energy – 25%, and ConocoPhillips – 24%. As of December 31, 2006, Rockies Express Pipeline LLC had $790.1 million of commercial paper outstanding, and there were no borrowings under its five-year credit facility. Accordingly, as of December 31, 2006, Kinder Morgan Energy Partners’ contingent share of Rockies Express’ debt was $403.0 million (51% of total commercial paper borrowings).

14. Risk Management

Kinder Morgan Energy Partners is exposed to risks associated with changes in the market price of natural gas, natural gas liquids and crude oil as a result of the forecasted purchase or sale of these products. Kinder Morgan Energy Partners has exposure to interest rate risk as a result of the issuance of variable and fixed rate debt and commercial paper. Pursuant to Kinder Morgan Energy Partners’ management’s risk management policy, Kinder Morgan Energy Partners engages in derivative transactions for the purpose of mitigating these risks, which transactions are accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and associated amendments (“SFAS No. 133”).

Commodity Price Risk Management

Kinder Morgan Energy Partners enters into derivative contracts solely for the purpose of hedging exposures that accompany its normal business activities. In accordance with the provisions of SFAS No. 133, Kinder Morgan Energy Partners designated these instruments as hedges of various exposures as discussed following, and Kinder Morgan Energy Partners tests the effectiveness of changes in the value of these hedging instruments with the risk being hedged. Hedge ineffectiveness is recognized in income in the period in which it occurs. Kinder Morgan Energy Partners’ over-the-counter swaps and options are entered into with counterparties outside central trading facilities such as a futures, options or stock exchange. These contracts are with a number of parties all of which have investment grade credit ratings. While Kinder Morgan Energy Partners enters into derivative transactions principally with investment grade counterparties and actively monitors their ratings, it is nevertheless possible that from time to time losses will result from counterparty credit risk in the future.

Kinder Morgan Energy Partners’ normal business activities expose it to risks associated with changes in the market price of natural gas, natural gas liquids and crude oil. Specifically, these risks are associated with (i) pre-existing or anticipated physical natural gas, natural gas liquids and crude oil sales, (ii) natural gas purchases and (iii) natural gas system use and storage. During the year ended December 31, 2006, all of Kinder Morgan Energy Partners’ derivative activities relating to the mitigation of these risks were designated and qualified as cash flow hedges in accordance with SFAS No. 133. There was no component of these derivatives instruments’ gain or loss excluded from the assessment of hedge effectiveness.

As hedged sales and purchases take place and we record them into earnings, we also reclassify the gains and losses included in accumulated other comprehensive income into earnings. During 2006 we reclassified $7.7 million of accumulated other comprehensive loss into earnings, as a result of hedged forecasted transactions occurring during the periods. We expect to reclassify approximately $6.0 million of accumulated other comprehensive loss as of December 31, 2006 to earnings during the next twelve months. In conjunction with these activities, Kinder Morgan Energy Partners is required to place funds in margin accounts or post letters of credit when the market value of these derivatives with specific counterparties exceeds established limits, or in conjunction with the purchase of exchange-traded derivatives. At December 31, 2006, Kinder Morgan Energy Partners’ margin requirements associated with its commodity contract positions and over-the-counter swap partners totaled $2.3 million and is reported within the caption “Current Liabilities: Other.” As of December 31, 2006, Kinder Morgan Energy Partners had three outstanding letters of credit totaling $243 million in support of its hedging of commodity price risks associated with the sale of natural gas, natural gas liquids and crude oil.

Derivative instruments entered into for the purpose of mitigating commodity price risk include swaps, futures and options. The fair values of these derivative contracts reflect the amounts that Kinder Morgan Energy Partners would receive or pay to terminate the contracts at the reporting date and are included in the accompanying Consolidated Balance Sheet as of December 31, 2006 within the captions indicated in the following table:

December 31, 2006
Derivatives Asset (Liability)
Current Assets: Other	$91.9
Deferred Charges and Other Assets	12.7
Current Liabilities: Other	(431.4)
Other Liabilities and Deferred Credits: Other	(510.2)

Given Kinder Morgan Energy Partners’ portfolio of businesses as of December 31, 2006, its principal use of energy commodity derivative contracts was to mitigate the risk associated with market movements in the price of energy commodities. Kinder Morgan Energy Partners’ net short natural gas derivatives position primarily represented its hedging of anticipated future natural gas purchases and sales. Kinder Morgan Energy Partners’ net short crude oil derivatives position represented its crude oil derivative purchases and sales made to hedge anticipated oil purchases and sales. Finally, Kinder Morgan Energy Partners’ net short natural gas liquids derivatives position reflected the hedging of its forecasted natural gas liquids purchases and sales. As of December 31, 2006, the maximum length of time over which Kinder Morgan Energy Partners has hedged its exposure to the variability in future cash flows associated with commodity price risk is through December 2011.

Following is selected information concerning Kinder Morgan Energy Partners’ energy commodity derivative contracts and over-the- counter swaps and options as of December 31, 2006:

	Commodity Contracts	Over the Counter Swaps and Options Contracts	Total
	(Number of contracts1)
Natural Gas
Notional Volumetric Positions: Long	143	1,904	2,047
Notional Volumetric Positions: Short	(216)	(1,616)	(1,832)
Net Notional Totals to Occur in 2007	(73)	208	(135)
Net Notional Totals to Occur in 2008 and Beyond	-	80	80
Crude Oil
Notional Volumetric Positions: Long	-	2,985	2,985
Notional Volumetric Positions: Short	-	(55,835)	(55,835)
Net Notional Totals to Occur in 2007	-	(11,963)	(11,963)
Net Notional Totals to Occur in 2008 and Beyond	-	(40,887)	(40,887)
Natural Gas Liquids
Notional Volumetric Positions: Long	-	10	10
Notional Volumetric Positions: Short	-	(360)	(360)
Net Notional Totals to Occur in 2007	-	(350)	(350)
Net Notional Totals to Occur in 2008 and Beyond	-	-	-

1

A term of reference describing a unit of commodity trading. One natural gas contract equals 10,000 MMBtus. One crude oil or natural gas liquids contract equals 1,000 barrels.

The over-the-counter swaps and options are contracts Kinder Morgan Energy Partners entered into with counterparties outside centralized trading facilities such as a futures, options or stock exchange. These contracts are with a number of parties, all of which had investment grade credit ratings as of December 31, 2006. Kinder Morgan Energy Partners both owes money and is owed money under these derivative contracts. Defaults by counterparties under over-the-counter swaps and options could expose Kinder Morgan Energy Partners to additional commodity price risks in the event that Kinder Morgan Energy Partners is unable to enter into replacement contracts for such swaps and options on substantially the same terms. Alternatively, Kinder Morgan Energy Partners may need to pay significant amounts to the new counterparties to induce them to enter into replacement swaps and options on substantially the same terms. While Kinder Morgan Energy Partners enters into derivative contracts principally with investment grade counterparties and actively monitors their credit ratings, it is nevertheless possible that from time to time losses will result from counterparty credit risk in the future.

In addition, in conjunction with the purchase of exchange-traded derivative contracts or when the market value of its derivative contracts with specific counterparties exceeds established limits, Kinder Morgan Energy Partners is required to provide collateral to its counterparties, which may include posting letters of credit or placing cash in margin accounts. As of December 31, 2006, Kinder Morgan Energy Partners had three outstanding letters of credit totaling $243.0 million in support of its hedging of commodity price risks associated with the sale of natural gas, natural gas liquids and crude oil.

As of December 31, 2006, Kinder Morgan Energy Partners had no cash margin deposits associated with its commodity contract positions and over-the-counter swap partners; however, the counterparties associated with its commodity contract positions and over-the-counter swap agreements had margin deposits with Kinder Morgan Energy Partners totaling $2.3 million, and we reported this amount within “Current Liabilities: Other” in our accompanying Consolidated Balance Sheet as of December 31, 2006.

Interest Rate Risk Management

Kinder Morgan Energy Partners has exposure to interest rate risk as a result of the issuance of variable and fixed rate debt and commercial paper. Kinder Morgan Energy Partners enters into interest rate swap agreements to mitigate its exposure to changes in the fair value of its fixed rate debt agreements. These hedging relationships are accounted for under SFAS No. 133 using the “short-cut” method prescribed for qualifying fair value hedges. Accordingly, the carrying value of the swap is adjusted to its fair value as of the end of each reporting period, and an offsetting entry is made to adjust the carrying value of the debt securities whose fair value is being hedged. The fair value of the swaps of $65.2 million and $22.6 million at December 31, 2006 is included in the accompanying Consolidated Balance Sheet within the captions “Deferred Charges and Other Assets” and “Other Liabilities and Deferred Credits: Other,” respectively. We record interest expense equal to the floating rate payments, which is accrued monthly and paid semi-annually.

As of December 31, 2006, Kinder Morgan Energy Partners was a party to interest rate swap agreements with notional principal amounts of $2.1 billion which effectively convert the interest expense associated with the following series of its senior notes from fixed rates to variable rates based on an interest rate of LIBOR plus a spread:

•

$200 million principal amount of our 5.35% senior notes due August 15, 2007;

•

$250 million principal amount of our 6.30% senior notes due February 1, 2009;

•

$200 million principal amount of our 7.125% senior notes due March 15, 2012;

•

$250 million principal amount of our 5.0% senior notes due December 15, 2013;

•

$200 million principal amount of our 5.125% senior notes due November 15, 2014;

•

$300 million principal amount of our 7.40% senior notes due March 15, 2031;

•

$200 million principal amount of our 7.75% senior notes due March 15, 2032;

•

$400 million principal amount of our 7.30% senior notes due August 15, 2033; and

•

$100 million principal amount of our 5.80% senior notes due March 15, 2035.

Interest Rate Swap Transactions Subsequent to December 31, 2006

In the first quarter of 2007, Kinder Morgan Energy Partners (i) entered into additional fixed-to-floating interest rate swap agreements having a combined notional principal amount of $400 million which effectively converts the interest expense associated with its 6.00% senior notes due February 1, 2017 and (ii) terminated an existing fixed-to-floating interest rate swap agreement having a notional principal amount of $100 million and a maturity date of March 15, 2032. Kinder Morgan

Energy Partners received $15.0 million from the early termination of this swap agreement, and this deferred gain will be amortized over the remaining life of the original swap period. After these transactions, Kinder Morgan Energy Partners had outstanding fixed-to-floating interest rate swap agreements having a combined notional principal amount of $2.4 billion.

15. Reportable Segments

We divide our operations into four reportable business segments:

•

Products Pipelines – KMP;

•

Natural Gas Pipelines – KMP;

•

CO2 – KMP; and

•

Terminals – KMP.

Each segment uses the same accounting policies as those described in the summary of significant accounting policies (see Note 2). We evaluate performance principally based on each segments’ earnings before depreciation, depletion and amortization, which exclude general and administrative expenses, third-party debt costs and interest expense, unallocable interest income and minority interest. Our reportable segments are strategic business units that offer different products and services. Each segment is managed separately because each segment involves different products and marketing strategies.

The Products Pipelines – KMP segment derives its revenues primarily from the transportation and terminaling of refined petroleum products, including gasoline, diesel fuel, jet fuel and natural gas liquids. The Natural Gas Pipelines – KMP segment derives its revenues primarily from the sale, transmission, storage and gathering of natural gas. The CO2 – KMP segment derives its revenues primarily from the production and sale of crude oil from fields in the Permian Basin of West Texas and from the transportation and marketing of carbon dioxide used as a flooding medium for recovering crude oil from mature oil fields. The Terminals – KMP segment derives its revenues primarily from the transloading and storing of refined petroleum products and dry and liquid bulk products, including coal, petroleum coke, cement, alumina, salt, and chemicals.

Financial information by segment follows (in millions):

December 31, 2006
Investments:
Products Pipelines – KMP	$211.1
Natural Gas Pipelines – KMP	197.9
CO2 – KMP	16.1
Terminals – KMP	0.5
Total consolidated investments	$425.6
Assets:
Products Pipelines – KMP	$3,910.6
Natural Gas Pipelines – KMP	3,942.8
CO2 – KMP	1,838.2
Terminals – KMP	2,364.0
Total segment assets	12,055.6
Corporate assets(a)	1,048.1
Total consolidated assets	$13,103.7

(a)

Includes cash, cash equivalents, certain unallocable deferred charges, and risk management assets related to the market value of interest rate swaps.

Financial Information about Geographic Areas

The amount of our assets and operations that are located outside of the continental United States of America is not material.

16. Regulatory Matters

The tariffs we charge for transportation on our interstate common carrier pipelines are subject to rate regulation by the Federal Energy Regulatory Commission, referred to in this report as the FERC, under the Interstate Commerce Act. The Interstate Commerce Act requires, among other things, that interstate petroleum products pipeline rates be just and reasonable and nondiscriminatory. Pursuant to FERC Order No. 561, effective January 1, 1995, interstate petroleum products pipelines are able to change their rates within prescribed ceiling levels that are tied to an inflation index. FERC Order No. 561-A, affirming and clarifying Order No. 561, expanded the circumstances under which interstate petroleum products pipelines may employ cost-of-service ratemaking in lieu of the indexing methodology, effective January 1, 1995. For each of the years ended December 31, 2006, 2005 and 2004, the application of the indexing methodology did not significantly affect tariff rates on our interstate petroleum products pipelines.

On February 15, 2007, the FERC issued a notice of inquiry seeking comment on the need for changes or revisions to the FERC’s reporting requirements contained in the financial forms for gas and oil pipelines and electric utilities.

On December 22, 2005, the FERC issued a Notice of Proposed Rulemaking to amend its regulations by establishing two new methods for obtaining market-based rates for underground natural gas storage services. First, the FERC proposed to modify its market power analysis to better reflect competitive alternatives to storage. Doing so would allow a storage applicant to include other storage services as well as non-storage products such as pipeline capacity, local production, or liquefied natural gas supply in its calculation of market concentration and its analysis of market share. Second, the FERC proposed to modify its regulations to permit the FERC to allow market-based rates for new storage facilities even if the storage provider is unable to show that it lacks market power, provided the FERC finds that the market-based rates are in the public interest and necessary to encourage the construction of needed storage capacity and that customers are adequately protected from the abuse of market power. On June 19, 2006, the FERC issued Order 678 allowing for broader market-based pricing of storage services. The rule expands the alternatives that can be considered in evaluating competition, provides that market-based pricing may be available even when market power is present (if market-based pricing is needed to stimulate development) and treats expansions of existing facilities similar to new facilities. The order became effective July 27, 2006. On November 16, 2006, the FERC issued its order on rehearing, clarifying that it would consider whether additional reporting is appropriate on a case-by-case basis to ensure that customer protections remain adequate over time, but denying rehearing in all other respects.

On November 22, 2004, the FERC issued a Notice of Inquiry seeking comments on its policy of selective discounting. Specifically, the FERC requested parties to submit comments and respond to inquiries regarding the FERC’s practice of permitting pipelines to adjust their ratemaking throughput downward in rate cases to reflect discounts given by pipelines for competitive reasons – when the discount is given to meet competition from another gas pipeline. By an order issued May 31, 2005, the FERC reaffirmed its existing policy on selective discounting by interstate pipelines without change. Several entities filed for rehearing; however, by an order issued on November 17, 2005, the FERC denied all requests for rehearing. On January 9, 2006, a petition for judicial review of the FERC’s May 31, 2005 and November 17, 2005 orders was filed by the Northern Municipal Distributor Group/Midwest Region Gas Task Force Association.

On November 5, 2004, the FERC issued a notice of proposed accounting release that would require FERC jurisdictional entities to recognize costs incurred in performing pipeline assessments that are a part of a pipeline integrity management program as maintenance expense in the period incurred. The proposed accounting ruling is in response to the FERC’s finding of diverse practices within the pipeline industry in accounting for pipeline assessment activities. The proposed ruling would standardize these practices. Specifically, the proposed ruling clarifies the distinction between costs for a “one-time rehabilitation project to extend the useful life of the system,” which could be capitalized, and costs for an “on-going inspection and testing or maintenance program,” which would be accounted for as maintenance and charged to expense in the period incurred.

On June 30, 2005, the FERC issued an order providing guidance to the industry on accounting for costs associated with pipeline integrity management requirements. The order is effective prospectively from January 1, 2006. Under the order, the costs to be expensed as incurred include those to: prepare a plan to implement the program; identify high consequence areas; develop and maintain a record keeping system; and inspect affected pipeline segments. The costs of modifying the pipeline to permit in-line inspections, such as installing pig launchers and receivers, are to be capitalized, as are certain costs associated with developing or enhancing computer software or adding or replacing other items of plant. The Interstate Natural Gas Association of America, referred to in this report as INGAA, sought rehearing of the FERC’s June 30 order. On September 19, 2005, the FERC denied INGAA’s request for rehearing. On December 15, 2005, INGAA filed with the United States Court of Appeals for the District of Columbia Circuit, referred to in this report as D.C. Circuit, in Docket No. 05-1426, a petition for review asking the Court whether the FERC lawfully ordered that interstate pipelines must treat certain costs incurred in complying with the Pipeline Safety Improvement Act of 2002, along with related pipeline testing costs, as expenses rather than capital items for purposes of complying with the FERC’s regulatory accounting regulations. On May 10, 2006, the Court issued an order establishing a briefing schedule. Under the schedule, INGAA filed its initial brief on June 23, 2006. Both the FERC’s and INGAA’s reply briefs have been filed. Oral argument at the D.C. Circuit was held January 16, 2007.

Due to the implementation of this FERC order on January 1, 2006, Kinder Morgan Energy Partners’ FERC-regulated natural gas pipelines expensed certain pipeline integrity management program costs that would have been capitalized. Also, beginning in the third quarter of 2006, Kinder Morgan Energy Partners’ Texas intrastate natural gas pipeline group and the operations included in Kinder Morgan Energy Partners’ Products Pipelines and CO2 business segments began recognizing certain costs incurred as part of their pipeline integrity management program as operating expense in the period incurred, and in addition, recorded an expense for costs previously capitalized during the first six months of 2006. Combined, this change did not have a material impact on our financial position. In addition, due to the fact that these amounts were not capitalized, but instead charged to expense, Kinder Morgan Energy Partners’ sustaining capital expenditures were reduced by similar amounts.

On November 25, 2003, the FERC issued Order No. 2004, adopting new Standards of Conduct to become effective February 9, 2004. Every interstate natural gas pipeline was required to file a compliance plan by that date and was required to be in full compliance with the Standards of Conduct by June 1, 2004. The primary change from existing regulation was to make such standards applicable to an interstate pipeline’s interaction with many more affiliates (termed “Energy Affiliates”), including intrastate/Hinshaw natural gas pipelines (in general, a Hinshaw pipeline is a pipeline that receives gas at or within a state boundary, is regulated by an agency of that state, and all the natural gas it transports is consumed within that state), processors and gatherers and any company involved in natural gas or electric markets (such as electric generators and electric or natural gas marketers) even if they do not ship on the affiliated interstate natural gas pipeline. Local distribution companies (“LDCs”) were excluded, however, if they do not make sales to customers not physically attached to their system. The Standards of Conduct require, among other things, separate staffing of interstate natural gas pipelines and their Energy Affiliates (but certain support functions and senior management at the central corporate level may be shared) and strict limitations on communications from an interstate natural gas pipeline to an Energy Affiliate.

On April 16, 2004, the FERC issued Order No. 2004-A. The FERC extended the effective date of the new Standards of Conduct from June 1, 2004, to September 1, 2004, and provided further clarification in several areas.

On February 19, 2004, the Kinder Morgan interstate pipelines filed exemption requests with the FERC so that affiliated Hinshaw and intrastate natural gas pipelines would not be considered Energy Affiliates. On July 21, 2004, the Kinder Morgan interstate pipelines filed additional joint requests asking for limited exemptions from certain requirements of FERC Order No. 2004 and asking for an extension of the deadline for full compliance with Order No. 2004 until 90 days after the FERC has completed action on the pipelines’ various rehearing and exemption requests. The pipelines also requested that Rocky Mountain Natural Gas Company, one of Kinder Morgan, Inc.’s wholly owned subsidiaries, be classified as an exempt LDC for purposes of Order No. 2004. These exemptions requested relief from the independent functioning and information disclosure requirements of Order No. 2004. The exemption requests proposed to treat as Energy Affiliates within the meaning of Order No. 2004 two groups of employees, (i) individuals in the Choice Gas Commodity Group within Kinder Morgan, Inc.’s Retail operations and (ii) commodity sales and purchasing personnel within Kinder Morgan Energy Partners’ Texas intrastate natural gas operations. Order No. 2004 regulations governing relationships between interstate pipelines and their Energy Affiliates would apply to relationships with these two discrete groups. Under these proposals, certain critical operating functions could continue to be shared.

On August 2, 2004, the FERC issued Order No. 2004-B. In this order, the FERC extended the effective date of the new Standards of Conduct from September 1, 2004 to September 22, 2004.

On September 20, 2004, the FERC issued an order that conditionally granted the July 21, 2004 joint requests for limited exemptions from the requirements of the Standards of Conduct described above. In that order, the FERC directed the Kinder Morgan interstate pipelines to submit compliance plans regarding these exemptions within 30 days. These compliance plans were filed on October 19, 2004 and set out certain steps taken by the Kinder Morgan interstate pipelines to assure that employees in the Choice Gas Commodity Group within Kinder Morgan Inc.’s Retail operations and the commodity sales and purchasing personnel of Kinder Morgan Energy Partners’ Texas intrastate operations do not have access to restricted interstate natural gas pipeline information or receive preferential treatment as to interstate natural gas pipeline services.

The Kinder Morgan interstate pipelines implemented compliance with the Standards of Conduct as of September 22, 2004, subject to the exemptions described above. Compliance includes, among other things, the posting of compliance procedures and organizational information for each interstate pipeline on its internet website, the posting of discount and tariff discretion information and the implementation of independent functioning for Energy Affiliates not covered by the prior paragraph (electric and natural gas gathering, processing or production affiliates).

On December 21, 2004, the FERC issued Order No. 2004-C, an order granting rehearing on certain issues and also clarifying certain provisions in the previous orders. The primary impact on the Kinder Morgan interstate pipelines from Order No. 2004-C is the granting of rehearing allowing LDCs to participate in hedging activity related to on-system sales and still qualify for exemption from being an Energy Affiliate.

By an order issued on April 19, 2005, the FERC accepted the compliance plans filed by the Kinder Morgan interstate pipelines without modification, but subject to further clarification as to the intrastate group in three areas: (i) further description of the matters the shared transmission function personnel may discuss with the commodity sales and purchasing personnel within Kinder Morgan Energy Partners’ Texas intrastate operations; (ii) additional posting of organizational information about the commodity sales and purchasing personnel within Kinder Morgan Energy Partners’ Texas intrastate operations; and (iii) clarification that the President of Kinder Morgan Energy Partners’ intrastate pipeline group has received proper training and will not be a conduit for improperly sharing transmission or customer information with the commodity sales and purchasing personnel within Kinder Morgan Energy Partners’ Texas intrastate natural gas operations. The FERC also approved treatment of Rocky Mountain Natural Gas Company as an exempt LDC.

The Kinder Morgan interstate pipelines made a compliance filing on May 18, 2005, which filing was accepted by the FERC on July 20, 2006.

On November 17, 2006, the D.C. Circuit, in Docket No. 04-1183, vacated FERC Order Nos. 2004, 2004-A, 2004-B, 2004-C, and 2004-D as applied to natural gas pipelines, and remanded these same orders back to the FERC. On January 9, 2007, the FERC issued an Interim Rule, effective January 9, 2007, in response to the D.C. Circuit’s action. In the Interim Rule, the FERC readopted the Standards of Conduct, but revised or clarified with respect to issues which had been appealed to the D.C. Circuit. Specifically, the following changes were made: (1) the Standards of Conduct apply only to the relationship between interstate natural gas transmission pipelines and their Marketing Affiliates, not their Energy Affiliates; (2) all Risk Management personnel can be shared; (3) the requirement to post discretionary tariff actions was eliminated, but interstate natural gas pipelines must still maintain a log of discretionary tariff waivers; (4) lawyers providing legal advice may be shared employees; and (5) new interstate natural gas transmission pipelines are not subject to the Standards of Conduct until they commence service. The FERC clarified that all exemptions and waivers issued under Order No. 2004 remain in effect. On January 18, 2007, the FERC issued a notice of proposed rulemaking soliciting comments on whether or not the Interim Rule should be made permanent for natural gas transmission providers.

On July 25, 2003, the FERC issued a Modification to Policy Statement stating that FERC regulated natural gas pipelines will, on a prospective basis, no longer be permitted to use gas basis differentials to price negotiated rate transactions. Effectively, we will no longer be permitted to use commodity price indices to structure transactions on our FERC regulated natural gas pipelines. Negotiated rates based on commodity price indices in existing contracts will be permitted to remain in effect until the end of the contract period for which such rates were negotiated. Moreover, in subsequent orders in individual pipeline cases, the FERC has allowed negotiated rate transactions using pricing indices so long as revenue is capped by the applicable maximum rate(s). In a FERC order on rehearing and clarification issued January 19, 2006, the FERC modified its previous policy statement and now will again permit the use of gas commodity basis differentials in negotiated rate transactions without regard to rate or revenue caps. On March 23, 2006, the FERC dismissed rehearing requests and denied requests for clarification—all related to the January 19, 2006 order.

Natural Gas Pipeline Expansion Filings

TransColorado Pipeline

On June 23, 2006, in FERC Docket No. CP06-401-000, TransColorado Gas Transmission Company (“TransColorado”) filed an application for authorization to construct and operate certain facilities comprising its proposed “Blanco-Meeker Expansion Project.” Upon implementation, this project will facilitate the transportation of up to 250,000 Dth/per day of natural gas from the Blanco Hub area in San Juan County, New Mexico through TransColorado’s existing interstate pipeline for delivery to Rockies Express Pipeline LLC at an existing point of interconnection located at the Meeker Hub in Rio Blanco County, Colorado.

Kinder Morgan Louisiana Pipeline

On September 8, 2006, in FERC Docket No. CP06-449, Kinder Morgan Louisiana Pipeline LLC filed an application with the FERC requesting approval to construct and operate the Kinder Morgan Louisiana Pipeline, an interstate natural gas pipeline. The pipeline will extend approximately 135 miles from Cheniere’s Sabine Pass liquefied natural gas terminal in Cameron Parish, Louisiana, to various delivery points in Louisiana and will provide interconnects with many other natural gas pipelines, including NGPL. The project is supported by fully subscribed capacity and long-term customer commitments with Chevron and Total. The entire approximately $500 million project is expected to be in service in the second quarter of 2009. Also on September 8, 2006, in FERC Docket No. CP06-448, NGPL requested authorization to abandon, by long-term operating lease, 200,000 Dth per day of firm capacity to Kinder Morgan Louisiana Pipeline LLC in Cameron Parish, Louisiana, where NGPL will interconnect with the project.

On January 26, 2007, the FERC issued a draft environmental impact statement (“EIS”) which addresses the potential environmental effects of the construction and operation of the Kinder Morgan Louisiana Pipeline. The draft EIS was prepared to satisfy the requirements of the National Environmental Policy Act. It concluded that approval of the proposed project would have limited adverse environmental impact. The public had until March 19, 2007 to file comments on the draft, which will be taken into account in the preparation of the final EIS. On March 15, 2007, the FERC issued a preliminary determination that the authorizations requested, subject to some minor modifications, will be in the public interest. This order does not consider or evaluate any of the environmental issues in this proceeding. Final FERC approval is dependent on a favorable environmental review.

Kinder Morgan Illinois Pipeline

On September 14, 2006, in FERC Docket No. CP06-455, Kinder Morgan Illinois Pipeline filed seeking a certificate from the FERC to acquire long-term lease capacity on NGPL and build facilities to supply transportation service for Peoples Gas Light and Coke Co., who has signed a 10-year agreement for all the capacity. The $13.3 million project would have a capacity of 360,000 Dth/day and is expected to be operational by the 2007-08 winter heating season. Also on September 14, 2006, in FERC Docket No. CP06-454, NGPL requested authorization to abandon, by long-term operating lease, 360,000 Dth per day to Kinder Morgan Illinois Pipeline LLC.

Currently, there are no material proceedings challenging the base rates (which include reservation, commodity, surcharges, fuel and gas lost and unaccounted for) on any of our natural gas pipeline systems. Nonetheless, shippers on our pipelines do have rights to challenge the rates we charge under certain circumstances prescribed by applicable statutes and regulations. There can be no assurance that we will not face challenges to the rates we receive for services on our pipeline systems in the future. In addition, since many of our assets are subject to regulation, we are subject to potential future changes in applicable rules and regulations that may have an adverse effect on our business or financial position.

17. Litigation, Environmental and Other Contingencies

Federal Energy Regulatory Commission Proceedings

SFPP, L.P.

SFPP, L.P. is the subsidiary limited partnership that owns Kinder Morgan Energy Partners’ Pacific operations, excluding CALNEV Pipe Line LLC and related terminals acquired from GATX Corporation. Tariffs charged by SFPP are subject to certain proceedings at the FERC, including shippers’ complaints regarding interstate rates on Kinder Morgan Energy Partners’ Pacific operations’ pipeline systems.

OR92-8, et al. proceedings. FERC Docket No. OR92-8-000 et al., is a consolidated proceeding that began in September 1992 and includes a number of shipper complaints against certain rates and practices on SFPP’s East Line (from El Paso, Texas to Phoenix, Arizona) and West Line (from Los Angeles, California to Tucson, Arizona), as well as SFPP’s gathering enhancement fee at Watson Station in Carson, California. The complainants in the case are El Paso Refinery, L.P. (which settled with SFPP in 1996), Chevron Products Company, Navajo Refining Company (now Navajo Refining Company, L.P.), ARCO Products Company (now part of BP West Coast Products, LLC), Texaco Refining and Marketing Inc., Refinery Holding Company LP (now named Western Refining Company, L.P.), Mobil Oil Corporation (now part of ExxonMobil Oil Corporation) and Tosco Corporation (now part of ConocoPhillips Company). The FERC has ruled that the complainants have the burden of proof in this proceeding.

In this Note, we refer to SFPP, L.P. as SFPP; CALNEV Pipe Line LLC as Calnev; Chevron Products Company as Chevron; Navajo Refining Company, L.P. as Navajo; ARCO Products Company as ARCO; BP West Coast Products, LLC as BP WCP; Texaco Refining and Marketing Inc. as Texaco; Western Refining Company, L.P. as Western Refining; Mobil Oil Corporation as Mobil; ExxonMobil Oil Corporation as ExxonMobil; Tosco Corporation as Tosco; and ConocoPhillips Company as ConocoPhillips.

A FERC administrative law judge held hearings in 1996, and issued an initial decision in September 1997. The initial decision held that all but one of SFPP’s West Line rates were “grandfathered” under the Energy Policy Act of 1992 and therefore deemed to be just and reasonable; it further held that complainants had failed to prove “substantially changed circumstances” with respect to those rates and that the rates therefore could not be challenged in the Docket No. OR92-8 et al. proceedings, either for the past or prospectively. However, the initial decision also made rulings generally adverse to SFPP on certain cost of service issues relating to the evaluation of East Line rates, which are not “grandfathered” under the Energy Policy Act. Those issues included the capital structure to be used in computing SFPP’s “starting rate base,” the level of income tax allowance SFPP may include in rates and the recovery of civil and regulatory litigation expenses and certain pipeline reconditioning costs incurred by SFPP. The initial decision also held SFPP’s Watson Station gathering enhancement service was subject to FERC jurisdiction and ordered SFPP to file a tariff for that service.

The FERC subsequently reviewed the initial decision, and issued a series of orders in which it adopted certain rulings made by the administrative law judge, changed others and modified a number of its own rulings on rehearing. Those orders began in January 1999, with FERC Opinion No. 435, and continued through June 2003.

The FERC affirmed that all but one of SFPP’s West Line rates are “grandfathered” and that complainants had failed to satisfy the threshold burden of demonstrating “substantially changed circumstances” necessary to challenge those rates. The FERC further held that the one West Line rate that was not grandfathered did not need to be reduced. The FERC consequently dismissed all complaints against the West Line rates in Docket Nos. OR92-8 et al. without any requirement that SFPP reduce, or pay any reparations for, any West Line rate.

The FERC initially modified the initial decision’s ruling regarding the capital structure to be used in computing SFPP’s “starting rate base” to be more favorable to SFPP, but later reversed that ruling. The FERC also made certain modifications to the calculation of the income tax allowance and other cost of service components, generally to SFPP’s disadvantage.

On multiple occasions, the FERC required SFPP to file revised East Line rates based on rulings made in the FERC’s various orders. SFPP was also directed to submit compliance filings showing the calculation of the revised rates, the potential reparations for each complainant and in some cases potential refunds to shippers. SFPP filed such revised East Line rates and compliance filings in March 1999, July 2000, November 2001 (revised December 2001), October 2002 and February 2003 (revised March 2003). Most of those filings were protested by particular SFPP shippers. The FERC has held that certain of the rates SFPP filed at the FERC’s directive should be reduced retroactively and/or be subject to refund; SFPP has challenged the FERC’s authority to impose such requirements in this context.

While the FERC initially permitted SFPP to recover certain of its litigation, pipeline reconditioning and environmental costs, either through a surcharge on prospective rates or as an offset to potential reparations, it ultimately limited recovery in such a way that SFPP was not able to make any such surcharge or take any such offset. Similarly, the FERC initially ruled that SFPP would not owe reparations to any complainant for any period prior to the date on which that party’s complaint was filed, but ultimately held that each complainant could recover reparations for a period extending two years prior to the filing of its complaint (except for Navajo, which was limited to one month of pre-complaint reparations under a settlement agreement with SFPP’s predecessor). The FERC also ultimately held that SFPP was not required to pay reparations or refunds for Watson Station gathering enhancement fees charged prior to filing a FERC tariff for that service.

In April 2003, SFPP paid complainants and other shippers reparations and/or refunds as required by FERC’s orders. In August 2003, SFPP paid shippers an additional refund as required by FERC’s most recent order in the Docket No. OR92-8 et al. proceedings. SFPP made aggregate payments of $44.9 million in 2003 for reparations and refunds pursuant to a FERC order.

Beginning in 1999, SFPP, the complainants and intervenor Ultramar Diamond Shamrock Corporation (now part of Valero Energy Corporation) filed petitions for review of FERC’s Docket OR92-8 et al. orders in the D.C. Circuit. Certain of those petitions were dismissed by the D.C. Circuit as premature, and the remaining petitions were held in abeyance pending completion of agency action. However, in December 2002, the D.C. Circuit returned to its active docket all petitions to review the FERC’s orders in the case through November 2001 and severed petitions regarding later FERC orders. The severed orders were held in abeyance for later consideration. In this Note, we refer to Ultramar Diamond Shamrock Corporation as Ultramar and we refer to Valero Energy Corporation as Valero.

Briefing in the D.C. Circuit was completed in August 2003, and oral argument took place on November 12, 2003. On July 20, 2004, the D.C. Circuit issued its opinion in BP West Coast Products, LLC v. Federal Energy Regulatory Commission, No. 99-1020, On Petitions for Review of Orders of the Federal Energy Regulatory Commission (BP West Coast Products, LLC v. FERC), addressing in part the tariffs of SFPP. Among other things, the court’s opinion vacated the income tax allowance portion of the FERC opinion and the order allowing recovery in SFPP’s rates for income taxes and remanded to the FERC this and other matters for further proceedings consistent with the court’s opinion. In reviewing a series of FERC orders involving SFPP, the D.C. Circuit held, among other things, that the FERC had not adequately justified its policy of providing an oil pipeline limited partnership with an income tax allowance equal to the proportion of its limited partnership interests owned by corporate partners. By its terms, the portion of the opinion addressing SFPP only pertained to SFPP and was based on the record in that case.

The D.C. Circuit held that, in the context of the Docket No. OR92-8, et al. proceedings, all of SFPP’s West Line rates were grandfathered other than the charge for use of SFPP’s Watson Station gathering enhancement facility and the rate for turbine fuel movements to Tucson under SFPP Tariff No. 18. It concluded that the FERC had a reasonable basis for concluding that the addition of a West Line origin point at East Hynes, California did not involve a new “rate” for purposes of the Energy Policy Act. It rejected arguments from West Line Shippers that certain protests and complaints had challenged West Line rates prior to the enactment of the Energy Policy Act.

The D.C. Circuit also held that complainants had failed to satisfy their burden of demonstrating substantially changed circumstances, and therefore could not challenge grandfathered West Line rates in the Docket No. OR92-8 et al. proceedings. It specifically rejected arguments that other shippers could “piggyback” on the special Energy Policy Act exception permitting Navajo to challenge grandfathered West Line rates, which Navajo had withdrawn under a settlement with SFPP.

The court remanded to the FERC the changed circumstances issue “for further consideration” in light of the court’s decision regarding SFPP’s tax allowance. While the FERC had previously held in the OR96-2 proceeding (discussed following) that the tax allowance policy should not be used as a stand-alone factor in determining when there have been substantially changed circumstances, the FERC’s May 4, 2005 income tax allowance policy statement (discussed following) may affect how the FERC addresses the changed circumstances and other issues remanded by the court.

The D.C. Circuit upheld the FERC’s rulings on most East Line rate issues; however, it found the FERC’s reasoning inadequate on some issues, including the tax allowance.

The D.C. Circuit held the FERC had sufficient evidence to use SFPP’s December 1988 stand-alone capital structure to calculate its starting rate base as of June 1985; however, it rejected SFPP arguments that would have resulted in a higher starting rate base.

The D.C. Circuit accepted the FERC’s treatment of regulatory litigation costs, including the limitation of recoverable costs and their offset against “unclaimed reparations” – that is, reparations that could have been awarded to parties that did not seek them. The court also accepted the FERC’s denial of any recovery for the costs of civil litigation by East Line shippers against SFPP based on the 1992 re-reversal of the six-inch line between Tucson and Phoenix. However, the court did not find adequate support for the FERC’s decision to allocate the limited litigation costs that SFPP was allowed to recover in its rates equally between the East Line and the West Line, and ordered the FERC to explain that decision further on remand.

The D.C. Circuit held the FERC had failed to justify its decision to deny SFPP any recovery of funds spent to recondition pipe on the East Line, for which SFPP had spent nearly $6 million between 1995 and 1998. It concluded that the FERC’s reasoning was inconsistent and incomplete, and remanded for further explanation, noting that “SFPP’s shippers are presently enjoying the benefits of what appears to be an expensive pipeline reconditioning program without sharing in any of its costs.”

The D.C. Circuit affirmed the FERC’s rulings on reparations in all respects. It held the Arizona Grocery doctrine did not apply to orders requiring SFPP to file “interim” rates, and that “FERC only established a final rate at the completion of the OR92-8 proceedings.” It held that the Energy Policy Act did not limit complainants’ ability to seek reparations for up to two years prior to the filing of complaints against rates that are not grandfathered. It rejected SFPP’s arguments that the FERC should not have used a “test period” to compute reparations, that it should have offset years in which there were underrecoveries against those in which there were overrecoveries, and that it should have exercised its discretion against awarding any reparations in this case.

The D.C. Circuit also rejected:

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Navajo’s argument that its prior settlement with SFPP’s predecessor did not limit its right to seek reparations;

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Valero’s argument that it should have been permitted to recover reparations in the Docket No. OR92-8 et al. proceedings rather than waiting to seek them, as appropriate, in the Docket No. OR96-2 et al. proceedings;

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arguments that the former ARCO and Texaco had challenged East Line rates when they filed a complaint in January 1994 and should therefore be entitled to recover East Line reparations; and

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Chevron’s argument that its reparations period should begin two years before its September 1992 protest regarding the six-inch line reversal rather than its August 1993 complaint against East Line rates.

On September 2, 2004, BP WCP, Chevron, ConocoPhillips and ExxonMobil filed a petition for rehearing and rehearing en banc asking the D.C. Circuit to reconsider its ruling that West Line rates were not subject to investigation at the time the Energy Policy Act was enacted. On September 3, 2004, SFPP filed a petition for rehearing asking the court to confirm that the FERC has the same discretion to address on remand the income tax allowance issue that administrative agencies normally have when their decisions are set aside by reviewing courts because they have failed to provide a reasoned basis for their conclusions. On October 4, 2004, the D.C. Circuit denied both petitions without further comment.

On November 2, 2004, the D.C. Circuit issued its mandate remanding the Docket No. OR92-8 proceedings to the FERC. SFPP and shipper parties subsequently filed various pleadings with the FERC regarding the proper nature and scope of the remand proceedings. On December 2, 2004, the FERC issued a Notice of Inquiry and opened a new proceeding (Docket No. PL05-5) to consider how broadly the D.C. Circuit’s ruling on the tax allowance issue in BP West Coast Products, LLC, v. FERC should affect the range of entities the FERC regulates. The FERC sought comments on whether the court’s ruling applies only to the specific facts of the SFPP proceeding, or also extends to other capital structures involving partnerships and other forms of ownership. Comments were filed by numerous parties, including the Kinder Morgan interstate natural gas pipelines, in the first quarter of 2005. On May 4, 2005, the FERC adopted a policy statement in Docket No. PL05-5, providing that all entities owning public utility assets - oil and gas pipelines and electric utilities - would be permitted to include an income tax allowance in their cost-of-service rates to reflect the actual or potential income tax liability attributable to their public utility income, regardless of the form of ownership. Any tax pass-through entity seeking an income tax allowance would have to establish that its partners or members have an actual or potential income tax obligation on the entity’s public utility income. The FERC expressed the intent to implement its policy in individual cases as they arise. The FERC’s decision in Docket No. PL05-5 has been appealed to the D.C. Circuit (discussed further below in relation to the OR96-2 proceedings). Oral argument was held on December 12, 2006, but the D.C. Circuit has not issued an opinion.

On December 17, 2004, the D.C. Circuit issued orders directing that the petitions for review relating to FERC orders issued after November 2001 in OR92-8, which had previously been severed from the main D.C. Circuit docket, should continue to be held in abeyance pending completion of the remand proceedings before the FERC. Petitions for review of orders issued in other FERC dockets have since been returned to the court’s active docket (discussed further below in relation to the OR96-2 proceedings).

On January 3, 2005, SFPP filed a petition for a writ of certiorari asking the United States Supreme Court to review the D.C. Circuit’s ruling that the Arizona Grocery doctrine does not apply to “interim” rates, and that “FERC only established a final rate at the completion of the OR92-8 proceedings.” BP WCP and ExxonMobil also filed a petition for certiorari, on December 30, 2004, seeking review of the D.C. Circuit’s ruling that there was no pending investigation of West Line rates at the time of enactment of the Energy Policy Act (and thus that those rates remained grandfathered). On April 6, 2005, the Solicitor General filed a brief in opposition to both petitions on behalf of the FERC and United States, and Navajo, ConocoPhillips, Ultramar, Valero and Western Refining filed an opposition to SFPP’s petition. SFPP filed a reply to those briefs on April 18, 2005. On May 16, 2005, the Supreme Court issued orders denying the petitions for certiorari filed by SFPP and by BP WCP and ExxonMobil.

On June 1, 2005, the FERC issued its Order on Remand and Rehearing, referred to in this report as the June 2005 Order, which addressed issues in both the OR92-8 and OR96-2 proceedings (discussed following).

With respect to the OR92-8 proceedings, the June 2005 Order ruled on several issues that had been remanded by the D.C. Circuit in BP West Coast Products, LLC v. FERC. With respect to the income tax allowance, the FERC held that its May 4, 2005 policy statement would apply in the OR92-8 and OR96-2 proceedings and that SFPP “should be afforded an income tax allowance on all of its partnership interests to the extent that the owners of those interests had an actual or potential tax liability during the periods at issue.” It directed SFPP and opposing parties to file briefs regarding the state of the existing record on those questions and the need for further proceedings. Those filings are described below in the discussion of the OR96-2 proceedings. The FERC held that SFPP’s allowable regulatory litigation costs in the OR92-8 proceedings should be allocated between the East Line and the West Line based on the volumes carried by those lines during the relevant period. In doing so, it reversed its prior decision to allocate those costs between the two lines on a 50-50 basis. The FERC affirmed its prior decision to exclude SFPP’s pipeline reconditioning costs from the cost of service in the OR92-8 proceedings, but stated that SFPP will have an opportunity to justify much of those reconditioning expenses in the OR96-2 proceedings. The FERC deferred further proceedings on the non-grandfathered West Line turbine fuel rate until completion of its review of the initial decision in Phase II of the OR96-2 proceedings. The FERC held that SFPP’s contract charge for use of the Watson Station gathering enhancement facilities was not grandfathered and required further proceedings before an administrative law judge to determine the reasonableness of that charge. Those proceedings are discussed further below.

Petitions for review of the June 2005 Order by the D.C. Circuit have been filed by SFPP, Navajo, Western Refining, BP WCP, ExxonMobil, Chevron, ConocoPhillips, Ultramar and Valero. SFPP moved to intervene in the review proceedings brought by the other parties. The proceedings before the D.C. Circuit are addressed further below.

On December 16, 2005, the FERC issued its Order on Initial Decision and on Certain Remanded Cost Issues, referred to in this report as the December 2005 Order, which provided further guidance regarding application of the FERC’s income tax allowance policy in this case, which is discussed below in connection with the OR96-2 proceedings. The December 2005 Order required SFPP to submit a revised East Line cost of service filing following FERC’s rulings regarding the income tax allowance and the ruling in the June 2005 Order regarding the allocation of litigation costs. SFPP filed interim East Line rates effective May 1, 2006 using the lower of the revised OR92-8 (1994 test year) or OR96-2 (1999 test year) rates, as adjusted for indexing through April 30, 2006. The December 2005 Order also required SFPP to calculate costs-of-service for West Line turbine fuel movements based on both a 1994 and 1999 test year and to file interim turbine fuel rates to be effective May 1, 2006, using the lower of the two test year rates as indexed through April 30, 2006. SFPP was further required to calculate estimated reparations for complaining shippers consistent with the order. As described further below, various parties filed requests for rehearing and petitions for review of the December 2005 Order.

Watson Station proceedings. The FERC’s June 2005 Order initiated a separate proceeding regarding the reasonableness of the Watson Station charge. All Watson-related issues in Docket No. OR92-8, Docket No. OR96-2 and other dockets were also consolidated in that proceeding. After discovery and the filing of prepared direct testimony, the procedural schedule was suspended while the parties pursued settlement negotiations.

On May 17, 2006, the parties entered into a settlement agreement and filed an offer of settlement with the FERC. On August 2, 2006, the FERC approved the settlement without modification and directed that it be implemented. Pursuant to the settlement, SFPP filed a new tariff, which took effect September 1, 2006, lowering SFPP’s going-forward rate to $0.003 per barrel and including certain volumetric pumping rates. SFPP also paid refunds to all shippers for the period from April 1, 1999 through August 31, 2006. Those refunds were based upon the difference between the Watson Station charge as filed in SFPP’s prior tariffs and the reduced charges set forth in the agreement.

On September 28, 2006, SFPP filed a refund report with the FERC, setting forth the refunds that had been paid and describing how the refund calculations were made. ExxonMobil protested the refund report (BP WCP also originally protested the report, but later withdrew its protest). On December 5, 2006, the FERC approved SFPP’s refund report with respect to all shippers except ExxonMobil. On December 5, 2006, the FERC remanded the ExxonMobil refund issue to the administrative law Judge for a determination as to whether additional funds were due ExxonMobil; the FERC accepted the refund report as to all other amounts and the recipients contained in the report. In February 2007, SFPP and ExxonMobil reached agreement regarding ExxonMobil’s protest of the refund report, and the protest was withdrawn. As of December 31, 2006, SFPP had made aggregate payments, including accrued interest, of $19.1 million.

For the period prior to April 1, 1999, the parties agreed to reserve for briefing issues related to whether shippers are entitled to reparations. To the extent any reparations are owed, the parties agreed on how reparations would be calculated. Initial briefs regarding the reserved legal issues were filed on November 15, 2006. Reply briefs were due on February 8, 2007, with oral argument, if convened, to occur on March 1, 2007. The scheduled issuance date for the initial decision is March 29, 2007.

On January 16, 2007, SFPP and ExxonMobil informed the presiding judge that they had reached a settlement in principle regarding the ExxonMobil refund issue.

Sepulveda proceedings. In December 1995, Texaco filed a complaint at the FERC (Docket No. OR96-2) alleging that movements on SFPP’s Sepulveda pipeline (Line Sections 109 and 110) to Watson Station, in the Los Angeles basin, were subject to the FERC’s jurisdiction under the Interstate Commerce Act, and claimed that the rate for that service was unlawful. Several other West Line shippers filed similar complaints and/or motions to intervene.

In an August 1997 order, the FERC held that the movements on the Sepulveda pipeline were subject to its jurisdiction. On October 6, 1997, SFPP filed a tariff establishing the initial interstate rate for movements on the Sepulveda pipeline at five cents per barrel. Several shippers protested that rate.

In December 1997, SFPP filed an application for authority to charge a market-based rate for the Sepulveda service, which application was protested by several parties. On September 30, 1998, the FERC issued an order finding that SFPP lacks market power in the Watson Station destination market and set a hearing to determine whether SFPP possessed market power in the origin market.

In December 2000, an administrative law judge found that SFPP possessed market power over the Sepulveda origin market. On February 28, 2003, the FERC issued an order upholding that decision. SFPP filed a request for rehearing of that order on March 31, 2003. The FERC denied SFPP’s request for rehearing on July 9, 2003.

As part of its February 28, 2003 order denying SFPP’s application for market-based ratemaking authority, the FERC remanded to the ongoing litigation in Docket No. OR96-2, et al. the question of whether SFPP’s current rate for service on the Sepulveda pipeline is just and reasonable. Hearings in this proceeding were held in February and March 2005. SFPP asserted various defenses against the shippers’ claims for reparations and refunds, including the existence of valid contracts with the shippers and grandfathering protection. In August 2005, the presiding administrative law judge issued an initial decision finding that for the period from 1993 to November 1997 (when the Sepulveda FERC tariff went into effect) the Sepulveda rate should have been lower. The administrative law judge recommended that SFPP pay reparations and refunds for alleged overcollections. SFPP filed in October 2005 a brief to the FERC taking exception to this and other portions of the initial decision.

On December 8, 2006, the FERC issued its order on the initial decision in the Sepulveda proceeding. The FERC affirmed the administrative law judge’s decision that the Sepulveda rate should have been lower but disagreed with the administrative law judge’s rulings on some aspects of the equity cost-of-capital, income tax allowances, and the recovery of SFPP’s litigation costs. The December 8 order directed SFPP to file revised Sepulveda rates for 1995 and 1996 and to submit a compliance filing estimating reparations and refunds. The compliance filing, related tariff adjustments, and requests for rehearing were made on February 7, 2007.

OR96-2; OR97-2; OR98-1. et al. proceedings. In October 1996, Ultramar filed a complaint at the FERC (Docket No. OR97-2) challenging SFPP’s West Line rates, claiming they were unjust and unreasonable and no longer subject to grandfathering.

In October 1997, ARCO, Mobil and Texaco filed a complaint at the FERC (Docket No. OR98-1) challenging the justness and reasonableness of all of SFPP’s interstate rates, raising claims against SFPP’s East and West Line rates similar to those that have been at issue in Docket Nos. OR92-8, et al. discussed above, but expanding them to include challenges to SFPP’s grandfathered interstate rates from the San Francisco Bay area to Reno, Nevada and from Portland to Eugene, Oregon - the North Line and Oregon Line. In November 1997, Ultramar filed a similar, expanded complaint (Docket No. OR98-2). Tosco filed a similar complaint in April 1998. The shippers seek both reparations and prospective rate reductions for movements on all of SFPP’s lines. The FERC accepted the complaints and consolidated them into one proceeding (Docket No. OR96-2, et al.), but held them in abeyance pending a FERC decision on review of the initial decision in Docket Nos. OR92-8, et al.

In a companion order to Opinion No. 435, the FERC gave the complainants an opportunity to amend their complaints in light of Opinion No. 435, which the complainants did in January 2000. In August 2000, Navajo and Western Refining filed complaints against SFPP’s East Line rates and Ultramar filed an additional complaint updating its pre-existing challenges to SFPP’s interstate pipeline rates. These complaints were consolidated with the ongoing proceeding in Docket No. OR96-2, et al.

A hearing in this consolidated proceeding was held from October 2001 to March 2002. A FERC administrative law judge issued his initial decision in June 2003. The initial decision found that, for the years at issue, the complainants had shown substantially changed circumstances for rates on SFPP’s West, North and Oregon Lines and for SFPP’s fee for gathering enhancement service at Watson Station and thus found that those rates should not be “grandfathered” under the Energy Policy Act of 1992. The initial decision also found that most of SFPP’s rates at issue were unjust and unreasonable.

On March 26, 2004, the FERC issued an order on the Phase I initial decision, referred to in this report as the March 2004 Order. The March 2004 Order reversed the initial decision by finding that SFPP’s rates for its North and Oregon Lines should remain “grandfathered” and amended the initial decision by finding that SFPP’s West Line rates (i) to Yuma, Tucson and CalNev, as of 1995, and (ii) to Phoenix, as of 1997, should no longer be “grandfathered” and are not just and reasonable. The FERC upheld these findings in its June 2005 Order, although it appears to have found substantially changed circumstances as to SFPP’s West Line rates on a somewhat different basis than in the March 2004 Order. The March 2004 Order did not address prospective West Line rates and whether reparations were necessary. As discussed below, those issues have been addressed in the FERC’s December 2005 Order on Phase II issues. The March 2004 Order also did not address the “grandfathered” status of the Watson Station fee, noting that it would address that issue once it was ruled on by the D.C. Circuit in its review of the FERC’s Opinion No. 435 orders; as noted above, the FERC held in its June 2005 Order that the Watson Station fee is not grandfathered. Several of the participants in the proceeding requested rehearing of the March 2004 Order. The FERC denied those requests in its June 2005 Order. In addition, several participants, including SFPP, filed petitions with the D.C. Circuit for review of the March 2004 Order. In August 2005, the FERC and SFPP jointly moved that the D.C. Circuit hold the petitions for review of the March 2004 and June 2005 Orders in abeyance due to the pendency of further action before the FERC on income tax allowance issues. In December 2005, the D.C. Circuit denied this motion and placed the petitions seeking review of the two orders on the active docket. Initial briefs to the Court were filed May 30, 2006, and final briefs were filed October 19, 2006. Oral argument was held on December 12, 2006.

On July 24, 2006, the FERC filed with the D.C. Circuit a motion for voluntary partial remand, requesting that the portion of the March 2004 and June 2005 Orders in which the FERC removed grandfathering protection from SFPP’s West Line rates and affirmed such protection for the North Line and Oregon Line rates be returned to the FERC for reconsideration in light of arguments presented by SFPP and other parties in their initial briefs. In response to the FERC’s remand motion, SFPP filed on August 1, 2006 to reinstate its West Line rates at the previous, grandfathered level effective August 2, 2006, and asked for FERC approval of such reinstatement on the ground that, pending the FERC’s reconsideration of its grandfathering rulings, the prior grandfathered rate level is the lawful rate. On August 17, 2006, the D.C. Circuit denied without prejudice the FERC’s motion for voluntary partial remand. In light of this denial, on August 31, 2006, the FERC issued an order rejecting SFPP’s August 1, 2006 filing seeking reinstatement of SFPP’s grandfathered West Line rates.

In the June 2005 Order, the FERC directed SFPP to file a brief addressing whether the records developed in the OR92-8 and OR96-2 cases were sufficient to determine SFPP’s entitlement to include an income tax allowance in its rates under the FERC’s new policy statement. On June 16, 2005, SFPP filed its brief reviewing the pertinent records in the pending cases and applicable law and demonstrating its entitlement to a full income tax allowance in its interstate rates. SFPP’s opponents in the two cases filed reply briefs contesting SFPP’s presentation. It is not possible to predict with certainty the ultimate resolution of this issue, particularly given that the FERC’s policy statement and its decision in these cases have been appealed to the federal courts.

On September 9, 2004, the presiding administrative law judge in OR96-2 issued his initial decision in the Phase II portion of this proceeding, recommending establishment of prospective rates and the calculation of reparations for complaining shippers with respect to the West Line and East Line, relying upon cost of service determinations generally unfavorable to SFPP.

In the December 2005 Order, the FERC addressed issues remanded by the D.C. Circuit in the Docket No. OR92-8 proceeding (discussed above) and the Phase II cost of service issues arising from the initial decision in Phase II of OR96-2, including income tax allowance issues arising from the briefing directed by the FERC’s June 2005 Order. The FERC directed SFPP to submit compliance filings and revised tariffs by February 28, 2006 (as extended to March 7, 2006) which were to address, in addition to the OR92-8 matters discussed above, the establishment of interim West Line rates based on a 1999 test year, indexed forward to a May 1, 2006 effective date and estimated reparations. The FERC also resolved favorably a number of methodological issues regarding the calculation of SFPP’s income tax allowance under the May 2005 policy statement and, in its compliance filings, directed SFPP to submit further information establishing the amount of its income tax allowance for the years at issue in the OR92-8 and OR96-2 proceedings.

SFPP and Navajo have filed requests for rehearing of the December 2005 Order. ExxonMobil, BP WCP, Chevron, Ultramar, and ConocoPhillips have filed petitions for review of the December 2005 Order with the D.C. Circuit. On February 13, 2006, the FERC issued an order, referred to in this report as the February 2006 Order, addressing the pending rehearing requests, granting the majority of SFPP’s requested changes regarding reparations and methodological issues. SFPP, Navajo, and other parties have filed petitions for review of the December 2005 and February 2006 Orders with the D.C. Circuit. On July 31, 2006, the D.C. Circuit held the appeals of these orders in abeyance pending further FERC action.

On March 7, 2006, SFPP filed its compliance filings and revised tariffs. Various shippers filed protests of the tariffs. On April 21, 2006, various parties submitted comments challenging aspects of the costs of service and rates reflected in the compliance filings and tariffs. On April 28, 2006, the FERC issued an order accepting SFPP’s tariffs lowering its West Line and East Line rates in conformity with the FERC’s December 2005 and February 2006 Orders. On May 1, 2006, these lower tariff rates became effective. The FERC indicated that a subsequent order would address the issues raised in the comments. On May 1, 2006, SFPP filed reply comments.

In accordance with the FERC’s December 2005 Order, rate reductions were implemented on May 1, 2006. We assume that reparations and accrued interest thereon will be paid no earlier than the second quarter of 2007; however, the timing, and nature, of any rate reductions and reparations that may be ordered will likely be affected by the final disposition of the application of the FERC’s new policy statement on income tax allowances to Kinder Morgan Energy Partners’ Pacific operations in the FERC Docket Nos. OR92-8, OR96-2, and IS05-230 proceedings.

In 2005, Kinder Morgan Energy Partners recorded an accrual of $105.0 million for an expense attributable to an increase in its reserves related to its rate case liability. Kinder Morgan Energy Partners had previously estimated the combined annual impact of the rate reductions and the payment of reparations sought by shippers would be approximately 15 cents of distributable cash flow per unit. Based on our review of the December 2005 and the February 2006 Orders, and subject to the ultimate resolution of these issues in SFPP’s compliance filings and subsequent judicial appeals, we now expect the total annual impact on Kinder Morgan Energy Partners will be less than 15 cents per unit. We estimate that the actual, partial year impact on Kinder Morgan Energy Partners’ 2006 distributable cash flow was approximately $15.7 million.

We are not able to predict with certainty the final outcome of the pending FERC proceedings involving SFPP, should they be carried through to their conclusion, or whether we can reach a settlement with some or all of the complainants. The final outcome will depend, in part, on the outcomes of the appeals of these proceedings and the OR92-8, et al. proceedings taken by SFPP, complaining shippers, and an intervenor.

Chevron complaint OR02-4 and OR03-5 proceedings. On February 11, 2002, Chevron, an intervenor in the Docket No. OR96-2, et al. proceeding, filed a complaint against SFPP in Docket No. OR02-4 along with a motion to consolidate the complaint with the Docket No. OR96-2, et al. proceeding. On May 21, 2002, the FERC dismissed Chevron’s complaint and motion to consolidate. Chevron filed a request for rehearing, which the FERC dismissed on September 25, 2002. In October 2002, Chevron filed a request for rehearing of the FERC’s September 25, 2002 Order, which the FERC denied on May 23, 2003. On July 1, 2003, Chevron filed a petition for review of this denial at the D.C. Circuit.

On July 2, 2003, Chevron filed another complaint against SFPP (OR03-5) - substantially similar to its previous complaint – and moved to consolidate the complaint with the Docket No. OR96-2, et al. proceeding. Chevron requested that this new complaint be treated as if it were an amendment to its complaint in Docket No. OR02-4, which was previously dismissed by the FERC. By this request, Chevron sought to, in effect, back-date its complaint, and claim for reparations, to February 2002. SFPP answered Chevron’s complaint on July 22, 2003, opposing Chevron’s requests. On October 28, 2003, the FERC accepted Chevron’s complaint, but held it in abeyance pending the outcome of the Docket No. OR96-2, et al. proceeding. The FERC denied Chevron’s request for consolidation and for back-dating. On November 21, 2003, Chevron filed a petition for review of the FERC’s October 28, 2003 order at the D.C. Circuit.

On August 18, 2003, SFPP filed a motion to dismiss Chevron’s petition for review in OR02-4 on the basis that Chevron lacks standing to bring its appeal and that the case is not ripe for review. Chevron answered on September 10, 2003. SFPP’s motion was pending, when the D.C. Circuit, on December 8, 2003, granted Chevron’s motion to hold the case in abeyance pending the outcome of the appeal of the Docket No. OR92-8, et al. proceeding. On January 8, 2004, the D.C. Circuit granted Chevron’s motion to have its appeal of the FERC’s decision in OR03-5 consolidated with Chevron’s appeal of the FERC’s decision in the OR02-4 proceeding. Following motions to dismiss by the FERC and SFPP, on December 10, 2004, the Court dismissed Chevron’s petition for review in Docket No. OR03-5 and set Chevron’s appeal of the FERC’s orders in OR02-4 for briefing. On January 4, 2005, the Court granted Chevron’s request to hold such briefing in abeyance until after final disposition of the OR96-2 proceeding. Chevron continues to participate in the Docket No. OR96-2 et al. proceeding as an intervenor.

Airlines OR04-3 proceeding. On September 21, 2004, America West Airlines, Inc., Southwest Airlines, Co., Northwest Airlines, Inc. and Continental Airlines, Inc. (collectively, the “Airlines”) filed a complaint against SFPP at the FERC. The Airlines’ complaint alleges that the rates on SFPP’s West Line and SFPP’s charge for its gathering enhancement service at Watson Station are not just and reasonable. The Airlines seek rate reductions and reparations for two years prior to the filing of their complaint. BP WCP and ExxonMobil, ConocoPhillips, Navajo and Chevron all filed timely motions to intervene in this proceeding. Valero Marketing and Supply Company, referred to in this Note as Valero Marketing, filed a motion to intervene one day after the deadline. SFPP answered the Airlines’ complaint on October 12, 2004. On October 29, 2004, the Airlines filed a response to SFPP’s answer and on November 12, 2004, SFPP replied to the Airlines’ response. In March and June 2005, the Airlines filed motions seeking expedited action on their complaint, and in July 2005, the Airlines filed a motion seeking to sever issues related to the Watson Station gathering enhancement fee from the OR04-3 proceeding and consolidate them in the proceeding regarding the justness and reasonableness of that fee that the FERC docketed as part of the June 2005 Order. In August 2005, the FERC granted the Airlines’ motion to sever and consolidate the Watson Station fee issues.

OR05-4 and OR05-5 proceedings. On December 22, 2004, BP WCP and ExxonMobil filed a complaint against SFPP at the FERC, which the FERC docketed as OR05-4. The complaint alleges that SFPP’s interstate rates are not just and reasonable, that certain rates found grandfathered by the FERC are not entitled to such status, and, if so entitled, that “substantially changed circumstances” have occurred, removing such protection. The complainants seek rate reductions and reparations for two years prior to the filing of their complaint and ask that the complaint be consolidated with the Airlines’ complaint in the OR04-3 proceeding. ConocoPhillips, Navajo and Western Refining all filed timely motions to intervene in this proceeding. SFPP answered the complaint on January 24, 2005.

On December 29, 2004, ConocoPhillips filed a complaint against SFPP at the FERC, which the FERC docketed as OR05-5. The complaint alleges that SFPP’s interstate rates are not just and reasonable, that certain rates found grandfathered by the FERC are not entitled to such status, and, if so entitled, that “substantially changed circumstances” have occurred, removing such protection. ConocoPhillips seeks rate reductions and reparations for two years prior to the filing of their complaint. BP WCP and ExxonMobil, Navajo and Western Refining all filed timely motions to intervene in this proceeding. SFPP answered the complaint on January 28, 2005.

On February 25, 2005, the FERC consolidated the complaints in Docket Nos. OR05-4 and OR05-5 and held them in abeyance until after the conclusion of the various pending SFPP proceedings, deferring any ruling on the validity of the complaints. On March 28, 2005, BP WCP and ExxonMobil requested rehearing of one aspect of the February 25, 2005 order; they argued that any tax allowance matters in these proceedings could not be decided in, or as a result of, the FERC’s inquiry into income tax allowance in Docket No. PL05-5. On June 8, 2005, the FERC denied the request for rehearing.

Consolidated Complaints. On February 13, 2006, the FERC consolidated the complaints in Docket Nos. OR03-5, OR05-4, and OR05-5 and set for hearing the portions of those complaints attacking SFPP’s North Line and Oregon Line rates, which rates remain grandfathered under the Energy Policy Act. A procedural schedule was established in that consolidated proceeding. The FERC also indicated in its order that it would address the remaining portions of these complaints in the context of its disposition of SFPP’s compliance filings in the OR92-8/OR96-2 proceedings. On September 5, 2006, the presiding administrative law judge suspended the procedural schedule in Docket No. OR03-5 pending a decision by the D.C. Circuit regarding various issues before the court that directly impact the Docket No. OR03-5 proceeding.

Docket No. OR07- 1 ..  On December 1, 2006, Tesoro Refining and Marketing Company, referred to in this Note as Tesoro, filed a complaint against SFPP challenging the rate that SFPP charges for interstate transportation on its North Line.  Tesoro seeks rate reductions and reparations for two years prior to the filing of the complaint. SFPP filed an answer to the complaint on January 2, 2007.  The FERC has not yet issued a ruling in Docket No. OR07-1.

Docket No. OR07-2 ..  On December 12, 2006, Tesoro filed a complaint against SFPP alleging that SFPP’s interstate West Line rates are unjust and unreasonable. Tesoro seeks rate reductions and reparations for two years prior to the filing of the complaint. SFPP filed an answer to the complaint on January 11, 2007.  The FERC has not yet issued a ruling in Docket No. OR07-2.

Docket No. OR07-3 ..  BP WCP, Chevron, ExxonMobil, Tesoro, and Valero Marketing filed a complaint and motion for summary disposition on December 20, 2006 in Docket No. OR07-3 that challenged the justness and reasonableness of SFPP’s North Line index rate increase in Docket No. IS05-327. The complaint requests refunds and reparations for shipments made under the indexed rates from July 1, 2005. SFPP filed an answer to this complaint on January 9, 2007. The FERC has not yet issued a ruling in Docket No. OR07-3.

Docket No. OR07-4 .. On January 5, 2007, BP WCP, ExxonMobil, and Chevron filed a complaint against SFPP, Kinder Morgan G.P., Inc., and Kinder Morgan, Inc. alleging that none of SFPP’s current rates or terms of service are just and reasonable under the Interstate Commerce Act. Complainants seek reparations with interest for the two years prior to the filing of this complaint.  The answer to this complaint was due on February 5, 2007.

Docket No. OR07-6 .. ConocoPhillips filed a complaint on January 9, 2007 that challenged the justness and reasonableness of SFPP’s North Line index rate increases in Docket Nos. IS05-327 and IS06-356. The complaint requests refunds and reparations for shipments made under the indexed rates from July 1, 2005. SFPP filed an answer to ConocoPhillips’ complaint, and the FERC has not yet issued a ruling in Docket No. OR07-6.

North Line rate case, IS05-230 proceeding. In April 2005, SFPP filed to increase its North Line interstate rates to reflect increased costs, principally due to the installation of replacement pipe between Concord and Sacramento, California, referred to in this Note as the Concord to Sacramento Segment. Under FERC regulations, SFPP was required to demonstrate that there was a substantial divergence between the revenues generated by its existing North Line rates and its increased costs. SFPP’s rate increase was protested by various shippers and accepted subject to refund by the FERC. A hearing was held in January and February 2006, and the presiding administrative law judge issued his initial decision on September 25, 2006.

The initial decision held that SFPP should be allowed to include in its rate base all costs associated with relocating the Concord to Sacramento Segment, but to include only 14/20ths of the cost of constructing the new line; it further held that the FERC’s policy statement on income tax allowance is inconsistent with the D.C. Circuit’s decision in BP West Coast Products, LLC v. FERC and that, therefore, SFPP should be allowed no income tax allowance. While the initial decision held that SFPP could recover its litigation costs, it otherwise made rulings generally adverse to SFPP on cost of service issues. These issues included the capital structure to be used in computing SFPP’s “starting rate base,” treatment of SFPP’s accumulated deferred income tax account, costs of debt and equity, as well as allocation of overhead. Briefs on exceptions were filed on October 25, 2006, and briefs opposing exceptions were filed on November 14, 2006. The FERC has not yet reviewed the initial decision, and it is not possible to predict the outcome of FERC or appellate review.

East Line rate case, IS06-283 proceeding. In May 2006, SFPP filed to increase its East Line interstate rates to reflect increased costs, principally due to the installation of replacement pipe between El Paso, Texas and Tucson, Arizona, significantly increasing the East Line’s capacity. Under FERC regulations, SFPP was required to demonstrate that there was a substantial divergence between the revenues generated by its existing East Line rates and its increased costs. SFPP’s rate increase was protested by various shippers and accepted subject to refund by the FERC. The FERC established an investigation and hearing before an administrative law judge. On November 22, 2006, the chief judge suspended the procedural schedule in this docket pending resolution of certain issues pending before the D.C. Circuit.

Index Increases, IS06-356, IS05-327 .. On May 27, 2005, SFPP filed to increase certain rates pursuant to the FERC’s indexing methodology. Various shippers protested, and the FERC accepted and suspended all but one of the filed tariffs, subject to SFPP’s filing of a revised Page 700 of its FERC Form 6 and subject to the outcome of various proceedings involving SFPP at the FERC. BP WCP and ExxonMobil filed for rehearing and challenged the revised Page 700 filed by SFPP. On December 12, 2005, the FERC denied the request for rehearing; this decision is currently on appeal before the D.C. Circuit. Initial briefs and final briefs have been filed, and oral argument was held on February 15, 2007.

On May 30, 2006, SFPP also filed to increase certain interstate rates pursuant to the FERC’s indexing methodology. This filing was protested, but the FERC determined that SFPP’s tariff filing was consistent with the FERC’s regulations. Certain shippers requested rehearing, which the FERC granted for further consideration on August 21, 2006. The FERC’s order has been appealed to the D.C. Circuit. On August 31, 2006, the FERC filed a motion with the D.C. Circuit to hold the case in abeyance, and SFPP and BP WCP subsequently intervened. The Court has not yet issued a ruling on the motions filed by the FERC, SFPP, and BP WCP. On December 6, 2006, the FERC rescinded the July 1, 2006 index increase to SFPP’s East Line rates and ordered SFPP to refund the East Line index increase to shippers back to the effective date of July 1, 2006. On January 5, 2007, SFPP filed a request for rehearing of the FERC’s December 6, 2006 order, but the FERC has not yet ruled on the request for rehearing.

ULSD Surcharge, IS06-508.  On August 11, 2006, SFPP filed tariffs to include a per barrel Ultra Low Sulfur Diesel (referred to in this Note as ULSD) recovery fee on all diesel products. Various shippers protested the filing, and, on September 8, 2006, the FERC accepted the tariffs, subject to refund, and established hearing procedures. SFPP has withdrawn the tariffs containing the ULSD surcharge, and the FERC vacated the procedural schedule in this docket on October 17, 2006.

Motions to Compel Payment of Interim Damages ..  On November 21, 2006, a number of SFPP shippers filed a motion with the FERC to compel SFPP and/or Kinder Morgan G.P., Inc. and/or Kinder Morgan, Inc. to pay interim damages to shippers or alternatively to put such damages in escrow pending FERC resolution of the various complaint and protest proceedings pending against SFPP. SFPP filed its response to this motion on December 6, 2006. Also on December 6, 2006, the complainants in Docket No. OR04-3 filed their own motion for interim damages and/or escrow, and SFPP filed a response to this second motion on December 21, 2006.  The FERC has not yet taken any action with respect to these pending motions.

Calnev Pipe Line LLC

Docket No. IS06-296. On May 22, 2006, Calnev filed to increase its interstate rates pursuant to the FERC’s indexing methodology applicable to oil pipelines. Calnev’s filing was protested by ExxonMobil, claiming that Calnev was not entitled to an indexing increase in its rates based on its cost of service. Calnev answered the protest. On June 29, 2006, the FERC accepted and suspended the filing, subject to refund, permitting the increased rates to go into effect on July 1, 2006. The FERC found that Calnev’s indexed rates exceeded its change in costs to a degree that warranted establishing an investigation and hearing. However, the FERC initially directed the parties to attempt to reach a settlement of the dispute before a FERC settlement judge. The settlement process is proceeding.

Docket No. OR07-5.   On January 8, 2007, ExxonMobil filed a complaint against Calnev, Kinder Morgan G.P., Inc., and Kinder Morgan, Inc. In the Calnev complaint, ExxonMobil alleges that none of Calnev’s current rates or terms of service are just and reasonable under the Interstate Commerce Act. ExxonMobil seeks reparations with interest for the two years prior to the filing of the Calnev complaint. Calnev filed an answer to the Calnev complaint on February 7, 2007.

Trailblazer Pipeline Company

On March 22, 2005, Marathon Oil Company filed a formal complaint with the FERC alleging that Trailblazer Pipeline Company violated the FERC’s Negotiated Rate Policy Statement and the Natural Gas Act by failing to offer a recourse rate option for its Expansion 2002 capacity and by charging negotiated rates higher than the applicable recourse rates. Marathon Oil Company, referred to in this Note as Marathon, requested that the FERC require Trailblazer Pipeline Company to refund all amounts paid by Marathon above Trailblazer Pipeline Company’s Expansion 2002 recourse rate since the facilities went into service in May 2002, with interest. In addition, Marathon asked the FERC to require Trailblazer Pipeline Company to bill Marathon the Expansion 2002 recourse rate for future billings. Marathon estimated that the amount of Trailblazer Pipeline Company’s refund obligation at the time of the filing was over $15 million. Trailblazer Pipeline Company filed its response to Marathon’s complaint on April 13, 2005. On May 20, 2005, the FERC issued an order denying the Marathon complaint and found that (i) Trailblazer Pipeline Company did not violate FERC policy and regulations and (ii) there is insufficient justification to initiate further action under Section 5 of the Natural Gas Act to invalidate and change the negotiated rate. On June 17, 2005, Marathon filed its Request for Rehearing of the May 20, 2005 order. On January 19, 2006, the FERC issued an order which denied Marathon’s rehearing request.

California Public Utilities Commission Proceeding

ARCO, Mobil and Texaco filed a complaint against SFPP with the California Public Utilities Commission, referred to in this Note as the CPUC, on April 7, 1997. The complaint challenges rates charged by SFPP for intrastate transportation of refined petroleum products through its pipeline system in the State of California and requests prospective rate adjustments. On October 1, 1997, the complainants filed testimony seeking prospective rate reductions aggregating approximately $15 million per year.

On August 6, 1998, the CPUC issued its decision dismissing the complainants’ challenge to SFPP’s intrastate rates. On June 24, 1999, the CPUC granted limited rehearing of its August 1998 decision for the purpose of addressing the proper ratemaking treatment for partnership tax expenses, the calculation of environmental costs and the public utility status of SFPP’s Sepulveda Line and its Watson Station gathering enhancement facilities. In pursuing these rehearing issues, complainants sought prospective rate reductions aggregating approximately $10 million per year.

On March 16, 2000, SFPP filed an application with the CPUC seeking authority to justify its rates for intrastate transportation of refined petroleum products on competitive, market-based conditions rather than on traditional, cost-of-service analysis.

On April 10, 2000, ARCO and Mobil filed a new complaint with the CPUC asserting that SFPP’s California intrastate rates are not just and reasonable based on a 1998 test year and requesting the CPUC to reduce SFPP’s rates prospectively. The amount of the reduction in SFPP rates sought by the complainants is not discernible from the complaint.

The rehearing complaint was heard by the CPUC in October 2000, and the April 2000 complaint and SFPP’s market-based application were heard by the CPUC in February 2001. All three matters stand submitted as of April 13, 2001, and resolution of these submitted matters may occur at any time.

In October 2002, the CPUC issued a resolution, referred to in this report as the Power Surcharge Resolution, approving a 2001 request by SFPP to raise its California rates to reflect increased power costs. The resolution approving the requested rate increase also required SFPP to submit cost data for 2001, 2002, and 2003, and to assist the CPUC in determining whether SFPP’s overall rates for California intrastate transportation services are reasonable. The resolution reserves the right to require refunds, from the date of issuance of the resolution, to the extent the CPUC’s analysis of cost data to be submitted by SFPP demonstrates that SFPP’s California jurisdictional rates are unreasonable in any fashion. On February 21, 2003, SFPP submitted the cost data required by the CPUC, which submittal was protested by Valero Marketing, Ultramar, BP WCP, ExxonMobil and Chevron. Issues raised by the protest, including the reasonableness of SFPP’s existing intrastate transportation rates, were the subject of evidentiary hearings conducted in December 2003 and may be resolved by the CPUC at any time.

With regard to the CPUC complaints and the Power Surcharge Resolution, we currently believe the complainants/protestants seek approximately $31 million in prospective annual tariff reductions. Based upon CPUC practice and procedure, which precludes refunds or reparations in complaints in which the complainants challenge the reasonableness of rates previously found reasonable by the CPUC (as is the case with the two pending complaints contesting the reasonableness of SFPP’s rates) except for matters which have been expressly reserved by the CPUC for further consideration (as is the case with respect to the reasonableness of the rate charged for use of the Watson Station gathering enhancement facilities), we currently believe that complainants/protestants are seeking approximately $15 million in refunds/reparations. We are not able to quantify the potential extent to which the CPUC could determine that SFPP’s existing California rates are unreasonable.

SFPP also has various, pending ratemaking matters before the CPUC that are unrelated to the above-referenced complaints and the Power Surcharge Resolution. On November 22, 2004, SFPP filed an application with the CPUC requesting a $9 million annual increase in existing intrastate rates to reflect the in-service date of SFPP’s replacement and expansion of its Concord-to-Sacramento pipeline. The requested rate increase, which automatically became effective as of December 22, 2004 pursuant to California Public Utilities Code Section 455.3, is being collected subject to refund, pending resolution of protests to the application by Valero Marketing, Ultramar, BP WCP, ExxonMobil and Chevron. Because no schedule has been established by the CPUC for addressing the issues raised by the contested rate increase application nor does any record exist upon which the CPUC could base a decision, SFPP has no basis for estimating either the prospective rate reductions or the potential refunds at issue or for establishing a date by which the CPUC is likely to render a decision regarding the application.

On January 26, 2006, SFPP filed a request for a rate increase of approximately $5.4 million annually with the CPUC, to be effective as of March 2, 2006. Protests to SFPP’s rate increase application have been filed by Tesoro, BP WCP, ExxonMobil, Southwest Airlines Company, Valero Marketing, Ultramar and Chevron, asserting that the requested rate increase is unreasonable. As a consequence of the protests, the related rate increases are being collected subject to refund. Because no schedule has been established by the CPUC for addressing the issues raised by the contested rate increase application nor does any record exist upon which the CPUC could base a decision, SFPP has no basis for estimating either the prospective rate reductions or the potential refunds at issue or for establishing a date by which the CPUC is likely to render a decision regarding the application.

On August 25, 2006, SFPP filed an application to increase rates by approximately $0.5 million annually to recover costs incurred to comply with revised Ultra Low Sulfur Diesel regulations and to offset the revenue loss associated with reduction of the Watson Station Volume Deficiency Charge (intrastate) by increasing rates on a system-wide basis by approximately $3.1 million annually to be effective as of October 5, 2006. Protests to SFPP’s rate increase application have been filed by Tesoro, BP WCP, ExxonMobil, Southwest Airlines Company, Valero Marketing, Ultramar and Chevron, asserting that the requested rate increase is unreasonable. As a consequence of the protests, the related rate increases are being collected subject to refund. Because no schedule has been established by the CPUC for addressing the issues raised by the contested rate increase application, nor does any record exist upon which the CPUC could base a decision, SFPP has no basis for estimating either the prospective rate reductions, or the potential refunds at issue, or for establishing a date by which the CPUC is likely to render a decision regarding the application.

All of the referenced pending matters before the CPUC have been consolidated and assigned to a single Administrative Law Judge. The Administrative Law Judge has referred the matters to mediation, and the mediation process is pending.

With regard to the Power Surcharge Resolution, the November 2004 rate increase application, the January 2006 rate increase application and the August 2006 rate increase application, SFPP believes the submission of the required, representative cost data required by the CPUC indicates that SFPP’s existing rates for California intrastate services remain reasonable and that no rate reductions or refunds are justified.

We believe that the resolution of such matters will not have a material adverse effect on our business or financial position.

Other Regulatory Matters

In addition to the matters described above, we may face additional challenges to our rates in the future. Shippers on our pipelines do have rights to challenge the rates we charge under certain circumstances prescribed by applicable regulations. There can be no assurance that we will not face challenges to the rates we receive for services on our pipeline systems in the future or that such challenges will not have a material adverse effect on our business or financial position. In addition, since many of our assets are subject to regulation, we are subject to potential future changes in applicable rules and regulations that may have a material adverse effect on our business or financial position.

Carbon Dioxide Litigation

Shores and First State Bank of Denton Lawsuits

Kinder Morgan CO2 Company, L.P., Kinder Morgan G.P., Inc., and Cortez Pipeline Company were among the named defendants in Shores, et al. v. Mobil Oil Corp., et al., No. GC-99-01184 (Statutory Probate Court, Denton County, Texas filed December 22, 1999) and First State Bank of Denton, et al. v. Mobil Oil Corp., et al., No. 8552-01 (Statutory Probate Court, Denton County, Texas filed March 29, 2001). These cases were originally filed as class actions on behalf of classes of overriding royalty interest owners (Shores) and royalty interest owners (Bank of Denton) for damages relating to alleged underpayment of royalties on carbon dioxide produced from the McElmo Dome Unit. Although classes were initially certified at the trial court level, appeals resulted in the decertification and/or abandonment of the class claims. On February 22, 2005, the trial judge dismissed both cases for lack of jurisdiction. Some of the individual plaintiffs in these cases re-filed their claims in new lawsuits (discussed below).

Armor/Reddy Lawsuit

On May 13, 2004, William Armor, one of the former plaintiffs in the Shores matter whose claims were dismissed by the Court of Appeals for improper venue, filed a new case alleging the same claims for underpayment of royalties against the same defendants previously sued in the Shores case, including Kinder Morgan CO2 Company, L.P. and Kinder Morgan Energy Partners, L.P. Armor v. Shell Oil Company, et al., No. 04-03559 (14th Judicial District Court, Dallas County, Texas filed May 13, 2004). Defendants filed their answers and special exceptions on June 4, 2004. The case is currently set for trial on June 11, 2007.

On May 20, 2005, Josephine Orr Reddy and Eastwood Capital, Ltd., two of the former plaintiffs in the Bank of Denton matter, filed a new case in Dallas state district court alleging the same claims for underpayment of royalties. Reddy and Eastwood Capital, Ltd. v. Shell Oil Company, et al., No. 05-5021 (193rd Judicial District Court, Dallas County, Texas filed May 20, 2005). The defendants include Kinder Morgan CO2 Company, L.P. and Kinder Morgan Energy Partners, L.P. On June 23, 2005, the plaintiff in the Armor lawsuit filed a motion to transfer and consolidate the Reddy lawsuit with the Armor lawsuit. On June 28, 2005, the court in the Armor lawsuit granted the motion to transfer and consolidate and ordered that the Reddy lawsuit be transferred and consolidated into the Armor lawsuit. The defendants filed their answer and special exceptions on August 10, 2005. The consolidated Armor/Reddy case is currently set for trial on June 11, 2007.

Bailey and Bridwell Oil Company Harris County/Southern District of Texas Lawsuit

Shell CO2 Company, Ltd., predecessor to Kinder Morgan CO2 Company, L.P., is among the named counter-claim defendants in the case originally filed as Shell Western E&P Inc. v. Gerald O. Bailey and Bridwell Oil Company; No. 98-28630 (215th Judicial District Court, Harris County, Texas filed June 17, 1998) (the “Bailey State Court Action”). The counter-claim plaintiffs are overriding royalty interest owners in the McElmo Dome Unit and have sued seeking damages for underpayment of royalties on carbon dioxide produced from the McElmo Dome Unit. In the Bailey State Court Action, the counter-claim plaintiffs asserted claims for fraud/fraudulent inducement, real estate fraud, negligent misrepresentation, breach of fiduciary duty, breach of contract, negligence, negligence per se, unjust enrichment, violation of the Texas Securities Act, and open account. The trial court in the Bailey State Court Action granted a series of summary judgment motions filed by the counter-claim defendants on all of the counter-plaintiffs’ counter-claims except for the fraud-based claims. In 2004, one of the counter-plaintiffs (Gerald Bailey) amended his counter-suit to allege purported claims as a private relator under the False Claims Act and antitrust claims. The federal government elected to not intervene in the False Claims Act counter-suit. On March 24, 2005, Bailey filed a notice of removal, and the case was transferred to federal court. Shell Western E&P Inc. v. Gerald O. Bailey and Bridwell Oil Company, No. H-05-1029 (S.D. Tex., Houston Division removed March 24, 2005) (the “Bailey Houston Federal Court Action”). Also on March 24, 2005, Bailey filed an instrument under seal in the Bailey Houston Federal Court Action that was later determined to be a motion to transfer venue of that case to the federal district court of Colorado, in which Bailey and two other plaintiffs filed another suit against Kinder Morgan CO2 Company, L.P. asserting claims under the False Claims Act. The Houston federal district judge ordered that Bailey take steps to have the False Claims Act case pending in Colorado transferred to the Bailey Houston Federal Court Action, and also suggested that the claims of other plaintiffs in other carbon dioxide litigation pending in Texas should be transferred to the Bailey Houston

Federal Court Action. In response to the court’s suggestion, the case of Gary Shores et al. v. ExxonMobil Corp. et al., No. 05-1825 (S.D. Tex., Houston Division) was consolidated with the Bailey Houston Federal Court Action on July 18, 2005. That case, in which the plaintiffs assert claims for McElmo Dome royalty underpayment, includes Kinder Morgan CO2 Company, L.P., Kinder Morgan Energy Partners, L.P., and Cortez Pipeline Company as defendants. Bailey requested the Houston federal district court to transfer the Bailey Houston Federal Court Action to the federal district court of Colorado. Bailey also filed a petition for writ of mandamus in the Fifth Circuit Court of Appeals, asking that the Houston federal district court be required to transfer the case to the federal district court of Colorado. On June 3, 2005, the Fifth Circuit Court of Appeals denied Bailey’s petition for writ of mandamus. On June 22, 2005, the Fifth Circuit denied Bailey’s petition for rehearing en banc. On September 14, 2005, Bailey filed a petition for writ of certiorari in the United States Supreme Court, which the U.S. Supreme Court denied on November 28, 2005. On November 21, 2005, the federal district court in Colorado transferred Bailey’s False Claims Act case pending in Colorado to the Houston federal district court. On November 30, 2005, Bailey filed a petition for mandamus seeking to vacate the transfer. The Tenth Circuit Court of Appeals denied the petition on December 19, 2005. The U.S. Supreme Court denied Bailey’s petition for writ of certiorari. The Houston federal district court subsequently realigned the parties in the Bailey Houston Federal Court Action and the case is now styled Gerald O. Bailey et al. v. Shell Oil Company et al. Pursuant to the Houston federal district court’s order, Bailey and the other realigned plaintiffs have filed amended complaints in which they assert claims for fraud/fraudulent inducement, real estate fraud, negligent misrepresentation, breach of fiduciary and agency duties, breach of contract and covenants, violation of the Colorado Unfair Practices Act, civil theft under Colorado law, conspiracy, unjust enrichment, and open account. Bailey also asserted claims as a private relator under the False Claims Act and for violation of federal and Colorado antitrust laws. The realigned plaintiffs seek actual damages, treble damages, punitive damages, a constructive trust and accounting, and declaratory relief. The Shell and Kinder Morgan defendants, along with Cortez Pipeline Company and ExxonMobil defendants, have filed motions for summary judgment on all claims. No current trial date is set.

Bridwell Oil Company Wichita County Lawsuit

On March 1, 2004, Bridwell Oil Company, one of the named defendants/realigned plaintiffs in the Bailey actions, filed a new matter in which it asserts claims that are virtually identical to the claims it asserts against Shell CO2 Company, Ltd. in the Bailey lawsuit. Bridwell Oil Co. v. Shell Oil Co. et al., No. 160,199-B (78th Judicial District Court, Wichita County, Texas filed March 1, 2004). The defendants in this action include Kinder Morgan CO2 Company, L.P., Kinder Morgan Energy Partners, L.P., various Shell entities, ExxonMobil entities, and Cortez Pipeline Company. On June 25, 2004, defendants filed answers, special exceptions, pleas in abatement, and motions to transfer venue back to the Harris County District Court. On January 31, 2005, the Wichita County judge abated the case pending resolution of the Bailey State Court Action. The case remains abated.

Ptasynski Colorado Federal District Court Lawsuit

On April 7, 2006, Harry Ptasynski, one of the plaintiffs in the Colorado federal action filed by Bailey under the False Claims Act (which was transferred to the Bailey Houston Federal Court Action as described above), filed suit against Kinder Morgan G.P., Inc. in Colorado federal district court. Harry Ptasynski v. Kinder Morgan G.P., Inc., No. 06-CV-00651 (LTB) (U.S. District Court for the District of Colorado). Ptasynski, who holds an overriding royalty interest at McElmo Dome, asserted claims for civil conspiracy, violation of the Colorado Organized Crime Control Act, violation of Colorado antitrust laws, violation of the Colorado Unfair Practices Act, breach of fiduciary duty and confidential relationship, violation of the Colorado Payment of Proceeds Act, fraudulent concealment, breach of contract and implied duties to market and good faith and fair dealing, and civil theft and conversion. Ptasynski sought actual damages, treble damages, forfeiture, disgorgement, and declaratory and injunctive relief. The Colorado court transferred the case to Houston federal district court, and Ptasynski subsequently sought to non-suit (voluntarily dismiss) the case. The Houston federal district court granted Ptasynski’s request to non-suit. Ptasynski also filed an appeal in the Tenth Circuit seeking to overturn the Colorado court’s order transferring the case to Houston federal district court. Harry Ptasynski v. Kinder Morgan G.P., Inc. No. 06-1231 (10th Cir.). Briefing in the appeal was completed on November 27, 2005. No oral argument has been set.

Grynberg Lawsuit

Kinder Morgan CO2 Company, L.P. and Cortez Pipeline Company were among the named defendants in Celeste C. Grynberg, et al. v. Shell Oil Company, et al., No. 98-CV-43 (Colo. Dist. Ct., Montezuma County filed March 2, 1998). This case involved claims by overriding royalty interest owners in the McElmo Dome and Doe Canyon Units seeking damages for underpayment of royalties on carbon dioxide produced from the McElmo Dome Unit, failure to develop carbon dioxide reserves at the Doe Canyon Unit, and failure to develop hydrocarbons at both McElmo Dome and Doe Canyon. The plaintiffs also possess a small working interest at Doe Canyon. Plaintiffs claimed breaches of contractual and potential fiduciary duties owed by the defendants and also alleged other theories of liability including breach of covenants, civil theft, conversion, fraud/fraudulent concealment, violation of the Colorado Organized Crime Control Act, deceptive trade practices, and violation of the Colorado Antitrust Act. In addition to actual or compensatory damages, plaintiffs sought treble damages, punitive damages, and declaratory relief relating to the Cortez Pipeline tariff and the method of calculating and paying royalties on McElmo Dome carbon dioxide. The Court denied plaintiffs’ motion for summary judgment concerning alleged underpayment of McElmo Dome overriding royalties on March 2, 2005. In August 2006, plaintiffs and defendants reached a settlement of all claims. Pursuant to the settlement, the case was dismissed with prejudice on September 27, 2006.

CO2 Claims Arbitration

Cortez Pipeline Company and Kinder Morgan CO2 Company, L.P., successor to Shell CO2 Company, Ltd., were among the named defendants in CO2 Committee, Inc. v. Shell Oil Co., et al., an arbitration initiated on November 28, 2005. The arbitration arose from a dispute over a class action settlement agreement which became final on July 7, 2003 and disposed of five lawsuits formerly pending in the U.S. District Court, District of Colorado. The plaintiffs in such lawsuits primarily included overriding royalty interest owners, royalty interest owners, and small share working interest owners who alleged underpayment of royalties and other payments on carbon dioxide produced from the McElmo Dome Unit in southwest Colorado. The settlement imposed certain future obligations on the defendants in the underlying litigation. The plaintiff in the arbitration is an entity that was formed as part of the settlement for the purpose of monitoring compliance with the obligations imposed by the settlement agreement. The plaintiff alleged that, in calculating royalty and other payments, defendants used a transportation expense in excess of what is allowed by the settlement agreement, thereby causing alleged underpayments of approximately $12 million. The plaintiff also alleged that Cortez Pipeline Company should have used certain funds to further reduce its debt, which, in turn, would have allegedly increased the value of royalty and other payments by approximately $0.5 million. Defendants denied that there was any breach of the settlement agreement. The arbitration hearing took place in Albuquerque, New Mexico on June 26-30, 2006. On August 7, 2006, the arbitration panel issued its opinion finding that defendants did not breach the settlement agreement.  On October 25, 2006, defendants in the arbitration filed an application to confirm the arbitration decision in New Mexico federal district court. On November 6, 2006, the plaintiff in the arbitration filed a motion to vacate the arbitration award in Colorado federal district court. On that same day, the plaintiff in the arbitration filed a motion to dismiss the New Mexico federal district court application for lack of jurisdiction or, alternatively, asked the New Mexico court to stay consideration of the application in favor of its motion to vacate filed in the Colorado federal district court. On January 24, 2007, the Colorado federal district court denied the plaintiff’s motion to vacate the arbitration award as moot in light of the pending application to confirm filed by defendants in New Mexico federal district court. On January 29, 2007, the New Mexico federal district court denied the plaintiff’s motion to dismiss the New Mexico application to confirm or to stay the New Mexico application.

MMS Notice of Noncompliance and Civil Penalty

On December 20, 2006, Kinder Morgan CO2 Company, L.P. received a “Notice of Noncompliance and Civil Penalty: Knowing or Willful Submission of False, Inaccurate, or Misleading Information—Kinder Morgan CO2 Company, L.P., Case No. CP07-001” from the U.S. Department of the Interior, Minerals Management Service, referred to in this report as the MMS. This Notice, and the MMS’ position that Kinder Morgan CO2 Company, L.P. has violated certain reporting obligations, relates to a disagreement between the MMS and Kinder Morgan CO2 Company, L.P. concerning the approved transportation allowance to be used in valuing McElmo Dome carbon dioxide for purposes of calculating federal royalties. In the Notice of Noncompliance and Civil Penalty, the MMS assesses civil penalties under section 109(d) of the Federal Oil and Gas Royalty Management Act of 1982, which provides that “[a]ny person who – (1) knowingly or willfully prepares, maintains, or submits false, inaccurate, or misleading reports, notices, affidavits, records, data or other written information…shall be liable for a penalty of up to $25,000.00 per violation for each day such violation continues.” The Notice of Noncompliance and Civil Penalty assesses a civil penalty of approximately $2.2 million as of December 15, 2006 (based on a penalty of $500.00 per day for each of seventeen alleged violations) for Kinder Morgan CO2 Company, L.P.’s alleged submission of false, inaccurate, or misleading information relating to the transportation allowance, and federal royalties for CO2 produced at McElmo Dome, during the period from June 2005 through October 2006. The MMS contends that false, inaccurate, or misleading information was submitted in the seventeen monthly Form 2014s containing remittance advice reflecting the royalty payments for the referenced period. The MMS contends that the 2014s were false, inaccurate or misleading because they reflected Kinder Morgan CO2 Company, L.P.’s use of the Cortez Pipeline tariff as the transportation allowance. The MMS claims that the Cortez Pipeline tariff is not the proper transportation allowance and that Kinder Morgan CO2 Company, L.P. should have used its “reasonable actual costs” calculated in accordance with certain federal product valuation regulations as amended effective June 1, 2005. The MMS has not, however, identified any royalty underpayment amount due or otherwise issued an appealable order directing that Kinder Morgan CO2 Company, L.P. pay additional royalties or calculate the federal government’s royalties in a different manner. The MMS also stated that although it considers each line of each 2014 to constitute a separate “violation,” it is limiting the violation count to the seventeen monthly 2014s submitted during the June 2005 through October 2006 period. The MMS stated that civil penalties will continue to accrue at the same rate until the alleged violations are corrected. The MMS set a due date of January 20, 2007 for Kinder Morgan CO2 Company, L.P.’s payment of the $2,234,500.00 in civil penalties, with interest to accrue daily on that amount in the event payment is not made by such date. Kinder Morgan CO2 Company, L.P. has not paid the penalty. On January 2, 2007, Kinder Morgan CO2 Company, L.P. submitted a response to the Notice of Noncompliance and Civil Penalty challenging the assessment in the Office of Hearings and Appeals of the Department of the Interior. On February 1, 2007, Kinder Morgan CO2 Company, L.P. filed a petition to stay the accrual of penalties until the dispute is resolved. On February 22, 2007, an administrative law judge of the U.S. Department of the Interior issued an order denying Kinder Morgan CO2 Company, L.P.’s petition to stay the accrual of penalties. Kinder Morgan CO2 Company, L.P. is reviewing the order of the administrative law judge and evaluating potential appellate options.

Kinder Morgan CO2 Company, L.P. disputes the Notice of Noncompliance and Civil Penalty for a number of reasons. Kinder Morgan CO2 Company, L.P. contends that use of the Cortez Pipeline tariff as the transportation allowance for purposes of calculating federal royalties was approved by the MMS in 1984. This approval was later affirmed as open-ended by the Interior Board of Land Appeals in the 1990s. Accordingly, Kinder Morgan CO2 Company, L.P. has stated to the MMS that its use of the Cortez Pipeline tariff as the approved federal transportation allowance is authorized and proper. Kinder Morgan CO2 Company, L.P. also disputes the allegation that it has knowingly or willfully submitted false, inaccurate, or misleading information to the MMS. Kinder Morgan CO2 Company, L.P.’s use of the Cortez Pipeline tariff as the approved federal transportation allowance has been the subject of extensive discussion between the parties. The MMS was, and is, fully apprised of that fact and of the royalty valuation and payment process followed by Kinder Morgan CO2 Company, L.P. generally.

As noted, the Notice of Noncompliance and Civil Penalty does not purport to identify a royalty underpayment. If, however, the MMS were to assert such a claim, the difference between the federal royalties actually paid in the June 2005 through October 2006 period and those it is thought that the government would urge as due is estimated at approximately $2.7 million. No pre-hearing hearing date or pre-hearing schedule has been set in this matter.

J. Casper Heimann, Pecos Slope Royalty Trust and Rio Petro LTD, individually and on behalf of all other private royalty and overriding royalty owners in the Bravo Dome Carbon Dioxide Unit, New Mexico similarly situated v. Kinder Morgan CO2 Company, L.P., No. 04-26-CL (8th Judicial District Court, Union County New Mexico)

This case involves a purported class action against Kinder Morgan CO2 Company, L.P. alleging that it has failed to pay the full royalty and overriding royalty (“royalty interests”) on the true and proper settlement value of compressed carbon dioxide produced from the Bravo Dome Unit in the period beginning January 1, 2000. The complaint purports to assert claims for violation of the New Mexico Unfair Practices Act, constructive fraud, breach of contract and of the covenant of good faith and fair dealing, breach of the implied covenant to market, and claims for an accounting, unjust enrichment, and injunctive relief. The purported class is comprised of current and former owners, during the period January 2000 to the present, who have private property royalty interests burdening the oil and gas leases held by the defendant, excluding the Commissioner of Public Lands, the United States of America, and those private royalty interests that are not unitized as part of the Bravo Dome Unit. The plaintiffs allege that they were members of a class previously certified as a class action by the United States District Court for the District of New Mexico in the matter Doris Feerer, et al. v. Amoco Production Company, et al., USDC N.M. Civ. No. 95-0012 (the “Feerer Class Action”). Plaintiffs allege that Kinder Morgan CO2 Company, L.P.’s method of paying royalty interests is contrary to the settlement of the Feerer Class Action. Kinder Morgan CO2 Company, L.P. filed a motion to compel arbitration of this matter pursuant to the arbitration provisions contained in the Feerer Class Action settlement agreement, which motion was denied by the trial court. Kinder Morgan CO2 Company, L.P. appealed that ruling to the New Mexico Court of Appeals. Oral arguments took place before the New Mexico Court of Appeals on March 23, 2006, and the New Mexico Court of Appeals affirmed the district court’s order on August 8, 2006. Kinder Morgan CO2 Company, L.P. filed a petition for writ of certiorari in the New Mexico Supreme Court. The New Mexico Supreme Court granted the petition on October 11, 2006. Kinder Morgan CO2 Company, L.P. filed its Brief in Chief in the New Mexico Supreme Court on December 12, 2006. No oral argument has been set.

In addition to the matters listed above, audits and administrative inquiries concerning Kinder Morgan CO2 Company, L.P.’s payments on carbon dioxide produced from the McElmo Dome Unit are currently ongoing. These audits and inquiries involve federal agencies and the State of Colorado.

Commercial Litigation Matters

Union Pacific Railroad Company Easements

SFPP and Union Pacific Railroad Company (the successor to Southern Pacific Transportation Company and referred to in this report as UPRR) are engaged in two proceedings to determine the extent, if any, to which the rent payable by SFPP for the use of pipeline easements on rights-of-way held by UPRR should be adjusted pursuant to existing contractual arrangements for each of the ten-year periods beginning January 1, 1994 and January 1, 2004 (Southern Pacific Transportation Company vs. Santa Fe Pacific Corporation, SFP Properties, Inc., Santa Fe Pacific Pipelines, Inc., SFPP, L.P., et al., Superior Court of the State of California for the County of San Francisco, filed August 31, 1994; and Union Pacific Railroad Company vs. Santa Fe Pacific Pipelines, Inc., SFPP, L.P., Kinder Morgan Operating L.P. “D”, Kinder Morgan G.P., Inc., et al., Superior Court of the State of California for the County of Los Angeles, filed July 28, 2004).

With regard to the first proceeding, covering the ten-year period beginning January 1, 1994, the trial court, on July 16, 2003, set the rent for years 1994 – 2003 at approximately $5.0 million per year as of January 1, 1994, subject to annual inflation increases throughout the ten-year period. On February 23, 2005, the California Court of Appeals affirmed the trial court’s ruling, except that it reversed a small portion of the decision and remanded it back to the trial court for determination. On remand, the trial court held that there was no adjustment to the rent relating to the portion of the decision that was reversed, but awarded Southern Pacific Transportation Company interest on rental amounts owing as of May 7, 1997.

In April 2006, SFPP paid UPRR $15.3 million in satisfaction of its rental obligations through December 31, 2003. However, SFPP does not believe that the assessment of interest awarded to Southern Pacific Transportation Company on rental amounts owing as of May 7, 1997 was proper, and SFPP sought appellate review of the interest award. In July 2006, the Court of Appeals disallowed the award of interest.

In addition, SFPP and UPRR are engaged in a second proceeding to determine the extent, if any, to which the rent payable by SFPP for the use of pipeline easements on rights-of-way held by UPRR should be adjusted pursuant to existing contractual arrangements for the ten-year period beginning January 1, 2004 (Union Pacific Railroad Company vs. Santa Fe Pacific Pipelines, Inc., SFPP, L.P., Kinder Morgan Operating L.P. “D”, Kinder Morgan G.P., Inc., et al., Superior Court of the State of California for the County of Los Angeles, filed July 28, 2004). SFPP was served with this lawsuit on August 17, 2004. The trial in this matter has commenced and is ongoing.

SFPP and UPRR are also engaged in multiple disputes over the circumstances under which SFPP must pay for a relocation of its pipeline within the UPRR right of way and the safety standards that govern relocations. SFPP believes that it must pay for relocation of the pipeline only when so required by the railroad’s common carrier operations, and in doing so, it need only comply with standards set forth in the federal Pipeline Safety Act in conducting relocations. In July 2006, a trial before a judge regarding the circumstances under which SFPP must pay for relocations concluded, and the judge determined in a preliminary statement of decision that SFPP must pay for any relocations resulting from any legitimate business purpose of the UPRR. SFPP expects to appeal any final statement of decision to this effect. In addition, UPRR contends that it has complete discretion to cause the pipeline to be relocated at SFPP’s expense at any time and for any reason, and that SFPP must comply with the more expensive American Railway Engineering and Maintenance-of-Way standards. Each party is seeking declaratory relief with respect to its positions regarding relocations.

It is difficult to quantify the effects of the outcome of these cases on SFPP because SFPP does not know UPRR’s plans for projects or other activities that would cause pipeline relocations. Even if SFPP is successful in advancing its positions, significant relocations for which SFPP must nonetheless bear the expense (i.e. for railroad purposes, with the standards in the federal Pipeline Safety Act applying) would have an adverse effect on our financial position. These effects would be even greater in the event SFPP is unsuccessful in one or more of these litigations.

RSM Production Company, et al. v. Kinder Morgan Energy Partners, L.P., et al. (Cause No. 4519, in the District Court, Zapata County Texas, 49th Judicial District).

On October 15, 2001, Kinder Morgan Energy Partners was served with the First Supplemental Petition filed by RSM Production Corporation on behalf of the County of Zapata, State of Texas and Zapata County Independent School District as plaintiffs. Kinder Morgan Energy Partners was sued in addition to 15 other defendants, including two other Kinder Morgan affiliates. Certain entities Kinder Morgan Energy Partners acquired in the Kinder Morgan Tejas acquisition are also defendants in this matter. The petition alleges that these taxing units relied on the reported volume and analyzed heating content of natural gas produced from the wells located within the appropriate taxing jurisdiction in order to properly assess the value of mineral interests in place. The suit further alleges that the defendants undermeasured the volume and heating content of that natural gas produced from privately owned wells in Zapata County, Texas. The petition further alleges that the County and School District were deprived of ad valorem tax revenues as a result of the alleged undermeasurement of the natural gas by the defendants. On December 15, 2001, the defendants filed motions to transfer venue on jurisdictional grounds. On June 12, 2003, plaintiff served discovery requests on certain defendants. On July 11, 2003, defendants moved to stay any responses to such discovery. On December 18, 2006, plaintiff filed a Notice of Non-Suit with the Zapata County District Court Clerk. With the filing of the non-suit, this matter is concluded.

United States of America, ex rel., Jack J. Grynberg v. K N Energy (Civil Action No. 97-D-1233, filed in the U.S. District Court, District of Colorado).

This action was filed on June 9, 1997 pursuant to the federal False Claims Act and involves allegations of mismeasurement of natural gas produced from federal and Indian lands. The Department of Justice has decided not to intervene in support of the action. The complaint is part of a larger series of similar complaints filed by Mr. Grynberg against 77 natural gas pipelines (approximately 330 other defendants). Certain entities Kinder Morgan Energy Partners acquired in the Kinder Morgan Tejas acquisition are also defendants in this matter. An earlier single action making substantially similar allegations against the pipeline industry was dismissed by Judge Hogan of the U.S. District Court for the District of Columbia on

grounds of improper joinder and lack of jurisdiction. As a result, Mr. Grynberg filed individual complaints in various courts throughout the country. In 1999, these cases were consolidated by the Judicial Panel for Multidistrict Litigation, and transferred to the District of Wyoming. The multidistrict litigation matter is called In Re Natural Gas Royalties Qui Tam Litigation, Docket No. 1293. Motions to dismiss were filed and an oral argument on the motion to dismiss occurred on March 17, 2000. On July 20, 2000, the United States of America filed a motion to dismiss those claims by Grynberg that deal with the manner in which defendants valued gas produced from federal leases, referred to as valuation claims. Judge Downes denied the defendant’s motion to dismiss on May 18, 2001. The United States’ motion to dismiss most of plaintiff’s valuation claims has been granted by the court. Grynberg has appealed that dismissal to the 10th Circuit, which has requested briefing regarding its jurisdiction over that appeal. Subsequently, Grynberg’s appeal was dismissed for lack of appellate jurisdiction. Discovery to determine issues related to the Court’s subject matter jurisdiction arising out of the False Claims Act is complete. Briefing has been completed and oral arguments on jurisdiction were held before the Special Master on March 17 and 18, 2005. On May 7, 2003, Grynberg sought leave to file a Third Amended Complaint, which adds allegations of undermeasurement related to carbon dioxide production. Defendants have filed briefs opposing leave to amend. Neither the Court nor the Special Master has ruled on Grynberg’s Motion to Amend.

On May 13, 2005, the Special Master issued his Report and Recommendations to Judge Downes in the In Re Natural Gas Royalties Qui Tam Litigation, Docket No. 1293. The Special Master found that there was a prior public disclosure of the mismeasurement fraud Grynberg alleged, and that Grynberg was not an original source of the allegations. As a result, the Special Master recommended dismissal of the Kinder Morgan defendants on jurisdictional grounds. On June 27, 2005, Grynberg filed a motion to modify and partially reverse the Special Master’s recommendations and the Defendants filed a motion to adopt the Special Master’s recommendations with modifications. An oral argument was held on December 9, 2005 on the motions concerning the Special Master’s recommendations.

On May 9, 2006, the Kinder Morgan defendants filed a Motion to Dismiss and a Motion for Sanctions. On October 20, 2006, the United States District Court, for the District of Wyoming, issued its Order on Report and Recommendations of Special Master. In its Order, the Court upheld the dismissal of the claims against the Kinder Morgan defendants on jurisdictional grounds, finding that Grynberg’s claims are based upon public disclosures and that Grynberg does not qualify as an original source. Grynberg has appealed this Order to the Tenth Circuit Court of Appeals. The mediation office for the Tenth Circuit Court of Appeals is involved and is consulting with the parties regarding possible settlement negotiations and will not issue a procedural schedule until these negotiations are complete. The Coordinated Defendants, which include the Kinder Morgan defendants, filed a Motion for Authorization of Taxation of Costs on December 18, 2006, and a Motion for Fees and Expenses on January 8, 2007. Grynberg filed his response brief to the Kinder Morgan Defendants’ Motion to Dismiss and Motion for Sanctions on January 5, 2007. A hearing regarding the Motion for Authorization of Taxation of Costs, Motion for Fees and Expenses, and the Kinder Morgan Defendants’ Motion to Dismiss and Motion for Sanctions is scheduled for April 24, 2007.

Weldon Johnson and Guy Sparks, individually and as Representative of Others Similarly Situated v. Centerpoint Energy, Inc. et al., No. 04-327-2 (Circuit Court, Miller County Arkansas).

On October 8, 2004, plaintiffs filed the above-captioned matter against numerous defendants including Kinder Morgan Texas Pipeline L.P.; Kinder Morgan Energy Partners, L.P.; Kinder Morgan G.P., Inc.; KM Texas Pipeline, L.P.; Kinder Morgan Texas Pipeline G.P., Inc.; Kinder Morgan Tejas Pipeline G.P., Inc.; Kinder Morgan Tejas Pipeline, L.P.; Gulf Energy Marketing, LLC; Tejas Gas, LLC; and MidCon Corp. The complaint purports to bring a class action on behalf of those who purchased natural gas from CenterPoint and certain of its affiliates from October 1, 1994 to the date of class certification.

The complaint alleges that CenterPoint Energy, Inc., by and through its affiliates, has artificially inflated the price charged to residential consumers for natural gas that it allegedly purchased from the non-CenterPoint defendants, including the above-listed Kinder Morgan entities. The complaint further alleges that in exchange for CenterPoint’s purchase of such natural gas at above market prices, the non-CenterPoint defendants, including the above-listed Kinder Morgan entities, sell natural gas to CenterPoint’s non-regulated affiliates at prices substantially below market, which in turn sells such natural gas to commercial and industrial consumers and gas marketers at market price. The complaint purports to assert claims for fraud, unlawful enrichment and civil conspiracy against all of the defendants, and seeks relief in the form of actual, exemplary and punitive damages, interest, and attorneys’ fees. The parties have recently concluded jurisdictional discovery and various defendants have filed motions arguing that the Arkansas courts lack personal jurisdiction over them. The Court denied these motions. Based on the information available to date and our preliminary investigation, the Kinder Morgan defendants believe that the claims against them are without merit and intend to defend against them vigorously.

Cannon Interests-Houston v. Kinder Morgan Texas Pipeline, L.P., No. 2005-36174 (333rd Judicial District, Harris County, Texas).

On June 6, 2005, after unsuccessful mediation, Cannon Interests sued Kinder Morgan Texas Pipeline, L.P., referred to in this report as KMTP, and alleged breach of contract for the purchase of natural gas storage capacity and for failure to pay under a profit-sharing arrangement. KMTP counterclaimed that Cannon Interests failed to provide it with five billion cubic feet of winter storage capacity in breach of the contract. The plaintiff was claiming approximately $13 million in damages. In May 2006, the parties entered into a confidential settlement that resolved all claims in this matter. The case has been dismissed.

Federal Investigation at Cora and Grand Rivers Coal Facilities

On June 22, 2005, Kinder Morgan Energy Partners announced that the Federal Bureau of Investigation is conducting an investigation related to coal terminal facilities of its subsidiaries located in Rockwood, Illinois and Grand Rivers, Kentucky. The investigation involves certain coal sales from their Cora, Illinois and Grand Rivers, Kentucky coal terminals that occurred from 1997 through 2001. During this time period, the subsidiaries sold excess coal from these two terminals for their own account, generating less than $15 million in total net sales. Excess coal is the weight gain that results from moisture absorption into existing coal during transit or storage and from scale inaccuracies, which are typical in the industry. During the years 1997 through 1999, the subsidiaries collected, and, from 1997 through 2001, the subsidiaries subsequently sold, excess coal for their own account, as they believed they were entitled to do under then-existing customer contracts.

Kinder Morgan Energy Partners has conducted an internal investigation of the allegations and discovered no evidence of wrongdoing or improper activities at these two terminals. Furthermore, it has contacted customers of these terminals during the applicable time period and has offered to share information with them regarding the excess coal sales. Over the five-year period from 1997 to 2001, the subsidiaries moved almost 75 million tons of coal through these terminals, of which less than 1.4 million tons were sold for their own account (including both excess coal and coal purchased on the open market). They have not added to their inventory of excess coal since 1999 and they have not sold coal for their own account since 2001, except for minor amounts of scrap coal. In September 2005 and subsequent thereto, it responded to a subpoena in this matter by producing a large volume of documents, which, we understand, are being reviewed by the FBI and auditors from the Tennessee Valley Authority, which is a customer of the Cora and Grand Rivers terminals. We believe that the federal authorities are also investigating coal inventory practices at one or more of our other terminals. While we have no indication of the direction of this additional investigation, our records do not reflect any sales of excess coal from our other terminals, and we are not aware of any wrongdoing or improper activities at our terminals. Kinder Morgan Energy Partners is cooperating fully with federal law enforcement authorities in this investigation, and expects several of its officers and employees to be interviewed formally by federal authorities. We do not believe there is any basis for criminal charges, and we are engaged in discussions to resolve any possible criminal charges. We do not expect that the resolution of the investigation will have a material adverse impact on our business or financial position.

Queen City Railcar Litigation

Claims asserted by residents and businesses. On August 28, 2005, a railcar containing the chemical styrene began leaking styrene gas in Cincinnati, Ohio while en route to Kinder Morgan Energy Partners’ Queen City Terminal. The railcar was sent by the Westlake Chemical Corporation from Louisiana, transported by Indiana & Ohio Railway, and consigned to Westlake at its dedicated storage tank at Queen City Terminals, Inc., a subsidiary of Kinder Morgan Bulk Terminals, Inc. The railcar leak resulted in the evacuation of many residents and the alleged temporary closure of several businesses in the Cincinnati area. Within three weeks of the incident, seven separate class action complaints were filed in the Hamilton County Court of Common Pleas, including case numbers: A0507115, A0507120, A0507121, A0507149, A0507322, A0507332, and A0507913.

On September 28, 2005, the court consolidated the complaints under consolidated case number A0507913. Concurrently, thirteen designated class representatives filed a Master Class Action Complaint against Westlake Chemical Corporation, Indiana and Ohio Railway Corporation, Queen City Terminals, Inc., Kinder Morgan Liquids Terminals, LLC, Kinder Morgan G.P., Inc. and Kinder Morgan Energy Partners, L.P. (collectively, referred to in this report as the defendants), in the Hamilton County Court of Common Pleas, case number A0507105. The complaint alleges negligence, absolute nuisance, nuisance, trespass, negligence per se, and strict liability against all defendants stemming from the styrene leak. The complaint seeks compensatory damages in excess of $25,000, punitive damages, pre and post-judgment interest, and attorney fees. The claims against the Indiana and Ohio Railway and Westlake are based generally on an alleged failure to deliver the railcar in a timely manner, which allegedly caused the styrene to become unstable and leak from the railcar. The plaintiffs allege that the Kinder Morgan entities named as defendants in the case had a legal duty to monitor the movement of the railcar en route to the Queen City Terminal and guarantee its timely arrival in a safe and stable condition.

On October 28, 2005, the Kinder Morgan entities named as defendants in the case filed an answer denying the material allegations of the complaint. On December 1, 2005, the plaintiffs filed a motion for class certification. On December 12, 2005, the Kinder Morgan entities named as defendants in the case filed a motion for an extension of time to respond to plaintiffs’ motion for class certification in order to conduct discovery regarding class certification. On February 10, 2006, the court granted the defendants’ motion for additional time to conduct class discovery.

In June 2006, the parties reached an agreement to partially settle the class action suit. On June 29, 2006, the plaintiffs filed an unopposed motion for conditional certification of a settlement class. The settlement provides for a fund of $2.0 million to distribute to residents within the evacuation zone (“Zone 1”) and residents immediately adjacent to the evacuation zone (“Zone 2”). Persons in Zones 1 and 2 reside within approximately one mile from the site of the incident. Kinder Morgan Energy Partners agreed to participate in and fund a minor percentage of the settlement. A fairness hearing occurred on August 18, 2006 for the purpose of establishing final approval of the partial settlement. The court approved the settlement, entered final judgment and certified a settlement class for Zones 1 and 2.

One member of the Zone 1 and 2 settlement class, the Estate of George W. Dameron, opted out of the settlement, and the Administratrix of the Dameron Estate filed a wrongful death lawsuit on November 15, 2006 in the Hamilton County Court of Common Pleas, Case No. A0609990. The complaint alleges that styrene exposure caused the death of Mr. Dameron. Kinder Morgan Energy Partners is not a named defendant in such lawsuit, but it is likely that Kinder Morgan Energy Partners will be joined as a defendant, in which case Kinder Morgan Energy Partners intends on vigorously defending against the estate’s claim.

Certain claims by other residents and businesses remain pending. Specifically, the Zone 1 and 2 settlement and final judgment does not apply to purported class action claims by residents in outlying geographic zones more than one mile from the site of the incident. Settlement discussions are proceeding with such residents in outlying geographic zones. In addition, the non-Kinder Morgan defendants have agreed to settle remaining claims asserted by businesses and will obtain a release of such claims favoring all defendants, including Kinder Morgan Energy Partners and its affiliates, subject to the retention by all defendants of their claims against each other for contribution and indemnity. Kinder Morgan Energy Partners expects that a claim will be asserted by other defendants against Kinder Morgan Energy Partners seeking contribution or indemnity for any settlements funded exclusively by other defendants, and Kinder Morgan Energy Partners expects to vigorously defend against any such claims.

Claims asserted by the city of Cincinnati. On September 6, 2005 and before the procedural developments in the case discussed above, the city of Cincinnati filed a complaint on behalf of itself and in parens patriae against Westlake, Indiana and Ohio Railway, Kinder Morgan Liquids Terminals, LLC, Queen City Terminals, Inc. and Kinder Morgan G.P., Inc. in the Court of Common Pleas, Hamilton County, Ohio, case number A0507323. Plaintiff’s complaint arose out of the same railcar incident discussed immediately above. The plaintiff’s complaint alleges public nuisance, negligence, strict liability, and trespass. The complaint seeks compensatory damages in excess of $25,000, punitive damages, pre and post-judgment interest, and attorney fees. On September 28, 2005, the Kinder Morgan defendants filed a motion to dismiss the parens patriae claim. On December 15, 2005, the Kinder Morgan defendants filed a motion for summary judgment seeking dismissal of the remaining aspects of the city’s complaint. Oral argument on the Kinder Morgan defendants’ motions was scheduled for December 8, 2006. At the hearing, the court referred the parties to mediation. The parties agreed to stay discovery until after the mediation, if necessary. No trial date has been established.

Leukemia Cluster Litigation

Kinder Morgan Energy Partners is a party to two wrongful death lawsuits in Nevada that allege that the plaintiffs have developed leukemia as a result of exposure to harmful substances. Based on the information available to date, Kinder Morgan Energy Partners’ own preliminary investigation, and the positive results of investigations conducted by State and Federal agencies, Kinder Morgan Energy Partners believes that the claims against it in these matters are without merit and intends to defend against them vigorously. The following is a summary of these cases.

Richard Jernee, et al. v. Kinder Morgan Energy Partners, et al., No. CV03-03482 (Second Judicial District Court, State of Nevada, County of Washoe) (“Jernee”).

On May 30, 2003, plaintiffs, individually and on behalf of Adam Jernee, filed a civil action in the Nevada State trial court against Kinder Morgan Energy Partners and several Kinder Morgan related entities and individuals and additional unrelated defendants. Plaintiffs in the Jernee matter claim that defendants negligently and intentionally failed to inspect, repair and replace unidentified segments of their pipeline and facilities, allowing “harmful substances and emissions and gases” to damage “the environment and health of human beings.” Plaintiffs claim that “Adam Jernee’s death was caused by leukemia that, in turn, is believed to be due to exposure to industrial chemicals and toxins.” Plaintiffs purport to assert claims for wrongful death, premises liability, negligence, negligence per se, intentional infliction of emotional distress, negligent infliction of emotional distress, assault and battery, nuisance, fraud, strict liability (ultra hazardous acts), and aiding and abetting, and seek unspecified special, general and punitive damages. The Jernee case has been consolidated for pretrial purposes with the Sands case (see below). Plaintiffs have filed a third amended complaint and all defendants filed motions to dismiss all causes of action excluding plaintiffs’ cause of action for negligence. Defendants also filed motions to strike portions of the complaint. By order dated May 5, 2006, the court granted defendants’ motions to dismiss as to the counts purporting to assert claims for fraud, but denied defendants’ motions to dismiss as to the remaining counts, as well as defendants’ motions to strike. Defendant Kennametal, Inc. has filed a third-party complaint naming the United States and the

United States Navy (the “United States”) as additional defendants.  In response, the United States removed the case to the United States District Court for the District of Nevada and filed a motion to dismiss the third-party complaint, which motion is currently pending.  Plaintiff has also filed a motion to dismiss the United States and/or to remand the case back to state court.  Briefing on these motions has been completed and the motions remain pending.

Floyd Sands, et al. v. Kinder Morgan Energy Partners, et al., No. CV03-05326 (Second Judicial District Court, State of Nevada, County of Washoe) (“Sands”).

On August 28, 2003, a separate group of plaintiffs, represented by the counsel for the plaintiffs in the Jernee matter, individually and on behalf of Stephanie Suzanne Sands, filed a civil action in the Nevada State trial court against Kinder Morgan Energy Partners and several Kinder Morgan related entities and individuals and additional unrelated defendants. The Kinder Morgan defendants were served with the complaint on January 10, 2004. Plaintiffs in the Sands matter claim that defendants negligently and intentionally failed to inspect, repair and replace unidentified segments of their pipeline and facilities, allowing “harmful substances and emissions and gases” to damage “the environment and health of human beings.” Plaintiffs claim that Stephanie Suzanne Sands’ death was caused by leukemia that, in turn, is believed to be due to exposure to industrial chemicals and toxins. Plaintiffs purport to assert claims for wrongful death, premises liability, negligence, negligence per se, intentional infliction of emotional distress, negligent infliction of emotional distress, assault and battery, nuisance, fraud, strict liability (ultra hazardous acts), and aiding and abetting, and seek unspecified special, general and punitive damages. The Sands case has been consolidated for pretrial purposes with the Jernee case (see above). Plaintiffs have filed a third amended complaint and all defendants filed motions to dismiss all causes of action excluding plaintiffs’ cause of action for negligence. Defendants also filed motions to strike portions of the complaint. By order dated May 5, 2006, the court granted defendants’ motions to dismiss as to the counts purporting to assert claims for fraud, but denied defendants’ motions to dismiss as to the remaining counts, as well as defendants’ motions to strike. Defendant Kennametal, Inc. has filed a third-party complaint naming the United States and the United States Navy (the “United States”) as additional defendants. In response, the United States removed the case to the United States District Court for the District of Nevada and filed a motion to dismiss the third-party complaint, which motion is currently pending. Plaintiff has also filed a motion to dismiss the United States and/or to remand the case back to state court. Briefing on these motions has been completed and the motions remain pending.

Pipeline Integrity and Releases

Walnut Creek, California Pipeline Rupture

On November 9, 2004, excavation equipment operated by Mountain Cascade, Inc., a third-party contractor on a water main installation project hired by East Bay Municipal Utility District (“EBMUD”), struck and ruptured an underground petroleum pipeline owned and operated by SFPP in Walnut Creek, California. An explosion occurred immediately following the rupture that resulted in five fatalities and several injuries to employees or contractors of Mountain Cascade. The explosion and fire also caused property damage.

On May 5, 2005, the California Division of Occupational Safety and Health (“CalOSHA”) issued two civil citations against Kinder Morgan Energy Partners relating to this incident assessing civil fines of $140,000 based upon its alleged failure to mark the location of the pipeline properly prior to the excavation of the site by the contractor. On June 27, 2005, the Office of the California State Fire Marshal, Pipeline Safety Division, referred to in this report as the CSFM, issued a notice of violation against Kinder Morgan Energy Partners which also alleged that it did not properly mark the location of the pipeline in violation of state and federal regulations. The CSFM assessed a proposed civil penalty of $0.5 million. The location of the incident was not SFPP’s work site, nor did SFPP have any direct involvement in the water main replacement project. We believe that SFPP acted in accordance with applicable law and regulations, and further that according to California law, excavators, such as the contractor on the project, must take the necessary steps (including excavating with hand tools) to confirm the exact location of a pipeline before using any power operated or power driven excavation equipment. Accordingly, we disagree with certain of the findings of CalOSHA and the CSFM, and SFPP has appealed the civil penalties while, at the same time, continuing to work cooperatively with CalOSHA and the CSFM to resolve these matters.

CalOSHA, with the assistance of the Contra Costa County District Attorney’s office, is continuing to investigate the facts and circumstances surrounding the incident for possible criminal violations. Kinder Morgan Energy Partners has been notified by the Contra Costa County District Attorney’s office that it intends to pursue criminal charges against it in connection with the Walnut Creek pipeline rupture. We have responded by reiterating our belief that the facts and circumstances do not warrant criminal charges. We are currently engaged in discussions with the Contra Costa County District Attorney’s office in an effort to resolve any possible criminal charges. In the event that we are not able to reach a resolution, we anticipate that the Contra Costa County District Attorney will pursue criminal charges, and we intend to defend such charges vigorously.

As a result of the accident, nine separate lawsuits have been filed. Each of these lawsuits is currently coordinated in Contra Costa County Superior Court. There are also several cross-complaints for indemnity between the co-defendants in the coordinated lawsuits. The majority of the cases are personal injury and wrongful death actions. These are: Knox, et al. v. Mountain Cascade, et al. (Contra Costa Sup. Ct. Case No. C 05-00281); Farley v. Mountain Cascade, et al. (Contra Costa Sup. Ct. Case No. C 05-01573); Reyes, et al. v. East Bay Municipal Utility District, et al. (Alameda Sup. Ct. Case No. RG-05-207720); Arias, et al. v. Kinder Morgan, et al. (Alameda Sup. Ct. Case No. RG-05-195567); Angeles, et al. v. Kinder Morgan, et al. (Alameda Sup. Ct. Case No. RG-05-195680); Ramos, et al. v. East Bay Municipal Utility District, et al. (Contra Costa County Superior Court Case No. C05-01840); Taylor, et al. v. East Bay Municipal Utility District, et al. (Contra Costa County Superior Court Case No. C05-02306); Becerra v. Kinder Morgan Energy Partners, L.P., et al., (Contra Costa County Superior Court Case No. C05-02451); Im, et al. v. Kinder Morgan, Inc. et al. (Contra Costa County Superior Court Case No. C05-02077); Paasch, et al. v. East Bay Municipal Utility District, et al. (Contra Costa County Superior Court Case No. C05-01844); Fuentes et al. v. Kinder Morgan, et al. (Contra Costa County Superior Court Case No. C05-02286); Berry et al. v. Kinder Morgan, et al. (Contra Costa County Superior Court Case No. C06-010524); Pena et al. v. Kinder Morgan, et al. (Contra Costa County Superior Court Case No. C06-01051); Bower et al. v. Kinder Morgan, et al. (Contra Costa County Superior Court Case No. MSC06-02129 (unserved)); and Ross et al. v. Kinder Morgan, et al. (Contra Costa County Superior Court Case No. MSC06-02299 (unserved)). These complaints all allege, among other things, that the Kinder Morgan defendants failed to properly field mark the area where the accident occurred. All of these plaintiffs sought compensatory and punitive damages. These complaints also alleged that the general contractor who struck the pipeline, Mountain Cascade, Inc. (“MCI”), and EBMUD were at fault for negligently failing to locate the pipeline. Some of these complaints also named various engineers on the project for negligently failing to draw up adequate plans indicating the bend in the pipeline. A number of these actions also named Comforce Technical Services as a defendant. Comforce supplied SFPP with temporary employees/independent contractors who performed line marking and inspections of the pipeline on behalf of SFPP. Some of these complaints also named various governmental entities—such as the City of Walnut Creek, Contra Costa County, and the Contra Costa Flood Control and Water Conservation District—as defendants.

Two of the suits are related to alleged damage to a residence near the accident site. These are: USAA v. East Bay Municipal Utility District, et al., (Contra Costa County Superior Court Case No. C05-02128); and Chabot v. East Bay Municipal Utilities District, et al., (Contra Costa Superior Court Case No. C05-02312). The remaining two suits are by MCI and the welding subcontractor, Matamoros. These are: Matamoros v. Kinder Morgan Energy Partners, L.P., et al., (Contra Costa County Superior Court Case No. C05-02349); and Mountain Cascade, Inc. v. Kinder Morgan Energy Partners, L.P., et al., (Contra Costa County Superior Court Case No. C-05-02576). Like the personal injury and wrongful death suits, these lawsuits allege, among other things, that the Kinder Morgan defendants failed to properly mark their pipeline, causing damage to these plaintiffs. The Chabot and USAA plaintiffs allege property damage, while MCI and Matamoros Welding allege damage to their business as a result of the Kinder Morgan defendants’ alleged failures, as well as indemnity and other common law and statutory tort theories of recovery.

Following court ordered mediation, the Kinder Morgan defendants have settled with plaintiffs in all of the wrongful death cases and many of the personal injury and property damages cases. These settlements have either become final by order of the court or are awaiting court approval. The cases which remain unsettled at present are the Bower, Ross, Chabot, Matamoros, and Mountain Cascade cases, as well as certain cross-claims for contribution and indemnity by and between various defendants. The parties are currently continuing discovery and court ordered mediation on the remaining cases.

Cordelia, California

On April 28, 2004, SFPP discovered a spill of diesel fuel into a marsh near Cordelia, California from a section of SFPP’s 14-inch Concord to Sacramento, California pipeline. Estimates indicated that the size of the spill was approximately 2,450 barrels. Upon discovery of the spill and notification to regulatory agencies, a unified response was implemented with the United States Coast Guard, the California Department of Fish and Game, the Office of Spill Prevention and Response and SFPP. The damaged section of the pipeline was removed and replaced, and the pipeline resumed operations on May 2, 2004. SFPP has completed recovery of diesel from the marsh and has completed an enhanced biodegradation program for removal of the remaining constituents bound up in soils. The property has been turned back to the owners for its stated purpose. There will be ongoing monitoring under the oversight of the California Regional Water Quality Control Board until the site conditions demonstrate there are no further actions required.

SFPP is currently in negotiations with the United States Environmental Protection Agency, referred to in this report as the EPA, the United States Fish & Wildlife Service, the California Department of Fish & Game and the San Francisco Regional Water Quality Control Board regarding potential civil penalties and natural resource damages assessments. Since the April 2004 release in the Suisun Marsh area near Cordelia, California, SFPP has cooperated fully with federal and state agencies and has worked diligently to remediate the affected areas. As of December 31, 2005, the remediation was substantially complete.

Oakland, California

In February 2005, Kinder Morgan Energy Partners was contacted by the U.S. Coast Guard regarding a potential release of jet fuel in the Oakland, California area. Its northern California team responded and discovered that one of Kinder Morgan Energy Partners’ product pipelines had been damaged by a third party, which resulted in a release of jet fuel which migrated to the storm drain system and the Oakland estuary. Kinder Morgan Energy Partners has coordinated the remediation of the impacts from this release, and is investigating the identity of the third party who damaged the pipeline in order to obtain contribution, indemnity, and to recover any damages associated with the rupture. The EPA, the San Francisco Bay Regional Water Quality Control Board, the California Department of Fish and Game, and possibly the County of Alameda are asserting civil penalty claims with respect to this release. Kinder Morgan Energy Partners is currently in settlement negotiations with these agencies. Kinder Morgan Energy Partners will vigorously contest any unsupported, duplicative or excessive civil penalty claims, but hopes to be able to resolve the demands by each governmental entity through out-of-court settlements.

Donner Summit, California

In April 2005, the SFPP pipeline in Northern California, which transports refined petroleum products to Reno, Nevada, experienced a failure in the line from external damage, resulting in a release of product that affected a limited area adjacent to the pipeline near the summit of Donner Pass. The release was located on land administered by the Forest Service, an agency within the U.S. Department of Agriculture. Initial remediation has been conducted in the immediate vicinity of the pipeline. All agency requirements have been met and the site will be closed upon completion of the remediation. Civil penalty claims on behalf of the EPA, the California Department of Fish and Game, and the Lahontan Regional Water Quality Control Board have been made. SFPP is currently in settlement negotiations with these agencies. SFPP will vigorously contest any unsupported, duplicative or excessive civil penalty claims, but hopes to be able to resolve the demands by each governmental entity through out-of-court settlements.

Baker, California

In November 2004, near Baker, California, the CALNEV Pipeline experienced a failure in its pipeline from external damage, resulting in a release of gasoline that affected approximately two acres of land in the high desert administered by The Bureau of Land Management, an agency within the U.S. Department of the Interior. Remediation has been conducted and continues for product in the soils. All agency requirements have been met and the site will be closed upon completion of the soil remediation. The State of California Department of Fish & Game has alleged a small natural resource damage claim that is currently under review. CALNEV expects to work cooperatively with the Department of Fish & Game to resolve this claim.

Henrico County, Virginia

On April 17, 2006, Plantation Pipe Line Company, which transports refined petroleum products across the southeastern United States and which is 51.17% owned and operated by Kinder Morgan Energy Partners, experienced a pipeline release of turbine fuel from its 12-inch pipeline. The release occurred in a residential area and impacted adjacent homes, yards and common areas, as well as a nearby stream. The released product did not ignite and there were no deaths or injuries. Plantation estimates the amount of product released to be approximately 553 barrels. Immediately following the release, the pipeline was shut down and emergency remediation activities were initiated. Remediation and monitoring activities are ongoing under the supervision of the EPA and the Virginia Department of Environmental Quality, referred to in this report as the VDEQ. In February 2007, the VDEQ proposed a civil penalty of approximately $0.8 million in this matter, and is also seeking reimbursement for oversight costs in amounts less than $0.1 million. Plantation is evaluating the VDEQ’s penalty proposal and will engage the VDEQ in settlement discussions.

Repairs to the pipeline were completed on April 19, 2006 with the approval of the United States Department of Transportation, Pipeline and Hazardous Materials Safety Administration, referred to in this report as the PHMSA, and pipeline service resumed on April 20, 2006. On April 20, 2006, the PHMSA issued a corrective action order which, among other things, requires that Plantation maintain a 20% reduction in the operating pressure along the pipeline between the Richmond and Newington, Virginia pump stations while the cause is investigated and a remediation plan is proposed and approved by PHMSA. The cause of the release is related to an original pipe manufacturing seam defect.

Dublin, California

In June 2006, near Dublin, California, the SFPP pipeline, which transports refined petroleum products to San Jose, California, experienced a leak, resulting in a release of product that affected a limited area along a recreation path known as the Iron Horse Trail. Product impacts were primarily limited to backfill of utilities crossing the pipeline. The release was located on land administered by Alameda County, California. Remediation and monitoring activities are ongoing under the supervision of The State of California Department of Fish & Game. The cause of the release was outside force damage. SFPP is currently investigating potential recovery against third parties.

Soda Springs, California

In August 2006, the SFPP pipeline, which transports refined petroleum products to Reno, Nevada, experienced a failure near Soda Springs, California, resulting in a release of product that affected a limited area along Interstate Highway 80. Product impacts were primarily limited to soil in an area between the pipeline and Interstate Highway 80. The release was located on land administered by Nevada County, California.  Remediation and monitoring activities are ongoing under the supervision of The State of California Department of Fish & Game and Nevada County. The cause of the release is currently under investigation.

Rockies Express Pipeline LLC Wyoming Construction Incident

On November 11, 2006, a bulldozer operated by an employee of Associated Pipeline Contractors, Inc, (a third-party contractor to Rockies Express Pipeline LLC, referred to in this report as REX, for construction of this segment of the new REX pipeline), struck an existing subsurface natural gas pipeline owned by Wyoming Interstate Company and operated by Colorado Interstate Gas Company, both subsidiaries of El Paso Pipeline Group. The Wyoming Interstate Company pipeline was ruptured, resulting in an explosion and fire. The incident occurred in a rural area approximately nine miles southwest of Cheyenne, Wyoming. The incident resulted in one fatality (the operator of the bulldozer) and there were no other reported injuries.

The cause of the incident is under investigation by the PHMSA, as well as the Wyoming Occupational Safety and Health Administration. Kinder Morgan Energy Partners is cooperating with both agencies. Immediately following the incident, REX and El Paso Pipeline Group reached an agreement on a set of additional enhanced safety protocols designed to prevent the reoccurrence of such an incident. Kinder Morgan Energy Partners has been contacted by attorneys representing the estate and the family of the deceased bulldozer operator regarding potential claims related to the incident. Although the internal and external investigations are currently ongoing, based upon presently available information, we believe that REX acted appropriately and in compliance with all applicable laws and regulations.

Charlotte, North Carolina’

On November 27, 2006, the Plantation Pipeline experienced a release of approximately four thousand gallons of gasoline from a Plantation Pipe Line Company block valve on a delivery line into a terminal owned by a third party company. Upon discovery of the release, Plantation immediately locked out the delivery of gasoline through that pipe to prevent further releases. Product had flowed onto the surface and into a nearby stream, which is a tributary of Paw Creek, and resulted in loss of fish and other biota. Product recovery and remediation efforts were implemented immediately, including removal of product from the stream. Remediation efforts are continuing under the direction of the North Carolina Department of Environment and Natural Resources, referred to in this report as the NCDENR, which issued a Notice of Violation and Recommendation of Enforcement against Plantation on January 8, 2007. Plantation continues to cooperate fully with the NCDENR, but does not believe that a penalty is warranted given the quality of Plantation’s response efforts. The line was repaired and put back into service within a few days.

Proposed Office of Pipeline Safety Civil Penalty and Compliance Order

On July 15, 2004, the PHMSA issued a proposed civil penalty and proposed compliance order concerning alleged violations of certain federal regulations concerning Kinder Morgan Energy Partners’ products pipeline integrity management program. The violations alleged in the proposed order are based upon the results of inspections of Kinder Morgan Energy Partners’ integrity management program at its products pipelines facilities in Orange, California and Doraville, Georgia conducted in April and June of 2003, respectively. PHMSA sought to have Kinder Morgan Energy Partners implement a number of changes to its integrity management program and also sought to impose a proposed civil penalty of approximately $0.3 million. An administrative hearing was held on April 11 and 12, 2005, and a final order was issued on June 26, 2006. Kinder Morgan Energy Partners has already addressed most of the concerns identified by PHMSA and continues to work with them to ensure that its integrity management program satisfies all applicable regulations. However, Kinder Morgan Energy Partners is seeking clarification for portions of this order and has received an extension of time to allow for discussions. Along with the extension, Kinder Morgan Energy Partners reserved its right to seek reconsideration if needed. We have established a reserve for the $0.3 million proposed civil penalty. Subsequent to the 2004 inspection and order, most if not all findings have been addressed. We are currently waiting for the final report from PHMSA’s 2006 reinspection of our Integrity Management Plan and we expect positive findings. This matter is not expected to have a material impact on our business or financial position.

Pipeline and Hazardous Materials Safety Administration Corrective Action Order

On August 26, 2005, Kinder Morgan Energy Partners announced that it had received a corrective action order issued by the PHMSA. The corrective order instructs Kinder Morgan Energy Partners to comprehensively address potential integrity threats along the pipelines that comprise its Pacific operations. The corrective order focused primarily on eight pipeline incidents, seven of which occurred in the State of California. The PHMSA attributed five of the eight incidents to “outside force damage,” such as third-party damage caused by an excavator or damage caused during pipeline construction.

Following the issuance of the corrective order, Kinder Morgan Energy Partners engaged in cooperative discussions with the PHMSA and reached an agreement in principle on the terms of a consent agreement with the PHMSA, subject to the PHMSA’s obligation to provide notice and an opportunity to comment on the consent agreement to appropriate state officials pursuant to 49 USC Section 60112(c).  This comment period closed on March 26, 2006.

On April 10, 2006, Kinder Morgan Energy Partners announced the final consent agreement, which will, among other things, require Kinder Morgan Energy Partners to perform a thorough analysis of recent pipeline incidents, provide for a third-party independent review of its operations and procedural practices, and restructure its internal inspections program.  Furthermore, Kinder Morgan Energy Partners has reviewed all of its policies and procedures and is currently implementing various measures to strengthen its integrity management program, including a comprehensive evaluation of internal inspection technologies and other methods to protect its pipelines. Kinder Morgan Energy Partners expects to spend approximately $90 million on pipeline integrity activities for its Pacific operations’ pipelines over the next five years. Of that amount, approximately $26 million is related to this consent agreement. Currently, Kinder Morgan Energy Partners has made all submittals required by the agreement schedule and all submittals have been found to be acceptable. We do not expect that Kinder Morgan Energy Partners’ compliance with the consent agreement will have a material adverse effect on our business or financial position.

Maricopa County, Arizona Order of Abatement by Consent

On December 29, 2006, Kinder Morgan Energy Partners received and executed an order of abatement by consent and settlement in the amount of $0.2 million with Maricopa County Air Quality Department relating to several notices of violations associated with its Pacific operations’ pipeline terminal in Phoenix, Arizona.

General

Although no assurances can be given, we believe that we have meritorious defenses to all of these actions. Furthermore, to the extent an assessment of the matter is possible, if it is probable that a liability has been incurred and the amount of loss can be reasonably estimated, we believe that we have established an adequate reserve to cover potential liability. We also believe that these matters will not have a material adverse effect on our business or financial position.

Environmental Matters

Exxon Mobil Corporation v. GATX Corporation, Kinder Morgan Liquids Terminals, Inc. and ST Services, Inc.

On April 23, 2003, Exxon Mobil Corporation filed a complaint in the Superior Court of New Jersey, Gloucester County. Kinder Morgan Energy Partners filed its answer to the complaint on June 27, 2003, in which it denied ExxonMobil’s claims and allegations as well as included counterclaims against ExxonMobil. The lawsuit relates to environmental remediation obligations at a Paulsboro, New Jersey liquids terminal owned by ExxonMobil from the mid-1950s through November 1989, by GATX Terminals Corp. from 1989 through September 2000, and owned currently by ST Services, Inc. Prior to selling the terminal to GATX Terminals, ExxonMobil performed the environmental site assessment of the terminal required prior to sale pursuant to state law. During the site assessment, ExxonMobil discovered items that required remediation and the New Jersey Department of Environmental Protection issued an order that required ExxonMobil to perform various remediation activities to remove hydrocarbon contamination at the terminal. ExxonMobil, we understand, is still remediating the site and has not been removed as a responsible party from the state’s cleanup order; however, ExxonMobil claims that the remediation continues because of GATX Terminals’ storage of a fuel additive, MTBE, at the terminal during GATX Terminals’ ownership of the terminal. When GATX Terminals sold the terminal to ST Services, the parties indemnified one another for certain environmental matters. When GATX Terminals was sold to Kinder Morgan Energy Partners, GATX Terminals’ indemnification obligations, if any, to ST Services may have passed to Kinder Morgan Energy Partners. Consequently, at issue is any indemnification obligation Kinder Morgan Energy Partners may owe to ST Services for environmental remediation of MTBE at the terminal. The complaint seeks any and all damages related to remediating MTBE at the terminal, and, according to the New Jersey Spill Compensation and Control Act, treble damages may be available for actual dollars incorrectly spent by the successful party in the lawsuit for remediating MTBE at the terminal. The parties have completed limited discovery. In October 2004, the judge assigned to the case dismissed himself from the case based on a conflict, and the new judge has ordered the parties to participate in mandatory mediation. The parties participated in a mediation on November 2, 2005, but no resolution was reached regarding the claims set out in the lawsuit. At this time, the mediation judge is working with a technical consultant and reviewing reports of scientific studies conducted at the site. We anticipate that there will be another mediation session during the second quarter of 2007.

The City of Los Angeles v. Kinder Morgan Energy Partners, L.P.; Kinder Morgan Liquids Terminals LLC; Kinder Morgan Tank Storage Terminals LLC; Continental Oil Company; Chevron Corporation, California Superior Court, County of Los Angeles, Case No. NC041463.

Kinder Morgan Energy Partners and some of its subsidiaries are defendants in a lawsuit filed in 2005 captioned The City of Los Angeles v. Kinder Morgan Energy Partners, L.P.; Kinder Morgan Liquids Terminals LLC; Kinder Morgan Tank Storage Terminals LLC; Continental Oil Company; Chevron Corporation, California Superior Court, County of Los Angeles, Case No. NC041463. This suit involves claims for environmental cleanup costs and rent at the former Los Angeles Marine Terminal in the Port of Los Angeles. Plaintiff alleges that terminal cleanup costs could approach $18 million; however, we believe that the cleanup costs should be substantially less, and that cleanup costs must be apportioned among all the parties to the litigation. Plaintiff also alleges that it is owed approximately $2.8 million in past rent and an unspecified amount for future rent; however, we believe that previously paid rents will offset some of the plaintiff’s rent claim and that we have certain defenses to the payment of rent allegedly owed. The lawsuit is set for trial in October 2007.

Currently, this lawsuit is still in a preliminary stage of discovery, and the parties to the lawsuit have engaged environmental consultants to investigate environmental conditions at the terminal and to consider remedial options for those conditions. The California Regional Water Quality Control Board is the regulatory agency overseeing the environmental investigation and expected remedial work at the terminal, having issued formal directives to Kinder Morgan Energy Partners, Plaintiff and the other defendants in the lawsuit to investigate terminal contamination and to propose a remedial action plan to address that contamination. We are supporting a lower cost cleanup that will meet state and federal regulatory requirements. We will vigorously defend these matters and believe that the outcome will not have a material adverse effect on us.

Other Environmental

Kinder Morgan Transmix Company has been in discussions with the EPA regarding allegations by the EPA that it violated certain provisions of the Clean Air Act and the Resource Conservation & Recovery Act. Specifically, the EPA claims that Transmix failed to comply with certain sampling protocols at its Indianola, Pennsylvania transmix facility in violation of the Clean Air Act’s provisions governing fuel. The EPA further claims that Transmix improperly accepted hazardous waste at its transmix facility in Indianola. Finally, the EPA claims that Transmix failed to obtain batch samples of gasoline produced at its Hartford (Wood River), Illinois facility in 2004. In addition to injunctive relief that would require Transmix to maintain additional oversight of its quality assurance program at all of its transmix facilities, the EPA is seeking monetary penalties of $0.6 million.

We are subject to environmental cleanup and enforcement actions from time to time. In particular, the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) generally imposes joint and several liability for cleanup and enforcement costs on current or predecessor owners and operators of a site, among others, without regard to fault or the legality of the original conduct. Our operations are also subject to federal, state and local laws and regulations relating to protection of the environment. Although we believe our operations are in substantial compliance with applicable environmental law and regulations, risks of additional costs and liabilities are inherent in pipeline, terminal and carbon dioxide field and oil field operations, and there can be no assurance that we will not incur significant costs and liabilities. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from our operations, could result in substantial costs and liabilities to us.

We are currently involved in several governmental proceedings involving air, water and waste violations issued by various governmental authorities related to compliance with environmental regulations. As we receive notices of non-compliance, we negotiate and settle these matters. We do not believe that these violations will have a material adverse affect on our business.

We are also currently involved in several governmental proceedings involving groundwater and soil remediation efforts under administrative orders or related state remediation programs issued by various regulatory authorities related to compliance with environmental regulations associated with our assets. We have established a reserve to address the costs associated with the cleanup.

In addition, we are involved with and have been identified as a potentially responsible party in several federal and state superfund sites. Environmental reserves have been established for those sites where our contribution is probable and reasonably estimable. In addition, we are from time to time involved in civil proceedings relating to damages alleged to have occurred as a result of accidental leaks or spills of refined petroleum products, natural gas liquids, natural gas and carbon dioxide.

See “Pipeline Integrity and Ruptures” above for information with respect to the environmental impact of recent ruptures of some of our pipelines.

Although no assurance can be given, we believe that the ultimate resolution of the environmental matters set forth in this note will not have a material adverse effect on our business, financial position, results of operations or cash flows. However, we are not able to reasonably estimate when the eventual settlements of these claims will occur. Many factors may change in the future affecting our reserve estimates, such as regulatory changes, groundwater and land use near our sites, and changes in cleanup technology. As of December 31, 2006, we have accrued an environmental reserve of $61.6 million.

We are a defendant in various lawsuits arising from the day-to-day operations of our businesses. Although no assurance can be given, we believe, based on our experiences to date, that the ultimate resolution of such items will not have a material adverse impact on our business or financial position.

18. Recent Accounting Pronouncements

On September 15, 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement defines fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. It addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under generally accepted accounting principles and, as a result, there is now a common definition of fair value to be used throughout generally accepted accounting principles.

This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements; however, for some entities the application of this Statement will change current practice. The changes to current practice resulting from the application of this Statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements.

This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 (January 1, 2008 for us), and interim periods within those fiscal years. This Statement is to be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, with certain exceptions. The disclosure requirements of this Statement are to be applied in the first interim period of the fiscal year in which this Statement is initially applied. We are currently reviewing the effects of this Statement.

On September 29, 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statement Nos. 87, 88, 106 and 132(R). This Statement requires an employer to:

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recognize the overfunded or underfunded status of a defined benefit pension plan or postretirement benefit plan (other than a multiemployer plan) as an asset or liability in its statement of financial position;

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measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year (with limited exceptions), and to disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition assets or obligations; and

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recognize changes in the funded status of a plan in the year in which the changes occur through comprehensive income.

Past accounting standards only required an employer to disclose the complete funded status of its plans in the notes to the financial statements. Recognizing the funded status of a company’s benefit plans as a net liability or asset on its balance sheet will require an offsetting adjustment to “Accumulated other comprehensive income/loss” in shareholders’ equity. SFAS No. 158 does not change how pensions and other postretirement benefits are accounted for and reported in the income statement—companies will continue to follow the existing guidance in previous accounting standards. Accordingly, the amounts to be recognized in “Accumulated other comprehensive income/loss” representing unrecognized gains/losses, prior service costs/credits, and transition assets/obligations will continue to be amortized under the existing guidance. Those amortized amounts will continue to be reported as net periodic benefit cost in the income statement. Prior to SFAS No. 158, those unrecognized amounts were only disclosed in the notes to the financial statements.

According to the provisions of this Statement, an employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit pension plan or postretirement benefit plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006 (December 31, 2006 for us). In the year that the recognition provisions of this Statement are initially applied, an employer is required to disclose, in the notes to the annual financial statements, the incremental effect of applying this Statement on individual line items in the year-end statement of financial position. For us, the adoption of this part of SFAS No. 158 did not have a material effect on our statement of financial position as of December 31, 2006. For more information on our pensions and other post-retirement benefit plans, and our disclosures regarding the provisions of this Statement, please see Note 11.

In addition, the requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008 (December 31, 2008 for us). In the year that the measurement date provisions of this Statement are initially applied, a business entity is required to disclose the separate adjustments of retained earnings and “Accumulated other comprehensive income/loss” from applying this Statement. While earlier application of the recognition of measurement date provisions is allowed, we have opted not to adopt this part of the Statement early.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 108. This Bulletin requires a “dual approach” for quantifications of errors using both a method that focuses on the income statement impact, including the cumulative effect of prior years’ misstatements, and a method that focuses on the period-end balance sheet. For us, SAB No. 108 was effective January 1, 2007. The adoption of this Bulletin did not have a material impact on our consolidated financial statements, and we will apply this guidance prospectively.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation was effective for fiscal years beginning after December 15, 2006 (January 1, 2007 for us). We do not expect the adoption of this Interpretation to have a material impact on our consolidated financial statements.

In June 2006, the FASB ratified the consensuses reached by the Emerging Issues Task Force on EITF 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That is, Gross versus Net Presentation). According to the provisions of EITF 06-3:

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taxes assessed by a governmental authority that are directly imposed on a revenue-producing transaction between a seller and a customer may include, but are not limited to, sales, use, value added, and some excise taxes; and

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that the presentation of such taxes on either a gross (included in revenues and costs) or a net (excluded from revenues) basis is an accounting policy decision that should be disclosed pursuant to Accounting Principles Board Opinion No. 22 (as amended), Disclosure of Accounting Policies. In addition, for any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. The disclosure of those taxes can be done on an aggregate basis.

EITF 06-3 should be applied to financial reports for interim and annual reporting periods beginning after December 15, 2006 (January 1, 2007 for us). Because the provisions of EITF 06-3 require only the presentation of additional disclosures, we do not expect the adoption of EITF 06-3 to have an effect on our consolidated financial statements.

On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This Statement provides companies with an option to report selected financial assets and liabilities at fair value. The Statement’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. The Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.

SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. The Statement does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157, discussed above, and SFAS No. 107 Disclosures about Fair Value of Financial Instruments.

This Statement is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007 (January 1, 2008 for us). Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157. We are currently reviewing the effects of this Statement.